Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-199011

EXCHANGE OFFER BY UBS GROUP AG

FOR THE ORDINARY SHARES OF UBS AG

UBS AG (“UBS”) proposes to its shareholders to establish a new holding company, UBS Group AG (“UBS Group”). To implement this proposal, UBS Group, a wholly owned subsidiary of UBS, is conducting an exchange offer to acquire any and all issued ordinary shares of UBS (“UBS Shares”) in exchange for registered shares of UBS Group (“UBS Group Shares”).

Under the terms of the exchange offer, every UBS Share validly tendered in, and not withdrawn from, the exchange offer will be exchanged for one UBS Group Share. The exchange offer is comprised of separate offers (respectively, the “U.S. offer” and the “Swiss offer”, and collectively, the “exchange offer”). The U.S. offer is being made to all holders of UBS Shares located in the United States pursuant to this offer to exchange/prospectus and the related letter of transmittal and acceptance form. The Swiss offer is being made to all holders of UBS Shares, wherever located, in accordance with local laws, regulations and restrictions, pursuant to separate offer documentation.

If, in the exchange offer or within three months thereafter, UBS Group acquires more than 98% of the total UBS Shares in issue, we intend to initiate a statutory squeeze-out procedure under Swiss law (the “SESTA squeeze-out”). If, during the same period or at any time thereafter, UBS Group acquires between 90% and 98% of the total UBS Shares in issue, we expect to conduct a squeeze-out merger under Swiss law (the “squeeze-out merger” and, together with the SESTA squeeze-out, the “squeeze-out”). If the squeeze-out occurs, remaining holders of UBS Shares will receive one UBS Group Share for each UBS Share they hold.

The board of directors of UBS has determined that the exchange offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such, and recommends that holders of UBS Shares tender their UBS Shares pursuant to the exchange offer.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN THE SIS SETTLEMENT SYSTEM OR IN CERTIFICATED FORM RECORDED ON THE SWISS SHARE REGISTER WILL EXPIRE AT 10:00 A.M. NEW YORK CITY TIME (4:00 P.M., SWISS TIME), ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “SWISS TENDER DEADLINE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN DTC OR DIRECTLY WITH COMPUTERSHARE INC. WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

Completion of the exchange offer is subject to a number of conditions, including a 90% minimum acceptance condition requiring that UBS Shares that have been validly tendered and not withdrawn from the exchange offer (together with any UBS Shares tendered, or contributed, by UBS to UBS Group or already owned by UBS Group) represent at least 90% of all UBS Shares in issue at the expiration of the initial offer period. See “The Exchange Offer—Conditions to the Exchange Offer” beginning on page 57.

Based on the current number of issued UBS Shares, UBS Group will issue up to approximately 3,911,284,375 UBS Group Shares in the exchange offer and the squeeze-out, of which it has registered 1,060,000,000 UBS Group Shares pursuant to the registration statement of which this offer to exchange/prospectus forms a part.

UBS Group has applied for all of the UBS Group Shares to be listed and admitted to trading on the SIX Swiss Exchange AG (the “SIX Swiss Exchange”). UBS Group also intends to apply for listing of the UBS Group Shares on the New York Stock Exchange (the “NYSE”) under the symbol “UBS”. Admissions on the SIX Swiss Exchange and the NYSE are expected to be effective upon settlement of the shares validly tendered as of the expiration date.

See the “Risk Factors” section of this offer to exchange/prospectus beginning on page 33 for a discussion of important risk factors that you should consider before deciding whether or not to tender your UBS Shares into the U.S. offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described in this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.

The Dealer-Manager for the exchange offer in the United States is

UBS Securities LLC

The date of this offer to exchange/prospectus is October 14, 2014.

This offer to exchange/prospectus incorporates by reference important business and financial information about UBS that is contained in its filings with the SEC but which is not included in, or delivered with, this offer to exchange/prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. For more information about how to obtain copies of these documents, see the “Where You Can Find More Information” section of this offer to exchange/prospectus. UBS Group will also make copies of this information available to you without charge upon your written or oral request to Georgeson at +1 (888) 613-9817. In order to receive timely delivery of these documents, you must make such a request no later than five business days before the then-scheduled expiration date of the exchange offer. This deadline is currently 5:00 p.m., New York City time on November 4, 2014 because the expiration date of the exchange offer is currently 5:00 p.m., New York City time on November 11, 2014 but these dates will be different if the exchange offer is extended.

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Regulatory statement

Pursuant to exemptive relief granted by the SEC from Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, and subject to certain enumerated conditions set forth in the exemptive relief letter, UBS, UBS’s subsidiaries and their respective affiliates and separately identifiable departments may conduct certain trading activities involving UBS Shares or derivatives related to such shares (including, without limitation, futures, forwards, options, swaps or similar instruments), both inside and outside the United States prior to and during the period in which the offer remains open for acceptance in the ordinary course of business. Additionally, these persons may engage in similar trading activities in UBS Group Shares once they are issued. In this section, we refer to the UBS Shares and UBS Group Shares collectively as the “relevant shares.” No such purchases or arrangements to purchase will be undertaken for the purpose of promoting or otherwise facilitating the exchange offer.

Among other things, UBS Group, UBS, UBS’s subsidiaries and their respective separately identifiable departments, as the case may be, intend (1) to make a market in the relevant shares by purchasing and selling the relevant shares for their own account or to facilitate customer transactions; (2) to make a market, from time to time, in derivatives (such as options, warrants, convertible securities and other instruments) relating to relevant shares for their own account and the accounts of their customers; (3) to engage in trades in relevant shares for their own account and the accounts of their customers for the purpose of hedging their positions established in connection with the derivatives market making described above; (4) to engage in unsolicited brokerage transactions in relevant shares with their customers; (5) to trade in relevant shares and derivatives on relevant shares as part of their investment management activities for the accounts of their customers; and (6) to trade in relevant shares in connection with employee incentive plans.

These activities may occur on the SIX Swiss Exchange, BATS Chi-X Europe, Scoach, in the over-the-counter market in Switzerland or elsewhere outside the United States of America. In addition, when and to the extent permitted by applicable law, UBS’s affiliated U.S. broker-dealers, UBS Securities LLC and UBS Financial Services, Inc., may engage in unsolicited brokerage transactions in relevant shares, and UBS’s investment management business groups may trade in relevant shares and derivatives on relevant shares, in the United States of America.

UBS and its affiliates are not obliged to make a market in or otherwise purchase relevant shares or derivatives on relevant shares and any such market making or other purchases may be discontinued at any time. These activities could have the effect of preventing or retarding a decline in the market price of the relevant shares.

In accordance with the requirements of Rule 14e-5 under the Exchange Act and with the exemptive relief granted by the SEC, where such purchases, or arrangements to purchase, take place outside the United States, they must comply with applicable Swiss law and rules or applicable relief that may be issued by the Swiss Takeover Board. With respect to purchases of UBS Shares and derivatives related to such shares outside the exchange offer made in reliance on the exemptive relief granted by the SEC, UBS will disclose promptly in the United States information regarding such purchases, to the extent such information is made public in Switzerland pursuant to the Swiss tender offer rules.

Between May 6, 2014, the date of the first public announcement of the exchange offer, and the date of this offer to exchange/prospectus, UBS, UBS’s subsidiaries and their respective affiliates and separately identifiable departments have, in the ordinary course of business and not for the purpose of promoting or otherwise facilitating the exchange offer, purchased and entered into arrangements to purchase the relevant shares, as permitted by the exemptive relief letter granted by the SEC.

Cautionary statement regarding forward-looking statements

This offer to exchange/prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, in particular those described in “Risk Factors” in this offer to exchange/prospectus, and “Risk Factors” in the UBS 2013 Annual Report on Form 20-F incorporated by reference herein (the “UBS 2013 Form 20-F”) and in the UBS Report on Form 6-K filed with the SEC on September 29, 2014 relating to certain updated information regarding the Group, which is incorporated by reference herein. These statements may generally, but not always, be identified by the use of words such as “anticipate,” “believe,” “expect,” “guidance,” “intend,” “outlook,” “plan,” “target” and similar expressions to identify forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding expected take-up of the exchange offer; plans for UBS and for UBS Group following completion of the exchange offer; management’s outlook for the Group’s (as defined herein) financial performance and statements relating to the anticipated effect of transactions and strategic initiatives on the Group’s business and future development are forward-looking statements. You should not place undue reliance on such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they reflect current expectations and assumptions as to future events and circumstances that may not prove accurate. Actual results and events could differ materially from those anticipated in the forward-looking statements for many reasons, including (1) the degree to which we are successful in executing our announced strategic plans, including our efficiency initiatives and the planned further reduction in Basel III risk-weighted assets (RWA) and leverage ratio denominator; (2) developments in the markets in which the Group operates or to which it is exposed, including movements in securities prices or liquidity, credit spreads, currency exchange rates and interest rates and the effect of economic conditions and market developments on the financial position or creditworthiness of our clients and counterparties; (3) changes in the availability of capital and funding, including any changes in UBS’s credit spreads and ratings, or arising from requirements for bail-in debt or loss-absorbing capital; (4) changes in or the implementation of financial legislation and regulation in Switzerland, the U.S., the U.K. and other financial centers that may impose more stringent capital (including leverage ratio), liquidity and funding requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration or other measures; (5) uncertainty as to when and to what degree the Swiss Financial Market Supervisory Authority (“FINMA”) will approve reductions to the incremental RWA resulting from the supplemental operational risk-capital analysis mutually agreed to by UBS and FINMA, or will approve a limited reduction of capital requirements due to measures to reduce resolvability risk; (6) the degree to which UBS is successful in executing the announced creation of a new Swiss banking subsidiary, a holding company for the Group (including this offer to exchange UBS Shares for UBS Group Shares), a U.S. intermediate holding company, changes in the operating model of UBS Limited and other changes which we may make in our legal entity structure and operating model, including the possible consequences of such changes, and the potential need to make other changes to the legal structure or booking model of the Group in response to legal and regulatory requirements, including capital requirements, resolvability requirements and the pending Swiss parliamentary proposals and proposals in other countries for mandatory structural reform of banks; (7) changes in the Group’s competitive position, including whether differences in regulatory capital and other requirements among the major financial centers will adversely affect its ability to compete in certain lines of business; (8) the liability to which UBS and its subsidiaries may be exposed, or possible constraints or sanctions that regulatory authorities might impose on them, due to litigation, contractual claims and regulatory investigations; (9) the effects on our cross-border banking business of tax or regulatory developments and of possible changes in our policies and practices relating to this business; (10) the Group’s ability to retain and attract the employees necessary to generate revenues and to manage, support and control its

Cautionary statement regarding forward-looking statements

businesses, which may be affected by competitive factors including differences in compensation practices; (11) changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters; (12) limitations on the effectiveness of internal processes for risk management, risk control, measurement and modeling, and of financial models generally; (13) whether UBS and its subsidiaries will be successful in keeping pace with competitors in updating its technology, particularly in trading businesses; (14) the occurrence of operational failures, such as fraud, unauthorized trading and systems failures; and (15) the effect that these or other factors or unanticipated events may have on the Group’s reputation and the additional consequences that this may have on its business and performance. The Group’s business and financial performance could be affected by other factors identified in the risks described under “Risk Factors” in this offer to exchange/prospectus and in past and future filings and reports filed with the SEC. Although UBS Group believes that, as of the date of this offer to exchange/prospectus, the expectations reflected in the forward-looking statements are reasonable, UBS Group cannot assure you that the Group’s future results, level of activity, performance or achievements will meet these expectations. Moreover, neither UBS Group nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. After the date of this offer to exchange/prospectus, unless UBS Group is required by law to update these forward-looking statements, UBS Group will not necessarily update any of these forward-looking statements to conform them either to actual results or to changes in expectations.

Presentation of information

CERTAIN DEFINITIONS

As used in this offer to exchange/prospectus, the terms “we”, “us”, “our” and “Group” refer to UBS and its consolidated subsidiaries up to the time of the first capital increase of UBS Group in connection with the initial settlement of the exchange offer and to UBS Group and its consolidated subsidiaries after such capital increase.

CALCULATION OF TOTAL ISSUED UBS SHARES

Unless otherwise stated, all references to total issued UBS Shares in this offer to exchange/prospectus are calculated based on the issued share capital of UBS as of the last practicable date prior to publication of this offer to exchange/prospectus, which consists of 3,844,376,615 UBS Shares. This number includes 91,115,480 UBS Shares held in treasury by UBS, the voting rights of which are suspended for as long as they are held in treasury. As of June 30, 2014, UBS had 3,844,030,621 issued UBS Shares, of which 91,236,602 were treasury shares.

CURRENCY AND EXCHANGE RATES

In this offer to exchange/prospectus, references to “U.S. dollar”, “USD” and “$” are to the lawful currency of the United States and references to “Swiss franc” or “CHF” are to the lawful currency of Switzerland.

The following tables set forth, for the periods indicated, information concerning the noon buying rate for the Swiss franc, expressed in U.S. dollar, or USD, per Swiss franc. The noon buying rate is the rate in New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are provided solely for your convenience and are not necessarily the rates used by UBS Group in the preparation of its financial statements. No representation is made that Swiss francs have been, could have been or could be converted into dollar amounts at the rates indicated below or at all. On October 3, 2014, the noon buying rate was CHF 1.00 per USD 1.0341.

	High	Low	Average Rate[1]	Period End
Year ended December 31,
2009	USD1.0016	USD 0.8408	USD 0.9260	USD 0.9654
2010	USD1.0673	USD 0.8610	USD 0.9670	USD 1.0673
2011	USD1.3706	USD 1.0251	USD 1.1398	USD 1.0668
2012	USD1.1174	USD 1.0043	USD 1.0724	USD 1.0923
2013	USD1.1292	USD 1.0190	USD 1.0826	USD 1.1231
Six months ended June 30, 2014	USD1.1436	USD 1.1101	USD 1.1250	USD 1.1280

1	The average of the noon buying rates on the last business day of each full month during the relevant period.

	High	Low
Monthly
April 2014	USD 1.1431	USD 1.1213
May 2014	USD 1.1436	USD 1.1133
June 2014	USD 1.1276	USD 1.1101
July 2014	USD 1.1273	USD 1.0994
August 2014	USD 1.1079	USD 1.0900
September 2014	USD 1.0886	USD 1.0467
October 2014 (to October 3, 2014)	USD 1.0491	USD 1.0341

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Presentation of information

SOURCES OF THIRD-PARTY DATA

The information set out in and incorporated by reference into this offer to exchange/prospectus that has been sourced from third parties has been accurately reproduced and, as far as UBS Group is aware and has been able to ascertain from that published information, no facts have been omitted which would render the reproduced information inaccurate or misleading. Where third-party information has been used in this offer to exchange/prospectus, the source of such information has been identified.

SOURCES OF INFORMATION ABOUT UBS

All information contained in this offer to exchange/prospectus relating to UBS has been provided by UBS.

Information on or accessible through UBS’s corporate website, www.ubs.com does not form part of and is not incorporated into this offer to exchange/prospectus.

Questions and answers about the exchange offer

The summary information in question and answer format set forth below highlights selected information about the exchange offer that is included elsewhere in this offer to exchange/prospectus. These questions and answers, as well as the following summary, do not, however, contain all of the information included in, or incorporated by reference into, this offer to exchange/prospectus and the related letter of transmittal and acceptance form, and this information is qualified in its entirety by the more detailed descriptions and explanations contained herein and therein. You should read and consider all such information carefully before deciding whether or not to tender your UBS Shares into the U.S. offer.

Q.	What is UBS proposing to do?

A.	UBS proposes to its shareholders to establish a new holding company, UBS Group. To implement this proposal, UBS Group, a Swiss Aktiengesellschaft, is offering to acquire any and all issued UBS Shares in exchange for UBS Group Shares on a share-for-share basis.

Under the terms of the exchange offer, every UBS Share validly tendered in, and not withdrawn from, the exchange offer will be exchanged for one UBS Group Share. The exchange offer is comprised of separate offers consisting of the U.S. offer and the Swiss offer. The U.S. offer is being made to all holders of UBS Shares located in the United States pursuant to this offer to exchange/prospectus and the related letter of transmittal and acceptance form. The Swiss offer is being made to all holders of UBS Shares, wherever located, in accordance with local laws, regulations and restrictions, pursuant to separate offer documentation, including, for holders of UBS Shares located in one or more member states of the European Economic Area (the “EEA”), one or more separate prospectuses.

The U.S. offer and the Swiss offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions.

Q.	What is the purpose of the exchange offer?

A.	The purpose of the exchange offer is to establish a holding company for the Group. If the exchange offer is successful, UBS Group will become the new listed parent company of UBS, which is currently both the ultimate parent company and the primary operating entity of the Group. The exchange offer will not involve any change to our board of directors and senior management.

The establishment of a group holding company is intended, along with other measures we have already announced, to substantially improve the resolvability of the Group in response to Swiss “too-big-to-fail” requirements and applicable requirements in other countries in which we operate.

We have already announced a series of measures to improve the resolvability of the Group, including the establishment of a new bank subsidiary in Switzerland, the implementation of a revised business and operating model for UBS Limited in the United Kingdom and the implementation of an intermediate holding company in the United States under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). See “The Transaction—Plans for UBS After the Exchange Offer” beginning on page 49 for more information.

As a consequence of the announcements we have made regarding our legal structure, we believe that we are substantially enhancing the resolvability of the Group in response to evolving global regulatory requirements. We anticipate that the exchange offer coupled with the other measures already announced will allow the Group to qualify for a rebate on the progressive buffer capital requirements applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. This rebate would result in lower overall capital requirements for the Group.

Questions and answers about the exchange offer

Q.	Does UBS support the exchange offer?

A.	Yes. The UBS board of directors unanimously reached the conclusion, on the basis of the considerations stated in this offer to exchange/prospectus, that the exchange offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. Accordingly, the UBS board of directors unanimously recommends its acceptance.

Information about the recommendation of the UBS board of directors is set forth under “The Transaction—Reasons for the UBS Board of Directors’ Approval and Recommendation of the Exchange Offer” on page 51.

Q.	What are UBS Group’s plans following the exchange offer?

A.	If, in the exchange offer or within three months thereafter, UBS Group acquires more than 98% of the total UBS Shares in issue, we intend to initiate the SESTA squeeze-out, a statutory squeeze-out procedure under Swiss law. If, during the same period or at any time thereafter, UBS Group acquires between 90% and 98% of the total UBS Shares in issue, we expect to conduct the squeeze-out merger under Swiss law. For more information on the details and mechanics of the squeeze-out transactions, see “The Transaction—Plans for UBS After the Exchange Offer—Squeeze-out” beginning on page 49. If the squeeze-out occurs, we currently intend that remaining holders of UBS Shares subject thereto will receive one UBS Group Share for each UBS Share they hold. You should note however that UBS Group Shares will be delivered in the squeeze-out much later than in the exchange offer.

We expect to initiate the delisting of the UBS Shares from the SIX Swiss Exchange and the NYSE as soon as practicable after consummation of the exchange offer. For reasons of Swiss law, we anticipate that the delisting from the SIX Swiss Exchange will occur at or around the time of implementation of the squeeze-out.

As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the exchange offer is successful and the squeeze-out is completed) to the UBS Group shareholders that they approve the distribution of a supplementary capital return of at least CHF 0.25 per UBS Group Share. Any such proposal will be subject to approval of UBS Group shareholders at a general meeting. See “The Transaction—Financial Statements and Dividend Policy” on page 53 for more information on our dividend policy after completion of the exchange offer.

Furthermore, we have already announced a series of additional measures to improve the resolvability of the Group:

•	We intend to establish a bank subsidiary in Switzerland in a phased approach starting in mid-2015. The scope of this future subsidiary’s business will include the Retail & Corporate business division and the Swiss-booked business within the Wealth Management business division.

•	In the United Kingdom, and in consultation with the UK and Swiss regulators, we have implemented the first stages of a revised business and operating model for UBS Limited in the second quarter of 2014. This will result in UBS Limited bearing and retaining a greater degree of the risk and reward of its business activities. We have increased the capitalization of UBS Limited accordingly.

•	In the United States, we will implement new rules for foreign banks promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under Sections 165 and 166 of Dodd-Frank that will require an intermediate holding company to own all of its operations other than U.S. branches of UBS by July 1, 2016. As a result, we will designate an intermediate holding company to hold all U.S. subsidiaries of UBS.

Questions and answers about the exchange offer

We may consider further changes to the legal structure of the Group in response to regulatory requirements in Switzerland or in other countries in which we operate, including to further improve the resolvability of the Group, to respond to Swiss and other capital requirements (including seeking potential reduction in the progressive buffer capital requirements applied to the Group as a systemically relevant bank in Switzerland) and to respond to other regulatory requirements regarding our legal structure. Such changes may include the transfer of operating subsidiaries of UBS to become direct subsidiaries of UBS Group by purchase, dividend or other means, transfer of shared service and support functions to one or more service companies and adjustments to the booking entity or location of products and services. These structural changes are being discussed on an ongoing basis with the Swiss Financial Market Supervisory Authority (“FINMA”) and other regulatory authorities and remain subject to a number of uncertainties that may affect their feasibility, scope or timing.

Q.	What are the conditions to the exchange offer?

A.	The completion of the exchange offer is subject to a number of conditions, including that:

(1)	UBS Shares that have been validly tendered and not withdrawn from the exchange offer, together with any UBS Shares tendered, or contributed, by UBS to UBS Group or already owned by UBS Group, represent at least 90% of all UBS Shares in issue at the expiration of the initial offer period (we refer to this condition as the “minimum acceptance condition”);

(2)	The SIX Swiss Exchange has approved the listing and admission to trading of the UBS Group Shares and the NYSE has approved the listing of the UBS Group Shares, subject to notice of issuance;

(3)	To the extent required, the competent authorities, including, without limitation, FINMA, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”), the U.K. Prudential Regulatory Authority (the “PRA”) and the U.K. Financial Conduct Authority (the “FCA”), as well as the competent regulatory authorities in the Cayman Islands, Singapore, Hong Kong, Australia, France, Germany, Jersey and Luxembourg, shall have granted all approvals, clearances or declarations of no objection required for the exchange offer and the function of UBS Group as holding company of the Group and all applicable waiting periods shall have expired or been waived;

(4)	No court or governmental authority shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the exchange offer; and

(5)	The U.S. registration statement relating to the UBS Group Shares has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of this registration statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC and not concluded or withdrawn.

The conditions specified in clauses (2), (3) (with respect to required approvals, clearances and declarations of no objection from FINMA, the Federal Reserve Board, the OCC, the FDIC, the PRA and the FCA only), (4) and (5) above may not be waived. Subject to the requirements of Swiss tender offer regulations and U.S. federal securities laws, UBS Group reserves the right, at any time, and from time to time, to waive any of the other conditions to the exchange offer in any respect, including to reduce the minimum acceptance condition, in accordance with the procedures outlined under “The Exchange Offer—Extensions, Termination and Amendments” beginning on page 57. UBS intends to tender or cause to tender in the exchange offer substantially all treasury shares held as of the close of the initial offer period towards satisfaction of the minimum acceptance condition. As of October 8, 2014, UBS had 3,844,376,615 issued UBS Shares, of which 91,115,480 were treasury shares.

Questions and answers about the exchange offer

Q.	What will happen if the minimum acceptance condition is reduced?

A.	If UBS Group reduces the minimum acceptance condition, each holder who has validly tendered his or her UBS Shares into the U.S. offer will have the right to withdraw the UBS Shares he or she has already tendered for so long as required by applicable U.S. federal securities laws and Swiss tender offer rules, including any extension of the withdrawal rights required by such laws.

Unless otherwise provided by applicable law, the exchange offer will be open for acceptances for at least five U.S. business days after any reduction in the minimum acceptance condition, which period may include the subsequent offer period.

UBS Group does not intend to reduce the minimum acceptance condition below two-thirds of the total UBS Shares in issue. Acquiring at least two-thirds of the UBS Shares in issue would ensure UBS Group’s control over not only the management of UBS but also important corporate actions requiring a vote of two-thirds of the shares represented at a shareholder meeting, the highest majority requirement under both Swiss law and UBS’s articles of association. Under Swiss corporate law, a vote of two-thirds of the shares represented at a shareholders meeting is required, for example, to approve an increase in authorized or contingent capital or the creation of reserve capital in accordance with Swiss banking law, or an increase in share capital against contribution in kind for the purpose of acquisition and the granting of special rights.

Q.	What will happen if UBS Group reduces the minimum acceptance condition and is unable to conduct, or conduct promptly, the squeeze-out?

A.	The purpose of the exchange offer and the squeeze-out is to enable UBS Group to acquire all of the issued UBS Shares.

If UBS Group reduces the minimum acceptance condition and does not attain the relevant threshold to initiate a squeeze-out at the expiration of the subsequent offer period, it reserves the right to use any legally permitted method to acquire additional UBS Shares, or the totality of the remaining UBS Shares in issue, by way of purchases or subsequent exchange or tender offers or to engage in one or more corporate restructuring transactions, such as a merger, demerger, liquidation, transfer of assets or conversion of UBS into another form or corporate entity, or to change the UBS articles of association to alter the corporate or capital structure in a manner beneficial to UBS Group and UBS Group’s shareholders. You should note that whether we will implement any post-closing transactions or restructuring measures (and the form thereof) will depend on the number of UBS Shares which are acquired by UBS Group after completion of the exchange offer and the means available to achieve the objective of enabling UBS Group to acquire all of the UBS Shares in issue. The Swiss Takeover Board has exempted us from the “best price” requirement under the Swiss tender offer rules that would otherwise apply during the offer period and six months thereafter to allow us to engage in cash purchases during that period. However, our ability to purchase UBS Shares for cash during that period will be limited to purchases on exchange, on multi-lateral trading facilities or in the traditional OTC markets, in each case at prevailing market prices on the SIX Swiss Exchange at the time of the transactions. After completion of the exchange offer, such prices may be depressed as a result of low level of liquidity, among other factors. It is possible that we may not be able to take post-closing steps promptly after completion of the exchange offer, that such steps are delayed or that such steps cannot take place at all.

Any delay in acquiring or failure to acquire full ownership of UBS could adversely impact some of the anticipated benefits of the exchange offer and the liquidity and market value of the UBS Group Shares. The existence of minority shareholders in UBS may make it more cumbersome or delay, among other things, UBS Group’s ability to implement changes to the legal structure of the Group

Questions and answers about the exchange offer

and interfere with its day-to-day business operations and its corporate governance. In addition, any holders of UBS Shares who do not tender their UBS Shares in the exchange offer will have a non-controlling interest and, as such, a pro rata claim upon dividends or other distributions of UBS if any were to be paid by UBS. For more information, see “Risk Factors—Risk Relating to the Exchange Offer—If UBS Group fails to acquire full ownership of UBS on a timely basis, we may be unable to fully realize the anticipated benefits of the exchange offer. Additionally, the liquidity and market value of the UBS Group Shares may be adversely affected.”

If we are not able to initiate a squeeze-out and decide not to, or are not able to, implement any post-closing transactions or restructuring measures, minority shareholders will remain shareholders of UBS rather than UBS Group and are likely to suffer a number of adverse consequences. Among other things, the market for UBS Shares is expected to be significantly less liquid following completion of the exchange offer, the UBS Shares may be delisted from the NYSE and the SIX Swiss Exchange and be excluded from the Swiss Market Index (the “SMI”) and the Swiss Performance Index (the “SPI”), UBS may change its dividend policy in a way that is materially adverse to minority shareholders and the UBS Shares may cease to be margin securities, all of which may significantly depress the value of UBS Shares held by minority shareholders. See “Risk Factors—Risks to UBS Shareholders Who Do Not Tender their UBS Shares in the Exchange Offer” for a description of the risks affecting minority shareholders.

Q.	What will I receive if the U.S. offer is completed?

A.	If the U.S. offer is completed, you will receive one UBS Group Share for each UBS Share you validly tender into, and do not withdraw from, the U.S. offer.

Q.	How much time do I have to decide whether to tender?

A.	If you hold UBS Shares in the securities settlement system (the “SIS Settlement System”) operated by SIX SIS AG, Baslerstrasse 100, 4600 Olten, Switzerland (“SIS”), or in certificated form recorded in the Swiss share register, you may tender your UBS Shares into the U.S. offer at any time prior to 10:00 a.m. New York City time (4:00 p.m., Swiss time), on November 11, 2014, which is the Swiss tender deadline in accordance with prevailing market practice in Switzerland but will change if the initial offer period (the “initial offer period”) of the exchange offer is extended. If you hold UBS Shares in DTC or directly with Computershare Inc. (“Computershare”), you may tender your UBS Shares into the U.S. offer at any time prior to 5:00 p.m., New York City time, on November 11, 2014, which is the expiration date of the initial offer period but will change if the initial offer period is extended.

In either case, if you hold UBS Shares through a broker, you should be aware that you may have to act prior to the applicable deadline in order to enable your broker to validly tender your UBS Shares. You should follow your broker’s instructions in this regard. For more information on the time involved in tendering your UBS Shares in the exchange offer, see “The Exchange Offer—Procedure for Tendering” section of this offer to exchange/prospectus.

Q.	Can the exchange offer be extended?

A.

Yes. Subject to applicable U.S. rules and regulations, UBS Group may voluntarily extend or may be compelled to extend the initial offer period. If UBS Group determines to extend the initial offer period of the U.S. offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day by issuing a press release on the Dow Jones News Service and posting a notice on www.ubs.com/investors. Such announcement will also be filed with the SEC no later than 9:00 a.m., New York City time on that same day. Separately, subject to applicable Swiss rules and regulations, UBS Group will publish an amendment to the Swiss offer

Questions and answers about the exchange offer

documentation in the electronic media and submit such amendment to the Swiss Takeover Board. Swiss rules and regulations require an amendment to be published no later than 7:30 a.m., Swiss time, on the last trading day of the initial offer period. Any extension of the initial offer period in excess of 40 Swiss trading days requires the prior clearance of the Swiss Takeover Board. The information on www.ubs.com is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

Q.	Can there be a subsequent acceptance period after the expiration of the initial offer period?

A.	Yes. If all the conditions of the exchange offer have been met or have been waived by the end of the initial offer period and UBS Group has not acquired 100% of the total UBS Shares in issue, a subsequent offer period of eleven Swiss business days will be provided. The subsequent offer period is expected to begin upon the announcement of the definitive results of the initial offer period.

Q.	How do I validly tender my UBS Shares into the exchange offer?

A.	The steps you must take to validly tender into the exchange offer will depend on whether you hold your UBS Shares through a broker, dealer, commercial bank, trust company or other nominee, in certificated form or in uncertificated form registered directly in your name in the share register maintained by UBS’s transfer agent, Computershare.

If you hold UBS Shares through the DTC system or directly with Computershare, you should follow the applicable steps described below:

•	If you hold your UBS Shares in the DTC system through a custody account with a custodian bank or broker, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your shares to arrange for the DTC participant holding your shares in its DTC account to tender your shares in the U.S. offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facility (the Automated Tender Offer Program or “ATOP”) of your shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the offer, prior to the expiration date of the offer. All tenders of UBS Shares through the DTC book-entry confirmation facilities must be received by the U.S. exchange agent before the expiration date of the offer.

•	If you hold UBS Shares in the form of one or more share certificates registered with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution together with the certificate(s) representing your UBS Shares specified on the face of the letter of transmittal, and any other required documents, prior to the expiration date of the offer. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in uncertificated form in direct registration with Computershare.

•	If you hold your UBS Shares in uncertificated form in direct registration with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution and any other required documents, prior to the expiration date of the offer.

Questions and answers about the exchange offer

If you hold UBS Shares in the SIS Settlement System or in physical form recorded in the Swiss share register, you should follow the applicable steps described below:

•	If you hold your shares in the SIS Settlement System through brokers or custodian banks who are SIS participants (whether or not you are registered as a shareholder in UBS’s share register), you will be informed of the procedure for accepting the exchange offer by your broker or custodian bank, and have to act in accordance with such instructions. All tenders of UBS Shares through the SIS Settlement System must be received by the Swiss exchange agent before the Swiss tender deadline.

•	If you hold your shares in the form of physical share certificates (Heimverwahrer) and are recorded in the Swiss share register, you will be informed of the procedures for accepting the exchange offer by UBS Shareholder Services directly, and will have to tender your UBS Shares by delivering to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) a duly completed acceptance form, together with the certificate(s) representing your UBS Shares specified on the acceptance form, and any other required documents, in accordance with such instructions. All tenders of such shares must be received by the Swiss exchange agent prior to the Swiss tender deadline. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in book-entry form in the SIS Settlement System to an account with the relevant custodian bank (and SIS participant) or otherwise to an omnibus account maintained by UBS.

If you hold UBS Shares which, when tendered, are recorded in the share register of UBS as registered shares (with voting rights or without voting rights, as the case may be) and are accepted for exchange in the exchange offer, you will generally be similarly recorded in the share register of UBS Group (with voting rights, if so registered). Tendering fiduciaries and nominees that currently have a nominee agreement with UBS will generally be registered on UBS Group’s share register to the same extent as they are currently registered on UBS’s share register. You will be deemed to have given the necessary authorizations to this effect. For more information on the share register of the UBS Group and on how registration with voting rights will be effected, see “Description of the UBS Group Shares and Articles of Association – Share Register” beginning on page 105 below.

For more information on the procedure for tendering, the time and expense of tendering, the timing of the exchange offer, extensions of the exchange offer and your rights to withdraw your UBS Shares from the exchange offer, see “The Exchange Offer” beginning on page 56 below.

Q.	Can I withdraw UBS Shares that I have tendered in the U.S. offer?

A.	Yes. You may withdraw any UBS Shares that you hold in the SIS Settlement System or in physical form recorded in the Swiss share register and tendered in the U.S. offer at any time prior to the Swiss tender deadline, and you may withdraw any UBS Shares that you hold through DTC or directly with Computershare and tendered in the U.S. offer at any time prior to the expiration date of the initial offer period. UBS Shares tendered during the subsequent offer period, if any, may not be withdrawn unless withdrawal rights are mandatorily provided by law or regulation applicable to the exchange offer.

Q.	How do I withdraw previously tendered UBS Shares?

A.

If you have tendered your UBS Shares by means of the DTC book-entry confirmation facility (ATOP), you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your UBS Shares were

Questions and answers about the exchange offer

tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facility (ATOP) prior to the expiration date of the initial offer period.

If you have tendered your UBS Shares by means of physical delivery of a letter of transmittal (together with, in the case of UBS Shares held in the form of one or more share certificates, the certificate(s) representing your UBS Shares), you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the expiration date of the initial offer period.

If you have tendered your UBS Shares through a bank, broker or other custodian institution in the SIS Settlement System, you should contact the institution through which you have tendered your UBS Shares to learn about its procedures to withdraw UBS Shares validly tendered. You should contact your bank, broker or other custodian institution sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

If you have tendered your UBS Shares in the form of share certificates recorded on the Swiss share register by means of delivery to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) of an acceptance form and delivery of your physical certificates, you may withdraw your tender by delivering to UBS Shareholder Services a properly completed and duly executed notice of withdrawal prior to the Swiss tender deadline. If you have tendered your UBS Shares through your custodian bank, you should contact your custodian bank sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

Q.	Can I participate in the Swiss offer?

A.	You may participate in the Swiss offer. However, you should note that the Swiss offer is being made pursuant to the Swiss tender offer rules and will not be subject to the requirements of the U.S. federal securities law as they relate to tender offers and may not be subject to the anti-fraud provisions of the U.S. federal securities laws. The separate prospectus that UBS Group intends to publish for holders located in certain EEA Member States will not be available to holders of UBS Shares located in the United States.

Q.	Will tendered UBS Shares be subject to proration?

A.	No. Subject to the terms and conditions of the exchange offer, UBS Group will acquire any and all UBS Shares validly tendered into, and not withdrawn from, the exchange offer.

Q.	Can I tender less than all the UBS Shares that I own into the exchange offer?

A.	Yes. You may elect to tender all or a portion of the UBS Shares that you own into the exchange offer.

Q.	Will I have to pay any fees or commissions for tendering my UBS Shares in the exchange offer?

A.	If your UBS Shares are tendered into the exchange offer by your broker, dealer, commercial bank, trust company or other nominee, you will be responsible for any fees or commissions they may charge you in connection with such tender.

You will also be responsible for all governmental charges and taxes payable in connection with tendering your UBS Shares.

Questions and answers about the exchange offer

Q.	How and where will the outcome of the exchange offer be announced?

A.	UBS Group currently expects to announce the provisional interim results of the exchange offer (via electronic media) on November 12, 2014 before 7:30 a.m., Swiss time and to announce the definitive interim results of the exchange offer (via electronic and print media) on November 17, 2014 (but in no event later than the fourth Swiss business day after the expiration date of the initial offer period) before 7:30 a.m., Swiss time. UBS Group expects to announce the provisional final results of the exchange offer (via electronic media) on December 2, 2014 before 7:30 a.m., Swiss time and to announce the definitive final results of the exchange offer (via electronic and print media) on December 5, 2014 before 7:30 a.m., Swiss time. These dates will change if the initial offer period is extended.

Q.	When will I receive my UBS Group Shares?

A.	UBS Shares tendered during the initial offer period are expected to be settled within six Swiss business days after the expiration date of the initial offer period. Settlement of UBS Shares validly tendered during the initial offer period is currently expected to take place on November 19, 2014. Any UBS Shares tendered after the expiration of the initial offer period but before the end of the subsequent offer period are expected to be settled within six Swiss trading days following the end of the subsequent offer period. Settlement of these shares is currently expected to take place on December 9, 2014. These dates will change if the initial offer period or the subsequent offer period is extended.

Q.	Will UBS’s senior management participate in the exchange offer?

A.	Each director and each member of senior management of UBS who owns UBS shares has confirmed that he or she currently intends to validly tender in the exchange offer all UBS Shares that such person holds as of the date of this offer to exchange/prospectus.

Q.	If I decide not to tender, how will the exchange offer affect my UBS Shares?

A.	If the exchange offer is successful and we attain the required level of acceptance to initiate the squeeze-out, completion of the squeeze-out will likely take a number of months (between four to six months for the SESTA squeeze-out and between two to three months for the squeeze-out merger). In the meantime, the market for UBS Shares will be significantly less liquid, and the value of any UBS Shares you retain may be lower or fluctuate more widely following completion of the exchange offer than before completion of the exchange offer.

If the exchange offer is successful but we are not able to initiate a squeeze-out and decide not to, or are not able to, implement any post-closing transactions or restructuring measures, you will remain a minority shareholder of UBS rather than UBS Group and are similarly likely to suffer a number of adverse consequences, including, among other things, reduced liquidity, potential delisting of the shares from the NYSE and the SIX Swiss Exchange, changes in dividend policy and the risk that your shares may no longer qualify as margin securities. See “Risk Factors—Risks to UBS Shareholders who Do Not Tender their UBS Shares in the Exchange Offer” beginning on page 36.

Q.	Will I have appraisal rights in connection with the exchange offer?

A.

No. There are no appraisal or similar rights available to holders of UBS Shares in connection with the exchange offer. However, if we conduct a squeeze-out merger, under Swiss law, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the

Questions and answers about the exchange offer

publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what is “adequate” consideration. We expect such proceeding to be unlikely given the share-for-share nature of the consideration we anticipate offering in a squeeze-out merger.

Q.	What are the tax consequences if I participate or do not participate in the exchange offer?

A.	For information on the Swiss and U.S. tax considerations relating to the exchange offer, see the “Material Tax Considerations” section of this offer to exchange/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your UBS Shares in the exchange offer. This offer to exchange/prospectus is being made available to holders of UBS Shares located in the United States. If you hold UBS Shares and are not located in the United States, you should consult the separate offer documentation.

Q.	If I tender my UBS Shares in the exchange offer, how will my rights as a holder of UBS Shares change?

A.	The rights of holders of UBS Shares are governed by Swiss law and by the articles of association of UBS. If your UBS Shares are acquired in the exchange offer, you will become a holder of UBS Group Shares. Your rights as a holder of UBS Group Shares will be governed by Swiss law and by the articles of association of UBS Group. The articles of association of UBS Group are in all material respects identical to the articles of association of UBS, subject to four differences: (i) company name; (ii) company domicile; (iii) company purpose (to reflect the function as holding company of UBS Group) and (iv) certain share capital provisions. For a discussion of these differences, see the “Comparison of Rights of Holders of UBS Group Securities and UBS Securities” section of this offer to exchange/prospectus.

Q.	What is the market value of my UBS Shares as of a recent date?

A.	On May 5, 2014, which was the last Swiss trading day preceding the date on which we announced our intention to establish a group holding company through a share exchange offer subject to regulatory approvals, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF18.27 and the last reported sales price of a UBS Share on the NYSE was $20.84. On October 8, 2014, the last practicable date prior to publication of this offer to exchange/prospectus, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF15.89 and the last reported sales price of a UBS Share on the NYSE was $16.84. Please obtain a recent quotation for your securities prior to deciding whether or not to tender.

Q.	Is UBS Group soliciting proxies?

A.	No proxies will be solicited to authorize or complete the exchange offer:

•	The capital increase required to issue and deliver UBS Group Shares to UBS shareholders who have tendered and not withdrawn their UBS Shares during the initial offer period will be approved by UBS, in its capacity as sole shareholder of UBS Group, and implemented by the UBS Group board of directors prior to the initial settlement date.

•	UBS Group Shares issuable to shareholders who have tendered and not withdrawn their UBS Shares during the subsequent offer period will be issued out of UBS Group’s authorized share capital that will be created at the time of the first capital increase referred to above and will only require, at the time of issuance, the approval of the UBS Group board of directors.

Questions and answers about the exchange offer

If a squeeze-out merger occurs, proxies will be solicited under Swiss law to authorize or complete the squeeze-out merger at an extraordinary shareholders’ meeting of UBS. However, a majority of at least 90% of all UBS Shares and thus only the vote of UBS Group will be required to approve the squeeze-out merger.

In a squeeze-out, minority shareholders are expected to receive UBS Group shares, which will be issued out of UBS Group’s authorized share capital that will be created at the time of the first capital increase referred to above and will only require, at the time of issuance, the approval of the UBS Group board of directors.

Q.	What percentage of UBS Group Shares will holders of UBS Shares own after the exchange offer?

A.	After completion of the exchange offer, former holders of UBS Shares will own 100% of UBS Group Shares.

Q.	Who can I call with questions?

A.	If you have more questions about the exchange offer, you should contact UBS Group’s U.S. information agent, Georgeson toll-free at +1 (888) 613-9817 or by email at UBSinfoagent@georgeson.com.

Summary

This summary highlights selected information from this offer to exchange/prospectus. It does not contain all the information that is important to you. Before you decide whether or not to tender your UBS Shares, you should read carefully this entire offer to exchange/prospectus as well as the documents that are incorporated by reference into or filed as exhibits to the registration statement of which this offer to exchange/prospectus forms a part. See the “Where You Can Find More Information” section of this offer to exchange/prospectus beginning on page 119.

UBS GROUP (PAGE 114)

UBS Group was incorporated and registered in Switzerland on June 10, 2014 with corporate identification number CHE-395.345.924, as a stock corporation (Aktiengesellschaft) under the laws of Switzerland. UBS Group was entered into the Commercial Register of Canton Zurich on June 10, 2014 and has its registered domicile in Zurich.

Pursuant to article 2 of its Articles, the main business purpose of UBS Group is the acquisition, holding, administration and sale of direct and indirect participations in enterprises of any kind, in particular in the areas of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS Group may establish enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS Group is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad. UBS Group may provide loans, guarantees and other types of financing and securities for group companies and borrow and invest capital on the money and capital markets.

As of the date of this offer to exchange/prospectus, UBS Group is a wholly owned subsidiary of UBS. UBS Group, which currently has a fully paid-up share capital of CHF 100,000 divided into 1,000,000 registered shares with a par value of CHF 0.10 each, has no operations other than in connection with the exchange offer and no material assets or liabilities.

UBS Group’s principal executive office is located at Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, and the telephone number is +41 44 234 11 11.

Application has been made for admission of the UBS Group Shares to the SIX Swiss Exchange and application is expected to be made to the NYSE for the admission of the UBS Group Shares.

UBS (PAGE 115)

UBS is a stock corporation (Aktiengesellschaft) founded in accordance with Swiss law in 1978 for an indefinite period, and is entered in the Commercial Registers of the Cantons of Basel and Zurich under the name UBS AG. UBS has its registered domicile in Basel and Zurich.

Pursuant to its articles of association, the purpose of UBS is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

The operational structure of the Group comprises the Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Retail & Corporate, Global Asset Management, and the Investment Bank.

Wealth Management.     Wealth Management provides comprehensive financial services to wealthy private clients around the world—except those served by Wealth Management Americas. Its clients benefit from the entire spectrum of the Group’s resources, ranging from investment management to estate planning and corporate finance advice, in addition to specific wealth management products and services.

Wealth Management Americas.    Wealth Management Americas provides advice-based solutions and banking services through financial advisors who deliver a fully integrated set of products and services specifically designed to address the needs of ultra high net worth and high net worth individuals and families. It includes the domestic U.S. business, the domestic Canadian business and international business booked in the United States.

Retail & Corporate.    Retail & Corporate maintains a leading position across retail, corporate and institutional client segments in Switzerland and constitutes a central building block of UBS Switzerland’s pre-eminent universal bank model. It provides comprehensive financial products and services embedded in a true multichannel experience, offering clients convenient access. It continues to enhance the range of life-cycle products and services offered to clients, while pursuing additional growth in advisory and execution services.

Global Asset Management.    Global Asset Management is a large-scale asset manager with diversified businesses across investment capabilities, regions and distribution channels. It offers investment capabilities and styles across all major traditional and alternative asset classes including equities, fixed income, currencies, hedge funds, real estate, infrastructure and private equity that can also be combined into multi-asset strategies. The fund services unit provides professional services including fund set-up, accounting and reporting for both traditional investment funds and alternative funds.

Investment Bank.    The Investment Bank provides corporate, institutional and wealth management clients with expert advice, innovative financial solutions, outstanding execution and comprehensive access to the world’s capital markets. It offers financial advisory and capital markets, research, equities, foreign exchange, precious metals and tailored fixed income services in rates and credit through its two business units, Corporate Client Solutions and Investor Client Services. The Investment Bank is an active participant in capital markets flow activities, including sales, trading and market-making across a range of securities.

Corporate Center.    The Corporate Center comprises Corporate Center—Core Functions and Corporate Center—Non-core and Legacy Portfolio. Corporate Center—Core Functions provides Group-wide control functions including finance, risk control (including compliance) and legal. In addition, it provides all logistics and support functions, including operations, information technology, human resources, regulatory relations and strategic initiatives, communications and branding, corporate real estate and administrative services, physical security, information security, offshoring and treasury services such as funding, balance sheet and capital management. Corporate Center—Core Functions allocates most of its treasury income, operating expenses and personnel associated with the above-mentioned activities to the businesses. Corporate Center—Non-core and Legacy Portfolio comprises the non-core businesses and legacy positions previously part of the Investment Bank.

UBS’s principal executive office is located at Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, and the telephone number is +41 44 234 11 11.

According to excerpts from the Commercial Register of the Canton of Zurich and the Commercial Register of the Canton of Basel, the share capital of UBS of CHF 384,200,206.90 is fully paid-up and divided into 3,842,002,069 ordinary shares with a par value of CHF 0.10 each. The UBS Shares are listed on the SIX Swiss Exchange and are included in the Swiss Market Index and the Swiss Performance Index (for information on the performance of the price of the UBS Shares on the SIX Swiss Exchange and the NYSE, see below). The UBS Shares are traded on the SIX Swiss Exchange under the symbol “UBSN” and on the NYSE under the symbol “UBS.” As of October 8, 2014, UBS had 3,844,376,615 issued UBS Shares, of which 91,115,480 were treasury shares.

Additional information about UBS and its subsidiaries is included in the documents incorporated by reference into this offer to exchange/prospectus. For more information about how to obtain copies of this information, see the “Where You Can Find More Information” section of this offer to exchange/prospectus.

RISK FACTORS (PAGE 33)

In considering whether or not to tender your UBS Shares in the exchange offer, you should carefully consider the information about the risks set forth under the “Risk Factors” section of this offer to exchange/prospectus beginning on page 33 and the other information included or incorporated by reference into this offer to exchange/prospectus.

PURPOSE OF THE EXCHANGE OFFER (PAGE 48)

The purpose of the exchange offer is to establish a holding company for the Group. If the exchange offer is successful, UBS Group will become the new listed parent company of UBS, which is currently both the ultimate parent company and the primary operating entity of the Group. The exchange offer will not involve any change to our board of directors and senior management.

The establishment of a group holding company is intended, along with other measures we have already announced, to substantially improve the resolvability of the Group in response to Swiss “too-big-to-fail” requirements and applicable requirements in other countries in which the Group operates.

Swiss “too-big-to-fail” requirements call for systemically important banks, including UBS and the Group, to put in place viable emergency plans to preserve the operation of systemically important functions despite a failure of the institution, to the extent that such activities are not sufficiently separated in advance, and to enable the recovery or resolution of the Group as a whole. The Swiss “too-big-to-fail” requirements provide for the possibility of a limited reduction in the progressive buffer capital requirement for systemically important institutions that adopt measures to reduce resolvability risk beyond what is legally required, including through alterations of legal structure.

We have already announced a series of measures to improve the resolvability of the Group, including the establishment of a new bank subsidiary in Switzerland, the implementation of a revised business and operating model for UBS Limited in the United Kingdom and the implementation of an intermediate holding company in the United States under Dodd-Frank. The new Swiss banking subsidiary is expected to contain the systemically important function of the Group in Switzerland and to reduce resolvability risk by eliminating the need to transfer functions to a bridge institution as part of a resolution. A group holding company is expected to facilitate the issue of debt that can be “bailed-in” in a resolution while limiting the consequences of the bail-in on the operating entities of the group and the creditors of those entities. A debt bail-in is a procedure contemplated by the Swiss bank insolvency ordinance (and other similar laws and regulations in other countries) that permits the governmental authority exercising resolution powers to cause a write-down or conversion of debt into equity of the failing institution. The debt bail-in mechanism is intended to effectively recapitalize the institution to permit an orderly wind-down, disposition or continued operation of operating entities. We believe that these measures will substantially improve the overall resolvability of the Group. See “—Plans for UBS After the Exchange Offer” below.

As a consequence of the exchange offer and the other measures we have announced regarding our legal structure, we believe that we are substantially enhancing the resolvability of the Group in response to evolving global regulatory requirements. We anticipate that the exchange offer and the other measures already announced will allow the Group to qualify for a rebate on the progressive buffer capital requirements applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. FINMA has confirmed to us that the measures proposed are in principle suitable to warrant the granting of a rebate, but the amount of such rebate, will depend on the actual execution and implementation of these measures in Switzerland and elsewhere and therefore cannot be known at this time. Any such rebate would result in lower overall capital requirements for the Group.

REASONS FOR THE BOARD OF DIRECTORS’ APPROVAL AND RECOMMENDATION OF THE EXCHANGE OFFER (PAGE 51)

On September 28, 2014 the board of directors of UBS evaluated the terms of the exchange offer and other documentation and reached the conclusion that the exchange offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. UBS’s board of directors recommended that holders tender their UBS Shares into the exchange offer in exchange for UBS Group Shares and has adopted the report pursuant to Swiss tender offer rules attached as Annex A to this offer to exchange/prospectus. The action of the UBS board of directors was taken by a unanimous vote of those members of the board present and voting.

For a discussion of the material factors considered by the board of directors of UBS in reaching its conclusions and the reasons why the board of directors determined that the exchange offer is in the best interests of UBS, see “The Transaction—Reasons for the Board of Directors’ Approval and Recommendation of the Exchange Offer.”

PLANS FOR UBS AFTER THE EXCHANGE OFFER (PAGE 49)

Squeeze-Out

If UBS Group acquires more than 98% of the total UBS Shares in issue in the exchange offer or within three months after expiration of the subsequent offer period, we intend to conduct the SESTA squeeze-out. This procedure involves the filing of a claim by us with the competent court in Switzerland, by which we will request the court to cancel the UBS Shares held by any remaining minority shareholders according to Swiss law. Upon the conclusion of the proceedings, which we expect to take between four and six months, minority UBS shareholders will lose their shareholder rights and will receive UBS Group Shares on a share-for-share basis.

If, during the same period or at any time thereafter, UBS Group acquires at least 90% but not more than 98% of the total UBS Shares in issue, we expect to conduct the squeeze-out merger, pursuant to which UBS would merge into a merger subsidiary of UBS Group, which would survive the transaction (“MergeCo”). We currently intend that consideration in the squeeze-out merger will consist exclusively of UBS Group Shares.

Supplementary Capital Return

As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the exchange offer is successful and the squeeze-out is completed) to the UBS Group shareholders that they approve the distribution of a supplementary capital return of at least CHF 0.25 per share. Any such proposal will be subject to the approval of UBS Group shareholders at a general meeting.

Delisting

We expect to initiate the delisting of the UBS Shares from the SIX Swiss Exchange and the NYSE as soon as practicable after consummation of the exchange offer. For reasons of Swiss law, we anticipate that the delisting from the SIX Swiss Exchange will be effective at or around the time of implementation of the squeeze-out.

Further Structural Changes

In addition to the exchange offer, we have already announced a series of measures to improve the resolvability of the Group:

•	The Group plans to establish a new banking subsidiary of UBS in Switzerland and has filed a formal application for a banking license in the third quarter of 2014. The subsidiary, which will be named UBS Switzerland AG, will include the Group’s Retail & Corporate business division and the Swiss-booked business within the Wealth Management business division. The Group continues to expect to implement this change in a phased approach starting in mid-2015. This structural change remains subject to a number of uncertainties that may affect its feasibility, scope and timing.

•	In the United Kingdom, and in consultation with the UK and Swiss regulators, we have implemented the first stages of a revised business and operating model for UBS Limited in the second quarter of 2014. This will result in UBS Limited bearing and retaining a greater degree of the risk and reward of its business activities. We have increased the capitalization of UBS Limited accordingly.

•	In the United States, we will implement new rules for foreign banks promulgated by the Federal Reserve Board under Sections 165 and 166 of Dodd-Frank that will require an intermediate holding company to own all of its operations other than U.S. branches of UBS by July 1, 2016. As a result, we will designate an intermediate holding company to hold all U.S. subsidiaries of UBS.

We may consider further changes to the legal structure of the Group in response to regulatory requirements in Switzerland or in other countries in which we operate, including to further improve the resolvability of the Group, to respond to Swiss and other capital requirements (including seeking potential reduction in the progressive buffer capital requirements applied to the Group as a systemically relevant bank in Switzerland) and to respond to other regulatory requirements regarding our legal structure. Such changes may include the transfer of operating subsidiaries of UBS to become direct subsidiaries of UBS Group by purchase, dividend or other means, transfer of shared service and support functions to one or more service companies and adjustments to the booking entity or location of products and services. These structural changes are being discussed on an ongoing basis with FINMA and other regulatory authorities and remain subject to a number of uncertainties that may affect their feasibility, scope or timing.

THE EXCHANGE OFFER (PAGE 56)

Exchange Offer

UBS Group, a Swiss Aktiengesellschaft, is offering to acquire any and all issued UBS Shares in exchange for UBS Group Shares on a share-for-share basis.

Under the terms of the exchange offer, every UBS Share validly tendered in, and not withdrawn from, the exchange offer will be exchanged for one UBS Group Share. The exchange offer is comprised of separate offers consisting of the U.S. offer and the Swiss offer. The U.S. offer is being made to all holders of UBS Shares located in the United States pursuant to this offer to exchange/prospectus and the related letter of transmittal and acceptance form.

The Swiss offer is being made to all holders of UBS Shares, wherever located, in accordance with local laws, regulations and restrictions, pursuant to separate offer documentation, including, for holders of UBS Shares located in one or more member states of the European Economic Area (the “EEA”), a separate prospectus.

The U.S. offer and the Swiss offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions.

Consideration to be Received	If the exchange offer is completed, you will receive one UBS Group Share for each UBS Share you validly tender into, and do not withdraw from, the exchange offer.
Offer Period

The initial offer period of the exchange offer will commence on October 14, 2014.

The exchange offer and withdrawal rights for tenders of UBS Shares held in the SIS Settlement System or in certificated form recorded on the Swiss share register will expire at 10:00 a.m. New York City time (4:00 p.m., Swiss time), on November 11, 2014, unless the exchange offer is extended.

The exchange offer and withdrawal rights for tenders of UBS Shares held in DTC or directly with Computershare will expire at 5:00 p.m., New York City time, on November 11, 2014, unless the exchange offer is extended.

If you hold UBS Shares through a broker, you should be aware that you may have to act prior to the applicable deadline in order to enable your broker to validly tender your UBS Shares. You should follow your broker’s instructions in this regard.

Subsequent Offer Period	If all the conditions of the exchange offer have been met or have been waived by the end of the initial offer period and UBS Group has not acquired 100% of the total UBS Shares in issue, a subsequent offer period of eleven Swiss business days will be provided. The subsequent offer period is expected to begin upon the announcement of the definitive results of the initial offer period.

Conditions to Exchange Offer

The completion of the exchange offer is subject to the conditions set forth in the “The Exchange Offer—Conditions to the Exchange Offer” section of this offer to exchange/prospectus. These conditions are that:

1)     UBS Shares that have been validly tendered and not withdrawn from the exchange offer, together with any UBS Shares tendered, or contributed, by UBS to UBS Group or already owned by UBS Group, represent at least 90% of all UBS Shares in issue at the expiration of the initial offer period;

2)     The SIX Swiss Exchange has approved the listing and admission to trading of the UBS Group Shares and the NYSE has approved the listing of the UBS Group Shares, subject to notice of issuance;

3)     To the extent required, the competent authorities, including, without limitation, FINMA, the Federal Reserve Board, the OCC, the FDIC, the PRA and the FCA, as well as the competent regulatory authorities in the Cayman Islands, Singapore, Hong Kong, Australia, France, Germany, Jersey and Luxembourg, shall have granted all approvals, clearances or declarations of no objection required for the exchange offer and the function of UBS Group as holding company of the Group and all applicable waiting periods shall have expired or been waived;

4)     No court or governmental authority shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the exchange offer;

5)     The U.S. registration statement relating to the UBS Group Shares has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of this registration statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC and not concluded or withdrawn.

The conditions specified in clauses (2), (3) (with respect to required approvals, clearances and declarations of no objection from FINMA, the Federal Reserve Board, the OCC, the FDIC, the PRA, and the FCA only), (4) and (5) above may not be waived. Subject to the requirements of Swiss tender offer regulations and U.S. federal securities laws, UBS Group reserves the right, at any time, and from time to time, to waive any of the other conditions to the offer in any respect (including to reduce the minimum acceptance condition), by giving oral or written notice of the waiver to the Swiss exchange agent and the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined under “—Extensions, Termination and Amendments.” UBS intends to tender or cause to tender substantially all treasury shares held as of the close of the initial offer period towards satisfaction of the

Conditions to Exchange Offer (Cont’d)

minimum acceptance condition. As of October 8, 2014, UBS had 3,844,376,615 issued UBS Shares, of which 91,115,480 were treasury shares.

Notwithstanding any other provisions of the offer, and in addition to its right to extend and amend the offer at any time, UBS Group will not be required to declare the offer unconditional or accept for exchange, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered UBS Shares, or may terminate the exchange offer unless all the conditions listed above are satisfied or, to the extent permitted by applicable law, waived.

Extensions, Termination, Amendments

Subject to applicable U.S. rules and regulations, UBS Group may voluntarily extend or may be compelled to extend the initial offer period. If UBS Group determines to extend the initial offer period of the U.S. offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day by issuing a press release on the Dow Jones News Service and posting a notice on www.ubs.com/investors. Such announcement will also be filed with the SEC no later than 9:00 a.m., New York City time on that same day. Separately, subject to applicable Swiss rules and regulations, UBS Group will publish an amendment to the Swiss offer documentation in the electronic media and submit such amendment to the Swiss Takeover Board. Swiss rules and regulations require an amendment to be published no later than 7:30 on the last trading day of the initial offer period. Any extension of the initial offer period in excess of 40 Swiss trading days requires the prior clearance of the Swiss Takeover Board. The information on www.ubs.com is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

If one or more of the offer conditions described in this prospectus under “—Conditions to the Exchange Offer” is not fulfilled, UBS Group may, from time to time, extend the initial offer period until all the conditions listed below under “—Conditions to the Exchange Offer” have been satisfied or, to the extent permitted, waived. If UBS Group extends the initial offer period, such period will expire at the latest time and date to which UBS Group extends the offer.

During an extension of the initial offer period, any UBS Shares validly tendered in and not properly withdrawn from the U.S. offer will remain subject to the U.S. offer, subject to the right of each holder who has validly tendered his or her shares into the U.S. offer to withdraw the UBS Shares he or she has already tendered.

Extensions, Termination, Amendments (Cont’d)

UBS Group will extend the exchange offer, to the extent required by applicable Swiss tender offer regulations or U.S. federal securities laws, if we:

•  make a material change to the terms of the exchange offer; or

•  make a material change in the information concerning the exchange offer, or waive a material condition of the exchange offer.

UBS Group reserves the right to reduce the minimum acceptance condition. If UBS Group reduces the minimum acceptance condition, each holder who has validly tendered his or her UBS Shares into the U.S. offer will have the right to withdraw the UBS Shares he or she has already tendered for so long as required by applicable U.S. federal securities laws, including any extension of the initial offer period required by such laws.

Unless otherwise provided by applicable law, the exchange offer will be open for acceptances for at least five U.S. business days after any reduction in the minimum acceptance condition, which period may include the subsequent offer period.

UBS Group does not intend to reduce the minimum acceptance condition below two-thirds of the total UBS Shares in issue. Acquiring at least two-thirds of the UBS Shares in issue would ensure UBS Group’s control over not only the management of UBS but also important corporate actions requiring a vote of two-thirds of the shares represented at a shareholder meeting, the highest majority requirement under both Swiss law and UBS’s articles of association. Under Swiss corporate law, a vote of two-thirds of the shares represented at a shareholders meeting is required, for example, to approve an increase in authorized or contingent capital or the creation of reserve capital in accordance with Swiss banking law, or an increase in share capital against contribution in kind for the purpose of acquisition and the granting of special rights.

Subject to the requirements of Swiss tender offer regulations and the U.S. federal securities laws (including U.S. federal securities laws which require that material changes to the offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which UBS Group may choose to make any public announcement, UBS Group will have no obligation to communicate any public announcement in the United States other than as described above.

Revocation of the Exchange Offer	According to applicable Swiss rules and regulations, UBS Group may revoke the exchange offer only if one or more conditions to the exchange offer are not met or, as the case may be, not waived at the end of the initial offer period. In case of a revocation, UBS Shares

Revocation of the Exchange Offer (Cont’d)	having been tendered by shareholders into the Swiss exchange offer will be released and the contract to exchange the tendered UBS Shares into UBS Group Shares according to the terms of the exchange offer will be rescinded.

Validity of Tenders and Procedure for Tendering

The steps you must take to validly tender into the exchange offer will depend on whether you hold your UBS Shares through a broker, dealer, commercial bank, trust company or other nominee, in certificated form or in uncertificated form registered directly in your name in the share register maintained by UBS’s transfer agent, Computershare.

If you hold UBS Shares through the DTC system or directly with Computershare, you should follow the applicable steps described below:

•  If you hold your UBS Shares in the DTC system through a custody account with a custodian bank or broker, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your shares to arrange for the DTC participant holding your shares in its DTC account to tender your shares in the U.S. offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facility (ATOP) of your shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the offer, prior to the expiration date of the offer. All tenders of UBS Shares through the DTC book-entry confirmation facilities must be received by the U.S. exchange agent before the expiration date of the offer.

•  If you hold UBS Shares in the form of one or more share certificates registered with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution together with the certificate(s) representing your UBS Shares specified on the face of the letter of transmittal, and any other required documents, prior to the expiration date of the offer. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in uncertificated form in direct registration with Computershare.

•  If you hold your UBS Shares in book-entry form in direct registration with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution and any other required documents, prior to the expiration date of the offer.

Validity of Tenders and Procedure for Tendering (Cont’d)

If you hold UBS Shares in the SIS Settlement System or in physical form recorded in the Swiss share register, you should follow the applicable steps described below:

•  If you hold your shares in the SIS Settlement System through brokers or custodian banks who are SIS participants (whether or not you are registered as a shareholder in UBS’s share register), you will be informed of the procedure for accepting the exchange offer by your broker or custodian bank, and have to act in accordance with such instructions. All tenders of UBS Shares through the SIS Settlement System must be received by the Swiss exchange agent before the Swiss tender deadline.

•  If you hold your shares in the form of physical share certificates (Heimverwahrer) and are recorded in the Swiss share register, you will be informed of the procedures for accepting the exchange offer by UBS Shareholder Services directly, and will have to tender your UBS Shares by delivering to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) a duly completed acceptance form, together with the certificate(s) representing your UBS Shares specified on the acceptance form, and any other required documents, in accordance with such instructions. All tenders of such shares must be received by the Swiss exchange agent prior to the Swiss tender deadline. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in book-entry form in the SIS Settlement System to an account with the relevant custodian bank (and SIS participant) or otherwise to an omnibus account maintained by UBS.

If you hold UBS Shares which, when tendered, are recorded in the share register of UBS as registered shares (with voting rights or without voting rights, as the case may be) and are accepted for exchange in the exchange offer, you will generally be similarly recorded in the share register of UBS Group (with voting rights, if so registered). Tendering fiduciaries and nominees that currently have a nominee agreement with UBS will generally be registered on UBS Group’s share register in the same extent as they are currently registered on UBS’s share register. You will be deemed to have given the necessary authorizations to this effect. For more information on the share register of the UBS Group and on how registration with voting rights will be effected, see “Description of the UBS Group Shares and Articles of Association – Share Register” beginning on page 105 below.

For more information on the procedure for tendering, the time and expense of tendering, the timing of the exchange offer, extensions of the exchange offer and your rights to withdraw your UBS Shares from the exchange offer, see “The Exchange Offer” beginning on page 56 below.

Withdrawal Rights

You may withdraw any UBS Shares that you hold in the SIS Settlement System or in physical form recorded in the Swiss share register and tendered in the U.S. offer at any time prior to the Swiss tender deadline, and you may withdraw any UBS Shares that you hold through DTC or directly with Computershare and tendered in the U.S. offer at any time prior to the expiration date of the initial offer period. UBS Shares tendered during the subsequent offer period, if any, may not be withdrawn unless withdrawal rights are mandatorily provided by law or regulation applicable to the exchange offer.

If you have tendered your UBS Shares by means of the DTC book-entry confirmation facility (ATOP), you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your UBS Shares were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facility (ATOP) prior to the expiration date of the initial offer period.

If you have tendered your UBS Shares by means of physical delivery of a letter of transmittal (together with, in the case of UBS Shares held in the form of one or more share certificates, the certificate(s) representing your UBS Shares), you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the expiration date of the initial offer period.

If you have tendered your UBS Shares through a bank, broker or other custodian institution in the SIS Settlement System, you should contact the institution through which you have tendered your UBS Shares to learn about its procedures to withdraw UBS Shares validly tendered. You should contact your bank, broker or other custodian institution sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

If you have tendered your UBS Shares in the form of share certificates recorded on the Swiss share register by means of delivery to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) of an acceptance form and delivery of your physical certificates, you may withdraw your tender by delivering to UBS Shareholder Services a properly completed and duly executed notice of withdrawal prior to the Swiss tender deadline. If you have tendered your UBS Shares through your custodian bank, you should contact your custodian bank sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

Capital Increase and Power of Attorney

The UBS Group Shares will be created by means of capital increases expected to occur on November 17, 2014 and December 5, 2014, executed through the contribution in kind of the tendered UBS Shares to UBS Group. Each holder tendering in the exchange offer will be deemed to have authorized UBS Securities LLC, UBS or another nominee to contribute UBS Shares tendered in the exchange offer acting in its own name but for the account of the tendering shareholder and to take other necessary or advisable actions for their account to effect the exchange (including without limitation to apply on their behalf for the registration in UBS Group’s share register, as described under “Description of the UBS Group Shares and Articles of Association—Share Register”).

The board of directors of UBS (in its capacity as the governing body of the sole shareholder of UBS Group) has committed itself to ensuring that (i) UBS Group will, after the end of the initial offer period, hold an extraordinary meeting of the sole shareholder resolving on the capital increases required for the consummation of the exchange offer (i.e., for the exchange of tendered UBS Shares into UBS Group Shares) and that (ii) the board of directors of UBS Group will take all necessary resolutions to effectuate the capital increases as resolved by the shareholders meeting of UBS Group, both provided that the exchange offer is successful.

For more information on the procedure for tendering, the timing of the exchange offer, extensions of the exchange offer, your rights to withdraw your UBS Shares from the exchange offer prior to the expiration time and the capital increase and power of attorney granted in connection with the exchange offer, see “The Exchange Offer” section of this offer to exchange/prospectus.

CERTAIN CONSEQUENCES OF THE EXCHANGE OFFER (PAGE 64)

As a result of the exchange offer, trading in UBS Shares may be adversely affected during and after the exchange offer period. Additionally, the completion of the exchange offer will result in reduced liquidity of UBS Shares, and delisting of UBS Shares from the SIX Swiss Exchange and the NYSE. For a discussion of these effects, see “The Exchange Offer—Certain Consequences of the Exchange Offer” section of this offer to exchange/prospectus.

ACCOUNTING TREATMENT (PAGE 64)

For accounting purposes, the exchange of UBS Shares for UBS Group Shares will not result in a business combination under IFRS 3 “Business Combinations.” Rather, the exchange offer will result in a reorganization with no changes in the accounting substance of the UBS reporting entity. After consummation of the exchange offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Group. The exchange offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS shares in periods prior to the squeeze-out) and certain reclassifications within equity related to preferred notes.

CERTAIN LEGAL AND REGULATORY MATTERS (PAGE 65)

UBS Group’s obligation to declare unconditional and complete the exchange offer and accept for exchange any UBS Shares that have been validly tendered into and not validly withdrawn from the exchange offer is conditioned upon the receipt of certain approvals, non-objections and consents from governmental authorities, including competition, financial and other regulatory authorities, on an unconditional basis that are in full force and effect (or the expiration or waiver of the applicable waiting periods).

Although we believe that UBS Group will receive the requisite regulatory approvals for the exchange offer, there can be no assurances regarding the timing of the approvals or UBS Group’s ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals.

UBS shareholders receiving new UBS Group Shares in exchange for their UBS Shares in the exchange offer should consult with their own advisors to determine if they need to comply with any regulatory scheme prior to receipt of the new UBS Group Shares.

NO APPRAISAL RIGHTS (PAGE 66)

There are no appraisal or similar rights available to holders of UBS Shares in connection with the exchange offer. However, if we conduct a squeeze-out merger, under Swiss law, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what is “adequate” consideration. We expect such proceeding to be unlikely given the share-for-share nature of the consideration we anticipate offering in a squeeze-out merger.

MATERIAL TAX CONSIDERATIONS (PAGE 68)

For information on the Swiss and U.S. tax considerations relating to the exchange offer, see the “Material Tax Considerations” section of this offer to exchange/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your UBS Shares in the exchange offer. This offer to exchange/prospectus is being made available to holders of UBS Shares located in the United States. If you hold UBS Shares and are not located in the United States, you should consult the separate offer documentation.

INTERESTS OF CERTAIN PERSONS (PAGE 101)

All members of the board of directors of UBS are expected to become members of the board of directors of UBS Group at or prior to the time of the capital increase preceding the initial settlement date of the exchange offer. Certain members of the board of directors and management of UBS participated in determining the terms of the exchange offer. These individuals may have certain interests in the proposed exchange offer that are different from, or additional to, the interests of holders of UBS Shares generally and that may have caused them to view the proposed transaction more favorably or differently from the way other holders of UBS Shares would view it.

As of the date of this offer to exchange/prospectus, UBS Group is a wholly owned subsidiary of UBS. We are not aware of any person who, following settlement of the exchange offer, will directly or indirectly, jointly or severally, exercise or could exercise control over UBS Group.

So far as we know, there are no arrangements, the operation of which may, at a date subsequent to the date of this offer to exchange/prospectus, result in a change of control of UBS Group, other than the exchange offer contemplated by this offer to exchange/prospectus.

The members of the Board of UBS will be granted no benefits whatsoever in connection with the exchange offer. None of the members will receive compensation due to the exchange offer. Neither the employment agreement of the Chairman, nor the employment agreements of the members of the executive management stipulate any termination pay that would be prompted by the completion of the exchange offer.

Furthermore, no changes to the remuneration package for the executive management are intended to be made in connection with the exchange offer.

For a discussion of these interests, see the “Interests of Certain Persons in the exchange offer” section of this offer to exchange/prospectus.

COMPARISON OF SHAREHOLDER RIGHTS (PAGE 113)

The rights of holders of UBS Shares are governed by Swiss law and by the articles of association of UBS. If your UBS Shares are acquired in the exchange offer, you will become a holder of UBS Group Shares. Your rights as a holder of UBS Group Shares will be governed by Swiss law and by the articles of association of UBS Group. The articles of association of UBS Group are in all material respects identical to the articles of association of UBS, subject to four differences: (i) company name; (ii) company domicile; (iii) company purpose (to reflect the function as holding company of UBS Group) and (iv) certain share capital provisions. For a discussion of these differences, see the “Comparison of Rights of Holders of UBS Group Securities and UBS Securities” section of this offer to exchange/prospectus.

SHARE PRICES (PAGE 116)

On May 5, 2014, which was the last Swiss trading day preceding the date on which we announced our intention to establish a group holding company through a share exchange offer subject to regulatory approvals, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF18.27 and the last reported sales price of a UBS Share on the NYSE was $20.84. On October 8, 2014, the last practicable date prior to publication of this offer to exchange/prospectus, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF15.89 and the last reported sales price of a UBS Share on the NYSE was $16.84. Please obtain a recent quotation for your securities prior to deciding whether or not to tender.

The following table sets forth, for the periods indicated, the reported high and low sales prices for UBS Shares on the SIX Swiss Exchange and the reported high and low sales prices for UBS Shares on the NYSE.

	SIX Swiss Exchange				NYSE
	High		Low		High	Low
	(CHF per UBS Share)				(U.S. dollars per UBS Share)
Annual highs and lows
2009	CHF	19.54	CHF	8.57	$18.98	$7.24
2010		18.48		13.40	18.33	12.39
2011		18.93		9.66	20.00	10.56
2012		15.25		9.79	16.76	9.90
2013		19.50		14.12	21.57	15.19
2014 (through October 8, 2014)		19.10		15.37	21.40	16.51

Quarterly highs and lows
2011:
First quarter	CHF	18.93	CHF	15.58	$19.94	$16.32
Second quarter		17.35		14.43	20.00	17.31
Third quarter		15.69		9.66	18.60	10.63
Fourth quarter		11.97		9.80	14.04	10.56

2012:
First quarter	CHF	13.45	CHF	10.70	$14.67	$11.28
Second quarter		12.71		10.69	14.07	11.12
Third quarter		12.52		9.79	13.48	9.90
Fourth quarter		15.25		11.68	16.76	12.37

2013:
First quarter	CHF	16.31	CHF	14.37	$17.58	$15.31
Second quarter		18.00		14.12	18.58	15.19
Third quarter		19.50		16.04	21.45	16.92
Fourth quarter		19.23		16.17	21.57	18.03

2014:
First quarter	CHF	19.10	CHF	17.05	$21.40	$18.62
Second quarter		18.68		16.27	21.15	18.32
Third quarter		16.87		15.37	18.83	16.83
Fourth quarter (through October 8, 2014)		16.67		15.89	17.33	16.51

Monthly highs and lows
2014:
April		18.68		17.38	21.15	19.86
May		18.37		17.61	21.02	19.72
June		18.28		16.27	20.39	18.32
July		16.87		15.67	18.83	17.17
August		16.49		15.37	18.11	16.83
September		16.73		16.29	17.87	17.30
October (through October 8, 2014)		16.67		15.89	17.33	16.51

As the UBS Group Shares are not yet listed, no historical share sale values can be provided.

SELECTED FINANCIAL INFORMATION FOR UBS

The following tables set forth selected consolidated historical financial information and operating results for the UBS business. This information is qualified by reference to, and should be read in conjunction with, UBS’s consolidated financial statements and notes thereto as well as the section entitled “Operating and Financial Review and Prospects,” which are incorporated herein by reference to UBS’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC on March 14, 2014 (the “UBS 2013 Form 20-F”), and UBS’s Report on Form 6-K filed with the SEC on July 29, 2014 (the “Second Quarter 2014 Report”). The selected consolidated historical financial information and operating results for the years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from the UBS 2013 Form 20-F (unless otherwise indicated). The UBS 2013 Form 20-F contains audited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as well as additional unaudited consolidated financial data. Unless subsequently restated (in which case, the restated information has been derived from the UBS 2013 Form 20-F), the selected consolidated historical financial information and operating results for the years ended December 31, 2010 and 2009, and the consolidated balance sheet data as of December 31, 2011, 2010 and 2009, have been derived from UBS’s Annual Report on Form 20-F for the year ended December 31, 2012 (the “UBS 2012 Form 20-F”), containing audited financial statements, which were also prepared in accordance with IFRS, as well as additional unaudited consolidated financial data. The UBS 2012 Form 20-F is not incorporated by reference into this offer to exchange/prospectus. The selected consolidated historical financial data as of and for the six month periods ended June 30, 2014 and 2013 have been derived from the Second Quarter 2014 Report, containing unaudited consolidated financial statements prepared in accordance with IFRS as well as additional unaudited consolidated financial information. The Second Quarter 2014 Report is incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements referenced above include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented.

KEY FIGURES

	As of or for the six months ended June 30,		As of or for the year ended December 31,
CHF million, except where indicated	2014	2013	2013		2012	2011	2010	2009
Group results
Operating income	14,405	15,164	27,732		25,423	27,788	31,994	22,601
Operating expenses	11,794	12,697	24,461		27,216	22,482	24,650	25,128
Operating profit/(loss) from continuing operations before tax	2,611	2,467	3,272		(1,794)	5,307	7,345	(2,527)
Net profit/(loss) attributable to UBS shareholders	1,846	1,678	3,172		(2,480)	4,138	7,452	(2,700)

Diluted earnings per share (CHF)	0.48	0.44	0.83		(0.66)	1.08	1.94	(0.74)

Key performance indicators[1]
Profitability
Return on equity (RoE) (%)	7.6	7.2	6.7		(5.1)	9.1	18.0	(7.9)
Return on assets, gross (%)	2.9	2.5	2.5		1.9	2.1	2.3	1.5
Cost/income ratio (%)	82.0	83.6	88.0		106.6	80.7	76.9	102.8

Growth
Net profit growth (%)	10.0	7.7	—		—	(44.5)	—	—
Net new money growth for combined wealth management businesses (%)	2.4	4.6	3.4		3.2	2.4	(1.2)	(6.7)

Resources
Common equity tier 1 capital ratio (fully applied, %)[2]	13.5	11.2	12.8		9.8	—	—	—
Swiss SRB leverage ratio (phase-in, %)	5.3	3.9	4.7		3.6	—	—	—

Additional information
Profitability
Return on tangible equity (%)[3]	8.8	8.5	8.0		1.6	11.9	24.7	(6.1)
Return on risk-weighted assets, gross (%)[4]	12.5	11.8	11.4		12.0	13.7	15.5	9.9

Resources
Total assets	982,605	1,129,071	1,018,374	[7]	1,259,797	1,416,962	1,314,813	1,338,239
Equity attributable to UBS shareholders	49,532	47,073	48,002		45,949	48,530	43,728	37,704
Common equity tier 1 capital (fully applied)[2]	30,590	26,817	28,908		25,182	—	—	—
Common equity tier 1 capital (phase-in)[2]	41,858	39,398	42,179		40,032	—	—	—
Risk-weighted assets (fully applied)[2]	226,736	239,182	225,153		258,113	—	—	—
Risk-weighted assets (phase-in)[2]	229,908	242,626	228,557		261,800	—	—	—
Common equity tier 1 capital ratio (phase-in, %)[2]	18.2	16.2	18.5		15.3	—	—	—
Total capital ratio (fully applied, %)[2]	18.1	13.5	15.4		11.4	—	—	—
Total capital ratio (phase-in, %)[2]	23.9	20.6	22.2		18.9	—	—	—
Swiss SRB leverage ratio (fully applied, %)	4.2	2.9	3.4		2.4	—	—	—
Swiss SRB leverage ratio denominator (fully applied)[2,6]	980,552	1,131,370	1,020,247		1,206,214	—	—	—
Swiss SRB leverage ratio denominator (phase-in)[2,6]	986,577	1,140,765	1,027,864		1,216,561	—	—	—
BIS tier 1 capital, Basel 2.5	—	—	—		40,982	38,370	—	—
BIS risk-weighted assets, Basel 2.5	—	—	—		192,505	240,962	—	—
BIS tier 1 capital ratio, Basel 2.5 (%)	—	—	—		21.3	15.9	—	—
BIS total capital ratio, Basel 2.5 (%)	—	—	—		25.2	17.2	—	—

	As of or for the six months ended June 30,		As of or for the year ended December 31,
CHF million, except where indicated	2014	2013	2013	2012	2011	2010	2009
Other
Average equity to average total assets (%)[8]	—	—	4.0	3.4	3.2	2.7	1.7
Invested assets (CHF billion)[5]	2,507	2,348	2,390	2,230	2,088	2,075	2,160
Market capitalization	62,542	61,737	65,007	54,729	42,843	58,803	57,108
Total book value per share (CHF)	13.20	12.49	12.74	12.26	12.95	11.53	10.71
Tangible book value per share (CHF)	11.54	10.73	11.07	10.54	10.36	8.94	7.58
Registered ordinary shares (number)	3,844,030,621	3,839,378,864	3,842,002,069	3,835,250,233	3,832,121,899	3,830,840,513	3,558,112,753
Treasury shares (number)	91,236,602	71,621,067	73,800,252	87,879,601	84,955,551	38,892,031	37,553,872
Personnel (full-time equivalents)	60,087	60,754	60,205	62,628	64,820	64,617	65,233
Americas	21,168	21,360	21,317	21,995	22,924	23,178	23,834
of which: USA	19,896	20,082	20,037	20,833	21,746	22,031	22,702
Asia Pacific	7,374	7,173	7,116	7,426	7,690	7,263	6,865
Europe, Middle East and Africa	10,105	10,206	10,052	10,829	11,019	10,892	10,484
of which: United Kingdom	5,470	5,826	5,595	6,459	6,674	6,634	6,204
of which: Rest of Europe	4,482	4,224	4,303	4,202	4,182	4,122	4,145
of which: Middle East and Africa	153	156	153	167	162	137	134
Switzerland	21,440	22,015	21,720	22,378	23,188	23,284	24,050

1	For the definitions of our key performance indicators, refer to the “Measurement of performance” section of the UBS 2013 Form 20-F.
2	Based on the Basel III framework as applicable for Swiss systemically relevant banks (SRB). Numbers for 31 December 2012 are on a pro-forma basis.
3	Net profit/loss attributable to UBS shareholders before amortization and impairment of goodwill and intangible assets (annualized as applicable)/average equity attributable to UBS shareholders less average goodwill and intangible assets.
4	Based on Basel III risk-weighted assets (phase-in) for 2014 and 2013. Based on Basel 2.5 risk-weighted assets for 2012 and based on Basel II risk-weighted assets for 2011, 2010 and 2009.
5	Group invested assets includes invested assets for Retail & Corporate.
6	The leverage ratio denominator is also referred to as “total adjusted exposure” and is calculated in accordance with Swiss SRB leverage ratio requirements. Data represent the average of the total adjusted exposure at the end of the three months preceding the end of the reporting period. See “Capital management” in the “Risk, treasury and capital management” section of the UBS 2013 Form 20-F for more information.
7	On January 1, 2014, the Group adopted Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32, Financial Instruments: Presentation). The prior period balance sheet as of December 31, 2013 was restated to reflect the effects of adopting these amendments to IAS 32. The number of Total assets as of December 31, 2013 is derived from the Second Quarter 2014 Report and is unaudited.
8	Information only disclosed on an annual basis.

INCOME STATEMENT DATA

	For the six months ended June 30,		For the year ended December 31,
CHF million, except where indicated	2014	2013	2013	2012	2011	2010	2009
Interest income	6,528	7,025	13,137	15,968	17,969	18,872	23,461
Interest expense	(3,714)	(4,336)	(7,351)	(9,990)	(11,143)	(12,657)	(17,016)
Net interest income	2,814	2,689	5,786	5,978	6,826	6,215	6,446
Credit loss (expense) recovery	14	(18)	(50)	(118)	(84)	(66)	(1,832)
Net interest income after credit loss (expense)/recovery	2,829	2,671	5,736	5,860	6,742	6,149	4,614
Net fee and commission income	8,408	8,360	16,287	15,396	15,236	17,160	17,712
Net trading income	2,704	3,982	5,130	3,526	4,343	7,471	(324)
Other income	465	152	580	641	1,467	1,214	599
Total operating income	14,405	15,164	27,732	25,423	27,788	31,994	22,601
Total operating expenses	11,794	12,697	24,461	27,216	22,482	24,650	25,128
Operating profit/(loss) from continuing operations before tax	2,611	2,467	3,272	(1,794)	5,307	7,345	(2,527)
Tax expense/(benefit)	652	583	(110)	461	901	(409)	(444)
Net profit/(loss) from continuing operations	1,958	1,884	3,381	(2,255)	4,406	7,754	(2,082)

Net profit/(loss) attributable to preferred noteholders	111	204	204	220	—	—	—
Net profit/(loss) attributable to non-controlling interests	2	2	5	5	268	304	610
Net profit/(loss) attributable to UBS shareholders	1,846	1,678	3,172	(2,480)	4,138	7,452	(2,700)

Cost/income ratio (%)	82.0	83.6	88.0	106.6	80.7	76.9	102.8

Per share data (CHF)
Basic earnings per share	0.49	0.45	0.84	(0.66)	1.10	1.97	(0.74)
Diluted earnings per share	0.48	0.44	0.83	(0.66)	1.08	1.94	(0.74)
Cash dividends declared per share (CHF)[1]	—	—	0.25	0.15	0.10	—	—
Cash dividends declared per share (USD)[1]	—	—	0.28	0.16	0.11	—	—
Dividend payout ratio (%)[1]	—	—	29.8	(22.7)	9.1	—	—

Rates of return (%)
Return on equity attributable to UBS shareholders	7.6	7.2	6.7	(5.1)	9.1	18.0	(7.9)
Return on average equity[2]	—	—	6.7	(5.0)	9.1	17.9	(8.7)
Return on average assets[2]	—	—	0.3	(0.2)	0.3	0.5	(0.1)

1	Dividends and/or distribution of capital contribution reserve are normally approved and paid in the year subsequent to the reporting period.
2	Information only disclosed on an annual basis.

BALANCE SHEET DATA

	As of June 30,	As of December 31,
CHF million	2014	2013		2012	2011	2010	2009
Assets
Total assets	982,605	1,018,374	[1]	1,259,797	1,416,962	1,314,813	1,338,239
Cash and balances with central banks	77,615	80,879		66,383	40,638	26,939	20,899
Due from banks	27,721	17,170		21,220	23,218	17,133	16,804
Cash collateral on securities borrowed	30,695	27,496		37,372	58,763	62,454	63,507
Reverse repurchase agreements	76,571	91,563		130,941	213,501	142,790	116,689
Trading portfolio assets	132,490	122,848		160,564	181,525	228,815	232,258
of which: assets pledged as collateral which may be sold or repledged by counterparties	49,359	42,449		44,698	39,936	61,352	44,221
Positive replacement values	204,698	254,084	[1]	418,957	486,584	401,146	421,694
Cash collateral receivables on derivative instruments	27,411	28,271	[1]	30,413	41,322	38,071	53,774
Loans	300,571	286,959		279,901	266,604	262,877	266,477
Financial investments available-for-sale	52,189	59,525		66,230	53,174	74,768	81,757
Other assets	25,650	20,228		17,244	15,492	24,973	26,459

Liabilities
Due to banks	13,260	12,862		23,024	30,201	41,490	31,922
Cash collateral on securities lent	12,298	9,491		9,203	8,136	6,651	7,995
Repurchase agreements	18,718	13,811		38,557	102,429	74,796	64,175
Trading portfolio liabilities	29,904	26,609		34,247	39,480	54,975	47,469
Negative replacement values	203,368	248,079	[1]	395,260	473,400	393,762	409,943
Cash collateral payables on derivative instruments	43,746	49,526	[1]	71,148	67,114	58,924	66,097
Financial liabilities designated at fair value	68,877	69,901		91,901	88,982	100,756	112,653
Due to customers	388,500	390,825		373,459	342,409	332,301	339,263
Debt issued	80,984	81,586		104,837	140,617	130,271	131,352
Other liabilities	68,166	62,777		66,523	69,633	70,412	79,643
Equity attributable to UBS shareholders	49,532	48,002		45,949	48,530	43,728	37,704

1	On January 1, 2014, the Group adopted Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32, Financial Instruments: Presentation). The prior period balance sheet as of December 31, 2013 was restated to reflect the effects of adopting these amendments to IAS 32.

Risk factors

In addition to the other information included or incorporated by reference in this offer to exchange/prospectus, holders of UBS Shares should consider carefully the matters described below in determining whether to accept the exchange offer.

RISKS RELATING TO THE EXCHANGE OFFER

We may fail to realize the anticipated benefits of the exchange offer.

We propose the exchange offer because we believe that it will, along with other measures already announced, substantially improve the resolvability of the Group in response to evolving regulatory requirements. These measures may also qualify the Group for a rebate on the progressive buffer capital requirements applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. We may, however, encounter substantial difficulties in achieving these anticipated benefits or these anticipated benefits may not materialize. For example, the relevant regulators may find the measures we are undertaking or their implementation to be ineffective or insufficient (especially in the context of market turbulence or in distressed situations), or they may not grant potential relief to the full extent hoped for. We may also be required to adopt further measures to meet existing or new regulatory requirements. See also “—If UBS Group fails to acquire full ownership of UBS on a timely basis, we may be unable to fully realize the anticipated benefits of the exchange offer. Additionally, the liquidity and market value of the UBS Group Shares may be adversely affected.”

As UBS Group will be a holding company, its operating results, financial condition and ability to pay dividends or other distributions will be entirely dependent on funding, dividends and other distributions received from its subsidiaries, including UBS, which may be subject to restrictions.

UBS Group’s ability to pay dividends or other distributions and to pay its obligations in the future will depend on the level of funding, dividends and other distributions, if any, received from its operating subsidiaries, including UBS and its subsidiaries and any new subsidiaries established by UBS Group in the future. The ability of UBS Group’s operating companies to make loans or distributions (directly or indirectly) to UBS Group may be restricted as a result of several factors, including restrictions in financing agreements and the requirements of applicable law and regulatory and fiscal or other restrictions. In particular, if the exchange offer is successful and the holding company structure is put in place, UBS Group’s subsidiaries, including UBS and any new bank subsidiaries established by UBS Group or UBS, may be subject to laws that restrict dividend payments, authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to UBS Group, or limit or prohibit transactions with affiliates. Restrictions and regulatory action of this kind could impede access to funds that UBS Group may need to make dividend payments.

In addition, UBS Group’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to all prior claims of the subsidiary’s creditors. As a result, it is possible that UBS Group’s credit rating could be lower than the rating of UBS, which may increase the cost of issuing debt on a stand-alone basis.

Furthermore, we expect that UBS Group may guarantee some of the payment obligations of certain of its subsidiaries, including UBS, from time to time. These guarantees may require UBS Group to provide substantial funds or assets to UBS or its other subsidiaries or their creditors or counterparties at a time when UBS Group is in need of liquidity to fund its own obligations.

Risk factors

If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, UBS Group may not be in a position in the longer term to make distributions to holders of UBS Group Shares in line with any future announced proposals or at all.

If UBS Group fails to acquire full ownership of UBS on a timely basis, we may be unable to fully realize the anticipated benefits of the exchange offer. Additionally, the liquidity and market value of the UBS Group Shares may be adversely affected.

Any delay in acquiring or failure to acquire full ownership of UBS could adversely affect the anticipated benefits of the exchange offer and the liquidity and market value of the UBS Group Shares. Such a delay or failure may occur if, among other things, UBS Group reduces the minimum acceptance condition and UBS Shares representing less than 90% of the total issued UBS Shares are accepted for exchange or if, after UBS Group has acquired UBS Shares representing 90% or more, but not more than 98%, of the total issued UBS Shares, we determine that the squeeze-out merger cannot be implemented or is not advisable for any reason, including, among other things, disruption to the business, the negative impact on regulatory consents, approvals and licenses or required third party-rights. See “—A squeeze-out merger could have an adverse impact on existing banking licenses and other permits and authorizations and be subject to appraisal under Swiss law.” If this happens, remaining UBS shareholders will hold a minority interest in UBS.

The existence of minority shareholders in UBS may, among other things, make it more difficult or delay UBS Group’s ability to implement changes to the legal structure of the Group and interfere with its day-to-day business operations and its corporate governance. For example, UBS Group may not be able to effect intra-group transfers of entities without first obtaining bona fide third-party evaluations, resulting in incremental expense and delays. Additionally, transactions among UBS Group’s subsidiaries and affiliates may need to be carried out on an arm’s-length basis, which may impair the efficiency of day-to-day operations. As a matter of Swiss law, minority UBS shareholders would also have the ability to request special investigations, convene general meetings of shareholders and propose agenda items for annual general meetings of UBS. Each of these circumstances, along with other measures UBS Group may need to take to recognize the continuing legal rights of any remaining minority UBS shareholders, may result in increased costs and administrative burden.

In addition, any holders of UBS Shares who do not tender their UBS Shares in the exchange offer will have a pro rata claim upon any dividends or other distributions of UBS and would receive a proportionate share of any dividend payments or other distributions made by UBS, reducing the amount of any dividend payments or other distributions that UBS Group might make to holders of UBS Group Shares.

As long as minority UBS shareholders remain after completion of the exchange offer, there will be fewer UBS Group Shares outstanding than there were UBS Shares outstanding prior to the completion of the exchange offer. As a result, the market for and the liquidity and market value of UBS Group shares could be adversely affected.

A squeeze-out merger could have an adverse impact on existing banking licenses and other permits and authorizations and be subject to appraisal under Swiss law.

If we conduct a squeeze-out merger under Swiss law, UBS will merge into a merger subsidiary of UBS Group, which will survive the transaction. Although we expect that the surviving entity will in most cases succeed to UBS’s banking licenses, permits and other authorizations, such entity may need to re-apply for or seek specific licenses, permits and authorizations, as well as third party consents. Furthermore, although we expect this occurrence to be unlikely given that minority shareholders subject to the

Risk factors

squeeze-out will be offered listed securities in the new ultimate parent company of the Group and the consideration to be offered in the squeeze-out merger will be identical to the consideration offered in the exchange offer, under Swiss law, a minority shareholder subject to the squeeze-out merger could theoretically seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what is “adequate” consideration. Each of these circumstances, if it were to happen, may generate costs, delay the implementation of the squeeze-out merger or disrupt or negatively impact our business.

The value of the UBS Group Shares may decrease.

It is likely that the price of the UBS Group Shares will fluctuate and may not always accurately reflect the underlying value of UBS Group and its subsidiaries. The value of the UBS Group Shares may decrease. The prices that investors may realize for their holdings of UBS Group Shares, when they are able to do so, may be influenced by a large number of factors, including the possibility that the market for the UBS Group Shares is less liquid than for other equity securities and that the prices of the UBS Group Shares are relatively volatile. In addition, stock markets have in the recent past experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could have an adverse effect on the market price of the UBS Group Shares.

The UBS Group Shares may not have an active trading market, which may have an adverse impact on the value of the UBS Group Shares.

There has been no prior public market for the UBS Group Shares. UBS Group has applied to list the UBS Group Shares on the SIX Swiss Exchange and also intends to apply to list the UBS Group Shares to the NYSE. However, there can be no assurance that a liquid market will develop for the UBS Group Shares, that holders of the UBS Group Shares will be able to sell their UBS Group Shares or that such holders will be able to sell their UBS Group Shares for a price that reflects their value.

The exchange offer is subject to certain conditions and if these conditions are not satisfied or waived, the exchange offer will not be completed.

The completion of the exchange offer is subject to certain conditions as described under the section heading “The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer” of this offer to exchange/prospectus. If the conditions are not waived (to the extent permitted under applicable law) or satisfied, the exchange offer will lapse and all tendered UBS Shares will be returned to holders. If the exchange offer lapses and the UBS Shares are returned, there will be no payment of interest or other compensatory payment made.

If you elect to tender in the Swiss offer, you will not be afforded the protections of the U.S. federal securities laws.

The exchange offer is comprised of the US offer and the Swiss offer. The Swiss offer is being made pursuant to the Swiss tender offer rules and will not be subject to the requirements of the U.S. federal securities laws as they relate to the tender offer and may not be subject to the anti-fraud provisions of the U.S. federal securities laws. If you elect to tender in the Swiss offer, you will not be afforded the protections that are provided under the U.S. federal securities laws as they relate to exchange offer and may not have the benefit of the anti-fraud provisions of the U.S. federal securities laws.

Risk factors

RISKS TO UBS SHAREHOLDERS WHO DO NOT TENDER THEIR UBS SHARES IN THE EXCHANGE OFFER

The market for UBS Shares will be less liquid following completion of the exchange offer, and the value of any retained UBS Shares may decline.

The market for UBS Shares will be less liquid following completion of the exchange offer, and the value of any UBS Shares you retain may be lower or fluctuate more widely following completion of the exchange offer than before completion of the exchange offer.

The exchange of UBS Shares for UBS Group Shares pursuant to the exchange offer will reduce the number of holders of UBS Shares as well as the number of UBS Shares that might otherwise trade publicly and, depending upon the number of UBS Shares so exchanged, will adversely affect the liquidity and market value of the remaining UBS Shares held by the public. Additionally, if fewer than 600,000 UBS Shares would remain outstanding in the United States following completion of the exchange offer, the NYSE will not resume trading in the UBS Shares even after the publication of the final interim results of the exchange offer. Holders of UBS Shares who do not tender their UBS Shares in the exchange offer may therefore be unable to trade their UBS Shares on the NYSE at any point following expiration of the initial offer period. We may also take steps following the offer to change the corporate structure or assets of UBS and these steps could affect the liquidity and trading value of the UBS Shares. Moreover, the UBS Shares may be delisted following completion of the exchange offer, and we expect that as of the first day of trading of the UBS Group Shares on the SIX Swiss Exchange, the UBS Shares will no longer be included in the SMI and may no longer be part of the SPI, all of which could further depress the market price of the UBS Shares.

If the exchange offer is successful and we attain the required level of acceptance to initiate the squeeze-out, you may suffer the above adverse consequences for a time until you dispose of your UBS shares or the squeeze-out is completed, which will likely take a number of months (between four to six months for the SESTA Squeeze-Out and between two to three months for the squeeze-out merger). If the exchange offer is successful but we are not able to initiate a squeeze-out and decide not to, or are not able to, implement any post-closing transactions or restructuring measures, you may suffer the above adverse consequences for an indefinite period of time.

You may be forced to transfer your UBS Shares to UBS Group if UBS Group conducts a squeeze-out.

If, in the exchange offer or within three months thereafter, UBS Group acquires more than 98% of the total UBS Shares, we intend to effect a mandatory squeeze-out of the holders of the less than two percent remaining UBS Shares by filing a request with the competent court in Switzerland to invalidate such shares pursuant to article 33 of the Swiss Federal Act on Stock Exchanges and Securities Trading. Holders of the UBS Shares being invalidated in this process will receive UBS Group Shares on a one-for-one basis.

If, during the same period or at any time thereafter, UBS Group acquires at least 90% but not more than 98% of the total UBS Shares in issue, we expect to conduct a forward triangular squeeze-out merger pursuant to article 8, paragraph 2, of the Swiss Federal Act on Merger, De-Merger, Transformation and Transfer of Assets of October 3, 2003, pursuant to which UBS would merge into a merger subsidiary of UBS Group, which would survive the transaction. Under applicable Swiss law, we expect that the consideration to be received by UBS shareholders in such a squeeze-out merger will be UBS Group Shares on a share-for-share basis.

UBS Group Shares will be delivered in the squeeze-out much later than in the exchange offer.

Risk factors

We may restructure UBS after the completion of the exchange offer or take other steps to acquire UBS Shares.

Instead of or to facilitate the squeeze-out procedures described above, we reserve the right following the exchange offer to use any legally permitted method to acquire additional UBS Shares, or the totality of remaining UBS Shares in issue, by way of purchases or subsequent exchange or tender offers or to engage in one or more corporate restructuring transactions, such as a merger, demerger, liquidation, transfer of assets or conversion of UBS into another form or corporate entity, or to change the UBS articles of association to alter the corporate or capital structure in a manner beneficial to UBS Group and UBS Group’s shareholders. If you do not tender your UBS Shares in the exchange offer, any of these actions may negatively affect the value and liquidity of your remaining interest in UBS. Conversely, if we decide not to, or are not able to, implement any post-closing transactions or restructuring measures, minority shareholders will remain shareholders of UBS rather than UBS Group and be subject to the risks that may affect their remaining minority investment in UBS as further described herein.

The UBS Shares may be delisted following completion of the exchange offer.

After completion of the exchange offer, we intend to request that the UBS Shares be removed from listing on the SIX Swiss Exchange. We will also seek to remove the UBS Shares from listing on the NYSE and, when possible, to deregister the UBS Shares under the Exchange Act. While the UBS Shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for the UBS Shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in UBS Shares and the possible termination of registration of UBS Shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to UBS.

UBS may change its dividend policy and its dividends may not be equivalent to the dividends paid on UBS Group Shares.

UBS may change its dividend policy following completion of the exchange offer. The holders of UBS Shares should be aware that there can be no assurance that UBS will continue to declare dividends to the shareholders at the same rate and/or frequency in the future as it has in the past, or that any dividends declared on the UBS Shares will be equivalent to dividends paid on UBS Group Shares.

UBS Shares may cease to be “margin securities.”

UBS Shares currently are “margin securities” under Regulation T issued by the U.S. Federal Reserve Board of Governors. This status has the effect, among other things, of allowing U.S. broker-dealers to extend credit on the collateral of UBS Shares for purposes of buying, carrying and trading in securities. Upon the delisting of UBS Shares from the NYSE, they might no longer constitute “margin securities.” In such event, U.S. broker-dealers may not extend loans for such purposes against such collateral. Existing margin accounts with U.S. broker-dealers in which such collateral is held may also be affected in various respects. The foregoing may be relevant to you in the event that you do not tender your UBS Shares in the exchange offer.

Indicative timetable

You should take note of the dates and times set forth in the schedule below in connection with the exchange offer. These dates and times may be changed by UBS Group in accordance with the terms and conditions of the exchange offer, as described in this offer to exchange/prospectus.

Event	Calendar Date
Swiss tender deadline	November 11, 2014 at 10:00 a.m., New York City time (4:00 p.m., Swiss time)(a)

Expiration of initial offer period	November 11, 2014 at 5:00 p.m., New York City time(a)

Expected announcement of the provisional interim results of the exchange offer	November 12, 2014 at 7:30 a.m., Swiss time

Expected announcement of the definitive interim results of the exchange offer	November 17, 2014 at 7:30 a.m., Swiss time

Beginning of subsequent offer period	November 17, 2014

Expected settlement date for UBS Shares tendered during initial offer period	November 19, 2014(a)(b)

UBS Group Shares to be issued in the exchange offer expected to begin trading on the SIX Swiss Exchange and NYSE	On or about November 19, 2014

Expiration of subsequent offer period	December 1, 2014 at 5:00 p.m., New York City time

Expected announcement of the provisional final results of the exchange offer	December 2, 2014 at 7:30 a.m., Swiss time

Expected announcement of the definitive final results of the exchange offer	December 5, 2014 at 7:30 a.m., Swiss time

Expected settlement date for UBS Shares tendered during subsequent offer period	December 9, 2014

Latest date for UBS Group to initiate the SESTA squeeze-out	March 2, 2015

(a)	UBS Group reserves the right to extend the exchange offer one or several times. If UBS Group determines to extend the exchange offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day.
(b)	In the event that the exchange offer conditions have been satisfied or, if applicable, waived, UBS Group will accept for exchange and will exchange all UBS Shares that have been validly tendered into, and not withdrawn from, the exchange offer as of the expiration date and UBS Group will deliver the UBS Group Shares on the sixth (and in any event by no later than the tenth) Swiss business day following the expiration date, in accordance with applicable Swiss and U.S. law.

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BACKGROUND OF THE EXCHANGE OFFER

UBS

UBS is currently both the ultimate parent company and the primary operating bank of the Group. The Group consists of the Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Retail & Corporate, Global Asset Management and the Investment Bank. Our legal entity structure is designed to support our businesses with an efficient legal, tax and funding framework considering the regulatory restrictions in the countries in which we operate. Neither our business divisions nor the Corporate Center are separate legal entities. They currently operate primarily out of UBS through its branches worldwide. Businesses also operate through local subsidiaries where necessary or desirable.

UBS operates under a strict dual board structure as required under Swiss banking law.

The board of directors, under the leadership of the Chairman, is responsible for the strategy of the Group upon recommendation of the Group Chief Executive Officer (the “Group CEO”), exercises ultimate supervision over senior management, and appoints the Group Executive Board (the “GEB”) members. Shareholders elect each member of the board of directors, the Chairman and the members of the Human Resources and Compensation Committee. The board of directors in turn appoints its Vice Chairmen, Senior Independent Director, members of the other board of directors committees, their respective Chairpersons and the Company Secretary.

The management of the business is delegated by the board of directors to the GEB. Under the leadership of the Group CEO, the GEB has executive management responsibility for the Group and its business. It assumes overall responsibility for the development of the Group and business division strategies and the implementation of approved strategies.

Background

Upon consummation of the exchange offer, UBS Group will become the non-operating ultimate parent company of the Group, and UBS, the primary bank of the Group and the current ultimate parent company, will become a subsidiary of UBS Group.

This revised corporate structure is intended to further our strategic objectives in light of the current regulatory and market environment. It is part of the series of measures that we have undertaken to substantially improve the resolvability of the Group, provide strategic flexibility and enhance transparency and accountability of the business divisions. We expect that the structure will help address Swiss “too-big-to-fail” requirements, and we expect it will enable the Group to qualify for a capital rebate pursuant to these requirements. As outlined below, this structure is the product of many months of review and consideration about how best to address the regulatory requirements applicable to UBS.

The review process, in which all members of the GEB participated, was conducted under the leadership of Mr. Sergio Ermotti, the Group CEO, during the period prior to April 17, 2013, Mr. Ulrich Körner, the then Group Chief Operating Officer, for the remainder of 2013 and again Mr. Ermotti in 2014 upon Mr. Körner’s designation as CEO Global Asset Management in January 2014. Additional members of the GEB who attended the meetings of the steering committee included Messrs. Tom Naratil, Markus Diethelm, Philip Lofts, Lukas Gähwiler, Andrea Orcel, Jürg Zeltner and Bob McCann (not all of these GEB members attended each meeting of the steering committee). The GEB members were supported by a wide range of additional members of the steering committee drawn from senior and mid-level management as and when needed.

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In April 2010 an expert commission appointed by the Swiss Federal Council to study the “too big to fail” issue in the Swiss financial sector published a preliminary report of its findings. This was followed by a final report published in October 2010. The report of the expert commission identified the two largest Swiss banks, including the Group, as presenting systemic risk to Switzerland and recommended a series of measures to reduce the systemic risk presented by large banks and to facilitate resolution of a systemically relevant bank in the event that it failed. These recommendations included new capital standards comprising a core capital requirement, a buffer requirement and a further progressive buffer requirement for systemically relevant banks, liquidity requirements, establishment by the banks of “emergency plans” designed to preserve systemically relevant functions of a bank in the event of its failure, and the orderly resolution of the remainder of the bank. The expert commission considered, but did not recommend mandatory legal structure reform or activity prohibitions. It did recommend that a bank which took measures beyond the minimum requirements to reduce its resolvability risk should be eligible for a rebate on the progressive buffer capital requirement.

The GEB considered the preliminary and final reports of the expert commission and parallel efforts being conducted by the Basel Committee and other international bodies, including the United States and the UK, at three meetings during 2010. During these meetings the GEB received an overview of the overall challenges that changes in the regulatory framework would present, possible solutions and potential alternative structures for UBS.

In September 2011, the Swiss parliament passed amendments to the Banking Act designed to resolve the “too-big-to-fail” issue, which entered into force on March 1, 2012, along the lines of the recommendations of the expert commission.

On March 28, 2012, the GEB met to engage in preliminary discussions concerning potential changes to UBS’s operating structure to respond to Swiss capital and resolvability requirements as well as emerging regulatory requirements in other countries in which the Group operates. At this meeting, the GEB discussed the ways in which the implementation of a holding company structure, potentially including the separation of certain divisions into a separate subsidiary, could address regulatory requirements and provide strategic flexibility for the Group. The Group also discussed the possible enhancement to transparency and accountability of the business divisions that could result from the implementation of a holding company structure and subsequently aligning business divisions with legal entities. While this was one factor considered by the GEB in the early stages, the other factors listed above, in particular developing resolvability and capital requirements, assumed greater importance over time. The GEB’s discussions included analysis of alternative methods of achieving a holding company structure and legal steps and possible timelines to implement a holding company structure. In addition, the GEB discussed timing and structural matters that UBS would review with regulators as part of the assessment of a potential holding company implementation. The GEB authorized the project team to consider in more detail the blueprint for a holding company structure and the organization of businesses below the holding company and began the selection process to engage outside financial and legal advisors.

At this meeting, the GEB established a steering committee, which consists of several members of both the GEB and senior management. The steering committee has direct supervision over the project team and is responsible for the day-to-day management of the project team and the various project work streams. The steering committee works with the project team and external advisors to consider various strategic alternatives and develop recommendations for the board of directors and the GEB. The steering committee was instructed to provide the board of directors and the GEB with regular updates related to the potential transactions and changes in legal structure.

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On May 15, 2012, the GEB reviewed the project team’s progress with respect to analysis of implementation of a holding company structure and reviewed the additional steps that the team would need to take in order to present a detailed outline of structural alternatives to the GEB and the board of directors in the next several weeks. The project team noted that UBS had engaged Deloitte LLP, Sullivan & Cromwell LLP and Bär & Karrer AG as its external advisors. The project team discussed various structuring alternatives with the GEB and received input from the GEB on its recommendations. The GEB instructed the project team to continue developing a detailed outline of potential structural changes, including a holding company structure and specific issues that required discussion with FINMA for presentation to the board of directors.

The project team met with the board of directors to present its analysis and recommendation on June 20, 2012. At this meeting, the project team discussed in detail with the board of directors the reasons for considering implementation of structural changes including a potential holding company structure and also presented the board of directors with strategic alternatives. The project team explained its recommendation to the board of directors that a holding company structure could enable UBS to address current and anticipated regulatory requirements relating to such matters as resilience and resolvability through increased capital and funding and liquidity standards, increased self-sufficiency of legal entities in different jurisdictions (“subsidiarization”), and greater separation of retail activities from wholesale and investment activities. The project team considered a number of disadvantages and risks arising from subsidiarization, including the following.

•	Moving operations to subsidiaries and increasing the self sufficiency of subsidiaries would require significantly increased capitalization of the subsidiaries that could result in higher overall capital requirements for the Group compared to conducting business in the parent bank. In addition, Swiss capital regulation places a significant charge on capital invested by a bank in subsidiaries.

•	Transferring business areas to subsidiaries would create the potential need to duplicate operational and control infrastructure and personnel across an increased number of operational subsidiaries, including additional requirements to document, control and reconcile a likely increase in intragroup transactions as services currently provided by UBS AG are moved to different legal entities.

•	Clients that currently deal primarily with UBS potentially would in the future have client relationships with multiple UBS entities, which in turn would require additional client agreements and other documentation, and would require clients to assess the credit and other capabilities of multiple entities within the group.

•	The possibility that the Group would not be able to maintain an efficient central funding and treasury model and would be required to fund at the subsidiary level with a potential increase in cost and loss of flexibility in utilization of funding.

•	The possibility that transfer of operations to subsidiaries and changes in legal structure could result in a higher overall effective tax rate for the group or reduced ability to utilize existing tax attributes of legal entities.

The project team also considered the likelihood that potential changes in regulation, particularly in the United States and the United Kingdom, would likely trigger certain of these disadvantages and that creation of a group holding company had the potential to mitigate certain of the disadvantages, particularly increased capital requirements.

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The project team added that it believed a share-for-share exchange would likely be the most efficient way to implement this structure because it would simplify the regulatory process, avoid contractual issues and be least disruptive to customer and business relationships, but that a transfer of operations out of UBS over time could also achieve a group holding company effect. These discussions included a review of potential tax, capital, funding and rating considerations, along with a review of (i) the various regulatory actions and approvals that would be required to implement a holding company structure, (ii) the steps needed to advance a revised business and operating model for UBS Limited within a holding company structure and (iii) potential actions that UBS could take to address U.S. regulatory requirements. The project team recommended to the board of directors that UBS begin a mid- to long-term move towards legal entities more closely aligned with business divisions and regional operations. The project team stated that it would continue to review its recommendations and advised the board of directors that UBS would update FINMA on the project’s status and on UBS’s expectations with regard to rulings from FINMA and a potential rebate on the progressive buffer capital requirements to be requested at an upcoming meeting. The project team also stated that it would continue the comprehensive analysis of additional related topics, including the investment banking booking model, shared services, capital/funding modelling, and a review of legal entity setup. After discussion of the proposed move from a parent bank structure to a holding structure, including points relating to the rulings that would be required from FINMA and the effects of the UK bank tax levy, the board of directors approved the commencement of discussions with FINMA to proceed with changes in the group legal structure, substantially along the lines presented by the project team.

In June 2012 the Swiss Federal Council and FINMA enacted a new Capital Adequacy Ordinance implementing the Basel III capital requirements in Switzerland with effect from January 1, 2013 (with a phase-in period until January 1, 2019) and the recommendations of the expert commission for additional buffer capital for systemically relevant banks.

On July 3, 2012, representatives from UBS senior management met with FINMA representatives to provide FINMA with a high-level summary of the potential holding company structure that had been presented to the board of directors. The FINMA representatives discussed the strategic objectives of this structure with the UBS representatives. The UBS representatives also explained the various FINMA rulings that would be requested in connection with this proposed structure, including future capital treatment of investments in subsidiaries of UBS AG and the progressive capital buffer requirement that would be applied to UBS AG and the new Swiss banking subsidiary following establishment of the holding company and the banking subsidiary, and agreed to furnish further information to FINMA in relation to the expected rulings.

On August 27, 2012, the project team met with Sergio Ermotti, Group CEO, and Tom Naratil, Group CFO, to review the discussions with FINMA in preparation for the GEB meeting the following week. In addition, the project team highlighted the need to execute the reorganization over a mid- to long-term period in order to minimize disruption to the business. At the meeting, Messrs. Ermotti and Naratil also reviewed with the project team (i) the legal steps necessary for the implementation of a holding company structure by means of a share-for-share exchange, (ii) the plan to move the structure in the long-term toward greater business and regional alignment, and (iii) the ways in which implementing the holding company structure would address regulatory requirements. Messrs. Ermotti and Naratil also discussed with the project team the initial funding and liquidity models and the FINMA rulings that would be required to implement the holding company structure.

On September 5, 2012, the GEB met to review the progress of various structural initiatives, including with respect to the investment bank booking model, the potential mid- to long-term structure, shared services, and legal entity alternative responses to regulatory requirements, as well as capital and funding considerations and required FINMA rulings. The project team provided the GEB with an update on the

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various work streams and recommended the following: (i) that a new Swiss company be created to undertake a share-for-share exchange offer for all issued shares of UBS, (ii) that the exchange offer be completed on a one-to-one basis and (iii) that, following consummation of the exchange offer, the new company would hold 100% of the shares of UBS and its governance and equity structure would mirror that of UBS. In addition, the shares of the new holding company would be listed on the SIX and NYSE.

At this meeting, the GEB noted that the establishment of a holding company structure was an effective way of operating in the current regulatory environment and that most peers had a group holding structure. Although the Group’s activities would not change, a holding company structure and separation of businesses would enhance resolvability, increase strategic flexibility by increasing the independence of particular divisions, and help address capital requirements. The GEB continued its review of necessary FINMA rulings with the project team, and was informed that the additional detail discussed at the meeting would be presented to FINMA at an upcoming meeting. The GEB authorized members of the project team to present to FINMA key features of the structural initiatives under consideration.

On September 14 and November 15, 2012, representatives from UBS again met with representatives from FINMA. In these meetings, UBS representatives presented to FINMA, among other things, the guiding principles and key considerations in respect of UBS’s legal structure review, an estimated timeline for a share-for-share exchange in respect of UBS’s analysis relating to the establishment of the new holding company structure and updates on progress on various related work streams. Proposals for the potential end structure and the next steps to be taken in UBS’s assessments and analyses were also presented.

On November 20, 2012, the GEB met to undertake a high-level review of the regulatory and market environment and discuss how its view of the holding company structure had evolved since its initial meetings. The GEB was informed that the market trend toward subsidiarization of operations and separation of retail/commercial banking and investment banking had continued. The project team noted that it continued to recommend establishment of a holding company structure by means of an exchange offer as the best means to address issues arising from changes in resolvability and capital requirements and structural changes expected in the UK and the United States, but that the decision to do so would necessarily be based upon capital planning, strategic planning and other considerations, including the timing of the implementation of regulatory change and, in particular, the rulings from FINMA.

On December 6, 2012, the board of directors met and received an update from Mr. Ermotti on expected future capital needs at UBS Ltd. and UBS Americas Inc., as well as on future U.S. regulations for foreign banking organizations that had been announced the previous week. Mr. Ermotti also reported on the establishment of a governance framework and central program office initially focused on the establishment of a group holding company, alternatives to current investment banking booking models, the future U.S. legal structure setup, and the separation of the Swiss business in response to “too-big-to-fail” requirements. In addition, alternatives to the current investment banking booking model were reviewed. In particular, the Mr. Ermotti reviewed the progress in implementing a more self-sufficient business model for UBS Limited, including the increased capital likely to be required in UBS Limited and the potential for reduction of other forms of support by the parent bank, and directed the project team to review alternatives that would reduce the current concentration of OTC derivative bookings in UBS’s London branch taking into account new regulation of the OTC derivatives markets. After reviewing current and expected regulatory developments affecting the Group’s businesses, Mr. Ermotti assessed the viability and need for a group holding company structure with greater alignment between business and regional entities in response to increased capital requirements, improved global resolvability requirements and the Group’s need for strategic flexibility.

The GEB met again on January 29, 2013. The GEB noted that the trends discussed at its November 20, 2012 meeting relating to greater movement toward subsidiarization of operations and separation of

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retail/commercial banking and investment banking had continued and that further clarity on, or finalization of, a number of regulatory changes were expected over the near-term. As a result, the GEB emphasized the need to continue prioritizing implementation of a holding company structure as a means to address both regulatory requirements and UBS’s strategic objectives of flexibility and accountability. The project team proposed a staggered approach that would result in the long-term implementation of a holding company structure, which would include (i) the movement of the Swiss systemically significant function, comprised of the Retail & Corporate divisions and the Swiss-booked business of the Wealth Management division, from UBS to a new Swiss banking subsidiary, (ii) a revised business and operating model for the Group’s principal operating subsidiary in the United Kingdom, UBS Limited, resulting in greater self-sufficiency of UBS Limited and (iii) establishment of an intermediate holding company in the United States that would hold all U.S. subsidiaries of the Group to meet enhanced prudential standards proposed by US banking regulators under Dodd-Frank. The project team reviewed again the proposed share-for-share exchange and potential timelines for such an exchange. In addition, the GEB considered that the acceleration of the Group’s business strategy announced in November 2012 was expected to reduce the capital impact pending regulatory changes by significantly reducing both risk-weighted assets and balance sheet usage over the near term.

On January 31, 2013, the project team met with the board of directors and discussed the same matters it had discussed with the GEB on January 29, 2013 including potential timelines for implementing the different components of structural change, including the holding company structure. As part of its progress report on possible changes to the Group’s legal structure, the project team assessed likely capital requirements at various subsidiaries and gave an update on the status of discussion with regulators in relation thereto. The project team also gave an overview of the schedule and challenges relating to changes made to the business model of UBS Ltd. and of recent regulatory developments mandating the greater self-sufficiency of subsidiaries and the greater separation of retail and corporate banking and investment banking, in particular the recently announced U.S. requirements for the establishment of an intermediate holding company for all U.S. subsidiaries (but not branches). The project team also gave an overview of the activities of the central program office and of potential contingencies affecting the project that were being monitored, and assessed the viability of establishing a group holding company in light of expected capital requirements, improved global resolvability requirements and the Group’s need for increased strategic flexibility.

The project team updated the steering committee on April 17, 2013. The project team noted that the regulatory and market environment continued to evolve. The project team requested that the steering committee confirm its view that work should proceed based on a target model involving (i) the establishment of a banking subsidiary in Switzerland, comprising the Retail & Corporate and Wealth Management divisions, (ii) a revised business and operating model for UBS Limited resulting in greater self-sufficiency of UBS Limited and (iii) an intermediate holding company in the United States that would hold all U.S. subsidiaries of the Group.

On April 30, 2013, representatives of UBS met with FINMA to review the present state of planning for potential structural changes and to discuss the rulings from FINMA that were expected to be necessary to implement such changes.

The project team met with the steering committee again on June 13, 2013. At this meeting, the project team informed the steering committee that the regulatory environment had resulted in increased focus on separation of the Retail & Corporate division and possibly the Swiss-booked business of the Wealth Management division to provide a clear separation of the Swiss systemically relevant functions and to enhance compliance with new OTC derivatives regulation. In addition, the project team updated the

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steering committee on U.S. proposed rules requiring the establishment of a U.S. intermediate holding company and full capitalization of the entity. The project team also proposed that the steering committee present a detailed plan to the board of directors in the following months and to confirm its recommendation to proceed with implementation of a holding company structure on a share-for-share basis.

On June 20, 2013, the project team discussed the matters described above with the board of directors and the GEB. In connection with this discussion, the project team requested approval to continue initial work on the implementation of a potential UBS group holding company and begin planning a potential transfer of the Retail & Corporate division and possibly the Swiss-booked business of the Wealth Management division to a newly organized Swiss banking subsidiary of UBS. The project team explained that its request was based on its belief that the holding company would (i) support efficient capital management, in particular with respect to addressing additional capital requirements, (ii) be a key entity in a single point of entry bail-in strategy and (iii) support a structure that would give the Group greater strategic flexibility. The board of directors and the GEB reviewed the expected development of Swiss regulatory requirements as they relate to the Group’s businesses, including the removal of existing concessions and FINMA’s expectations with respect to the establishment of ring-fenced Swiss businesses (Wealth Management and Retail & Corporate), as well as UK requirements leading to the need to establish UBS Ltd. as a stand-alone independent legal entity, to be achieved in a phased approach to accommodate the necessary changes to business model and information technology systems. The project team reviewed with the board of directors and the GEB possible reactions of debtholders and credit rating agencies to the changes in UBS’s legal structure. The project team was directed to conduct additional work on investors’ perceptions of holding company structures and to continue its investigation of the analyses that rating agencies would likely apply to a holding company structure. The board of directors and the GEB, among other things, approved the project team’s (i) development of a communication plan, (ii) continued engagement of regulators, (iii) briefing of rating agencies, (iv) detailed review of contractual arrangements and (v) preparation of documentation.

On June 21, 2013, the board of directors met to approve a proposal by Mr. Ermotti to continue preparation activities for changes to the Group legal structure, including confirming to FINMA that the Group was working to propose a group holding company structure as well as evaluating a separation of the Swiss domestic banking business, including Swiss systemically important functions.

On July 15, 2013, the project team met with the steering committee. The steering committee approved the project team’s proposed internal management structure, which would consist of a holding company steering committee, a holding company project manager team that reported to this steering committee and a project management committee. The project management committee would be responsible for managing the various work streams, including transaction execution, change in control and contractual review, financial setup and operational setup.

On July 22/23, 2013, the GEB met to discuss a timeline for the project for the next months and was apprised on the dialogue with regulators needed to prepare a proposal for a viable alternative legal structure.

On July 25, 2013, the GEB met for an update on the status of the project. The GEB approved the recommended reporting structure that had been proposed at the July 15 meeting and approved continued work on preparatory activities.

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On the same day, Mr. Naratil updated the board of directors on preparations for discussions with FINMA regarding rulings to be sought in connection with changes to the Group’s structure and capital requirements against the background of its long-term planning.

The steering committee then met several times to discuss the implementation of the holding company structure. On August 20, 2013, representatives from UBS met with FINMA representatives and discussed UBS’s current views on the project.

On September 23, 2013, the GEB again met to discuss restructuring considerations. The GEB determined that the project team should continue to develop a timeline for implementation of a holding company structure and to assess the potential impact of such an implementation. The GEB noted its continued belief that this structure would improve resolvability and align the structure of the Group with its peers.

On October 17, 2013 and October 25, 2013, the board of directors discussed various restructuring alternatives. The board of directors approved the establishment of a Swiss banking subsidiary of UBS to contain the Retail and Corporate division and potentially the Swiss-booked business of the Wealth Management division. The project team informed the board of directors that it was continuing to assess implementation of a holding company structure but not recommending immediate implementation at such time. The decision to not pursue the immediate implementation of the revised holding company structure was based on several considerations, including anticipated delays in finalization of U.S. enhanced prudential standards and implementation of a revised operational and business model for UBS Limited and expectation of FINMA rulings.

On October 21/22, 2013, the GEB met and was briefed on various structuring initiatives, including on different options with regard to the scope of the proposed Swiss subsidiary. The GEB discussed the options in light of legal and regulatory requirements, client perceptions and business perspectives, in particular under “too big to fail” requirements and resolvability. The GEB also discussed the need for FINMA rulings on capital and funding/liquidity guarantees, the potential impact on ratings and consequences for the franchise. The GEB agreed to recommend to the board of directors that the new Swiss subsidiary comprise both the Retail & Corporate and the Swiss-booked Wealth Management business.

On October 24, 2013, the board of directors met to consider a formal proposal by management to change the legal structure of the Group in light of developments in “too big to fail” legislation across key jurisdictions, and against the background of the increasingly extraterritorial application of rules creating conflicts with local law. The proposal contemplated the implementation of a new Swiss subsidiary entity for the conduct of the Retail & Corporate and Swiss-booked wealth management businesses, subject to receipt of necessary FINMA rulings. The presentation to the board on the proposal considered the proposed communications strategy with respect to the creation of the new Swiss banking subsidiary and various measures in relation to the possible ratings impact of such measures, as well as the effects with regard to the extraterritorial application of rules affecting the Group’s businesses in Switzerland. Further information was given with regard to the proposed resolution strategy based on a “single point of entry” approach with bail-in of debt relying on cooperation between members of the Group’s Crisis Management College, and a presumptive bail-in path with downstreaming of required capital. The project team updated the board on the status of relevant decisions being prepared by FINMA, and on FINMA’s preference for a ring-fencing of the Wealth Management and Retail & Corporate businesses in a new entity to address Swiss too-big-to fail requirements, as well as the assessment of this structure under other, non-Swiss regulatory provisions. The project team also explained the evolution of the thinking for the Group legal structure, including the creation of a Group holding company, in light of ratings considerations. Members of the project team and of the GEB then assessed the proposed creation

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of the new ring-fenced entity in light of scope, liquidity, funding, capital, licensing, cost and ratings considerations. In particular, the GEB considered the establishment of a ring-fenced entity as a potentially constructive response to Swiss too-big-to-fail requirements, inasmuch as it would enable the Group to present a credible plan to maintain Swiss systemic functions in the event of adverse developments elsewhere, and to improve resolvability. The GEB also considered the benefits to clients and the retention of unified systems and processes expected as a result of keeping Retail & Corporate and the Swiss-booked Wealth Management business within the same legal entity, and the effects of the proposed structure under other, non-Swiss regulatory provisions. After discussion of management’s proposal, the board approved the creation of a new Swiss banking subsidiary comprising the Retail & Corporate and Swiss-booked wealth management business, subject to receipt of appropriate rulings by FINMA and rating agency considerations.

On January 10, 2014, the steering committee held an update meeting focused on implementation of holding company structure. The meeting was driven by the increasing consensus among key regulators that a non-operating holding company structure was the preferred approach to a single point of entry bail-in strategy. In addition, the steering committee noted the increased market focus on resolvability. In light of these considerations, the steering committee met again on February 25, 2014, at which time it reviewed the considerations relevant to a share-for-share exchange offer in connection with implementation of a holding company structure.

On March 4, 2014, the board of directors approved further preparatory work related to implementation of a holding company structure. The board of directors took this action in connection with its objectives to increase resolvability and accountability within the Group.

On April 1, 2014, the steering committee met to discuss progress on restructuring work streams. The committee reviewed legal entity and design principles that were proposed to ensure consistency and alignment with the current Group governance.

On April 29, 2014, the GEB met to discuss a draft proposal and was informed about the status of discussions with FINMA regarding required rulings and clarifications, and of the status of discussions with other regulators. The GEB discussed alternative ways of achieving a group holding company effect and the key risks and mitigations. Subject to clarification of outstanding points, the GEB was supportive of proposing to the board of directors the two alternative methods to achieve a group holding structure, with a preference for creating a new legal entity and conducting a share-for-share exchange.

On April 30, 2014, members of the project team updated the board of directors on the possibility of establishing a group holding company and briefed the board on the only two alternative means for achieving a group holding company structure considered achievable—the first being a share-for-share exchange offer and the second being the conversion of UBS into a holding company by means of a “push out” comprising a series of transactions whereby assets, liabilities, contracts and business operations would be transferred from UBS to one or more newly formed subsidiaries, leaving UBS as a pure holding company. After a review of relevant Swiss and other regulatory considerations, the board of directors discussed the pros and cons of the two options, particularly in light of Swiss capital and liquidity requirements and other regulatory and ratings considerations, with a view to reaching a decision at its next meeting.

On May 5, 2014, the, board of directors met to consider further management’s proposal for the creation of a new group holding company. The board considered the alternatives of creating the new group holding company by means of a share exchange offer or by means of converting the current UBS into a holding company via a push-out. After consideration of various matters relating to necessary regulatory

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approvals and concessions, the board of directors approved the proposal to create a new group holding company by means of a share exchange offer. The board considered the exchange offer mechanism to offer a number of advantages over a push-out procedure: (i) an exchange offer would be far quicker, as push-out procedures were estimated to take between five and ten years to complete; (ii) the exchange offer would be less costly, as it would not require the transfer of individual assets or liabilities or the novation of contracts to a subsidiary; and (iii) the exchange offer would lead to less customer disruption, as it would not involve a change of counterparty to the same extent that a push-out necessarily would if the benefits of converting UBS to a holding company were to be achieved.

On August 21, 2014 and August 29, 2014, the audit committee of the board of directors met with management and with counsel to the board of directors to review the status of the preparation of the prospectuses by which the exchange offer would be made, the process to be followed for completion of the documents and the procedures in place to address any updates to disclosure required during the exchange offer. On September 4, 2014, the audit committee of the board of directors met with management, counsel to the board of directors, and representatives of Sullivan & Cromwell LLP, Bär & Karrer AG and Gibson Dunn & Crutcher LLP, counsel to UBS, and Ernst & Young Ltd. At the meeting, the audit committee reviewed the content of the prospectuses by which the exchange offer would be made and were updated on the process for completion and updating of the prospectuses. On September 24, 2014, the audit committee met with management and the external counsel and received an update on the status of preparation of the prospectuses for the exchange offer.

On September 25, 2014, the board of directors met, together with members of the GEB and the steering committee and project team, to review the status of preparation of documentation relating to the exchange offer and the further preparatory steps to be taken in advance of a further meeting, scheduled for September 28, 2014, at which the question of whether to approve the launch of the exchange offer would be considered.

On September 28, 2014, the audit committee met and was updated on the preparation of, and reviewed, the exchange offer prospectuses. The board of directors then met, together with members of the steering committee, to review and approve the formation of a holding company structure and the launch of the exchange offer and to adopt its formal recommendation to UBS shareholders in accordance with applicable Swiss and U.S. tender offer rules. The board of directors considered the following factors, among other things: improved resolvability in response to Swiss “too-big-to-fail” requirements, discussions with competent regulators, potential positive impact on capital requirements, enhanced flexibility in debt issuances and “bail-in,” terms of the exchange offer (including one-for-one exchange ratio), tax treatment and accounting treatment. Based on these considerations, the board of directors (i) unanimously approved the launch of the exchange offer and (ii) resolved that the exchange offer was in the best interests of UBS and all holders of UBS Shares and that, accordingly, it unanimously recommended its acceptance to UBS shareholders and approved the publication of a “Board Report” documenting its recommendation in accordance with Swiss tender offer rules. See “—Reasons for the UBS Board of Directors’ Approval and Recommendation of the Exchange Offer” for further information on the UBS board of directors’ recommendation.

PURPOSE OF THE EXCHANGE OFFER

The purpose of the exchange offer is to establish a holding company for the Group. If the exchange offer is successful, UBS Group will become the new listed parent company of UBS, which is currently both the ultimate parent company and the primary operating entity of the Group. The exchange offer will not involve any change to our board of directors and senior management.

The establishment of a group holding company is intended, along with other measures we have already announced, to substantially improve the resolvability of the Group in response to Swiss “too-big-to-fail” requirements and applicable requirements in other countries in which the Group operates.

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Swiss “too-big-to-fail” requirements call for systemically important banks, including UBS and the Group, to put in place viable emergency plans to preserve the operation of systemically important functions despite a failure of the institution, to the extent that such activities are not sufficiently separated in advance, and to enable the recovery or resolution of the Group as a whole. The Swiss “too-big-to-fail” requirements provide for the possibility of a limited reduction in the progressive buffer capital requirement for systemically important institutions that adopt measures to reduce resolvability risk beyond what is legally required, including through alterations of legal structure.

We have already announced a series of measures to improve the resolvability of the Group, including the establishment of a new bank subsidiary in Switzerland, the implementation of a revised business and operating model for UBS Limited in the United Kingdom and the implementation of an intermediate holding company in the United States under Dodd-Frank. The new Swiss banking subsidiary is expected to contain the systemically important functions of the Group in Switzerland and to reduce resolvability risk by eliminating the need to transfer functions to a bridge institution as part of a resolution. A group holding company is expected to facilitate the issue of debt that can be “bailed-in” in a resolution while limiting the consequences of the bail-in on the operating entities of the group and the creditors of those entities. A debt bail-in is a procedure contemplated by the Swiss bank insolvency ordinance (and other similar laws and regulations in other countries) that permits the governmental authority exercising resolution powers to cause a write-down or conversion of debt into equity of the failing institution. The debt bail-in mechanism is intended to effectively recapitalize the institution to permit an orderly wind-down, disposition or continued operation of operating entities. We believe that these measures will substantially improve the overall resolvability of the Group. See “—Plans for UBS After the Exchange Offer” below.

As a consequence of the exchange offer and the other measures we have announced regarding our legal structure, we believe that we are substantially enhancing the resolvability of the Group in response to evolving global regulatory requirements. We anticipate that the exchange offer and the other measures already announced will allow the Group to qualify for a rebate on the progressive buffer capital requirements applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. FINMA has confirmed to us that the measures proposed are in principle suitable to warrant the granting of a rebate, but the amount of such rebate, will depend on the actual execution and implementation of these measures in Switzerland and elsewhere and therefore cannot be known at this time. Any such rebate would result in lower overall capital requirements for the Group.

We may consider further changes to the legal structure of the Group in response to regulatory requirements in Switzerland or in other countries in which the Group operates, as described more fully under “—Plans for UBS After the Exchange Offer.”

PLANS FOR UBS AFTER THE EXCHANGE OFFER

Squeeze-out

If, in the exchange offer or within three months after expiration of the subsequent offer period, UBS Group acquires more than 98% of the total UBS Shares in issue, we intend to conduct the SESTA squeeze-out. This procedure involves the filing of a claim by us with the competent court in Switzerland, by which we will request the court to cancel the UBS Shares held by any remaining minority shareholders according to Swiss law. The court will inform the remaining UBS shareholders of the initiation of the procedure via publication of a notice in the Swiss Commercial Gazette. Upon the conclusion of the proceedings, which we expect to take between four and six months, minority UBS shareholders will lose their shareholder rights and will receive UBS Group Shares on a share-for-share basis.

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If, during the same period or at any time thereafter, UBS Group acquires at least 90% but not more than 98% of the total UBS Shares in issue, we expect to conduct the squeeze-out merger, pursuant to which UBS would merge into MergeCo, a merger subsidiary of UBS Group, which would survive the transaction. Under Swiss law, there is no time limit by which the squeeze-out merger can be effected. If the merger squeeze-out occurs, MergeCo and UBS will enter into a written merger agreement and will jointly prepare a merger report which will explain the content of the merger. An audit report will be prepared confirming the adequacy of the consideration. Each of MergeCo and UBS will schedule extraordinary shareholders’ meetings to consider approval of the merger agreement and for a period of at least 30 days prior to such extraordinary shareholders’ meetings, shareholders will be allowed to inspect the main merger documents at the registered office of, as applicable, MergeCo or UBS and on UBS’s website at www.ubs.com/investors. At UBS’s extraordinary shareholders’ meeting a minimum of 90% of UBS shareholders must vote in favor of the merger in order for the merger agreement to be approved. We expect that this minimum requirement will be satisfied since, in the event the squeeze-out merger occurs, UBS Group will hold at least 90% of the total UBS Shares in issue and intends to vote to approve the merger agreement. Following approval of the merger agreement, the board of directors of each of MergeCo and UBS will arrange for the filing of the approved merger with the competent commercial registers. Upon registration of the merger agreement, the squeeze-out merger will become effective, all assets and liabilities of UBS will be transferred to MergeCo by operation of law and UBS will be dissolved and cancelled from the Commercial Registers of the Canton of Zurich and the Canton of Basel. Under applicable Swiss law, the merger subsidiary and UBS may determine the form of consideration to be received by UBS shareholders in the squeeze-out merger. We currently intend that, if the squeeze-out merger occurs, consideration will consist exclusively of UBS Group Shares. Under Swiss law, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what is “adequate” consideration. Such legal remedy does not affect the validity of the merger. Given that minority shareholders subject to the squeeze-out merger, if it occurs, will be offered listed securities in the new ultimate parent company of the Group and the consideration to be offered in the squeeze-out merger will be identical to the consideration offered in the exchange offer, we expect that such proceeding or any judicial decision ordering the payment of additional consideration or of a different form of consideration other than UBS Group Shares on a one-for-one basis is unlikely.

Supplementary Capital Return

As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the exchange offer is successful and the squeeze-out is completed) to the UBS Group shareholders that they approve the distribution of a supplementary capital return of at least CHF 0.25 per share. Any such proposal will be subject to the approval of UBS Group shareholders at a general meeting. See “—Financial Statements and Dividend Policy” for more information.

Delisting

We expect to initiate the delisting of the UBS Shares from the SIX Swiss Exchange and the NYSE as soon as practicable after consummation of the exchange offer. For reasons of Swiss law, we anticipate that the delisting from the SIX Swiss Exchange will be effective at or around the time of implementation of the squeeze-out (in the case of a SESTA squeeze-out, the delisting is expected to be effective around ten Swiss business days after the cancellation decision by the competent court has become effective, and in the case of a squeeze-out merger the delisting will occur at the latest on the effective date of the merger).

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Further Structural Changes

In addition to the exchange offer, we have already announced a series of measures to improve the resolvability of the Group:

•	The Group plans to establish a new banking subsidiary of UBS in Switzerland and has filed a formal application for a banking license in the third quarter of 2014. The subsidiary, which will be named UBS Switzerland AG, will include the Group’s Retail & Corporate business division and the Swiss-booked business within the Wealth Management business division. The Group continues to expect to implement this change in a phased approach starting in mid-2015. This structural change remains subject to a number of uncertainties that may affect its feasibility, scope and timing.

•	In the United Kingdom, and in consultation with the UK and Swiss regulators, we have implemented the first stages of a revised business and operating model for UBS Limited in the second quarter of 2014. This will result in UBS Limited bearing and retaining a greater degree of the risk and reward of its business activities. We have increased the capitalization of UBS Limited accordingly.

•	In the United States, we will implement new rules for foreign banks promulgated by the Federal Reserve Board under Sections 165 and 166 of Dodd-Frank that will require an intermediate holding company to own all of our U.S. operations (other than branches of UBS) by July 1, 2016. As a result, we will designate an intermediate holding company to hold all U.S. subsidiaries of UBS.

We may consider further changes to the legal structure of the Group in response to regulatory requirements in Switzerland or in other countries in which the Group operates, including to further improve the resolvability of the Group, to respond to Swiss and other capital requirements (including seeking potential reduction in the progressive buffer capital requirements applied to the Group as a systemically relevant bank in Switzerland) and to respond to other regulatory requirements regarding our legal structure. Such changes may include the transfer of operating subsidiaries of UBS to become direct subsidiaries of UBS Group by purchase, dividend or other means, transfer of shared service and support functions to one or more service companies and adjustments to the booking entity or location of products and services. These structural changes are being discussed on an ongoing basis with FINMA and other regulatory authorities and remain subject to a number of uncertainties that may affect their feasibility, scope or timing.

REASONS FOR THE UBS BOARD OF DIRECTORS’ APPROVAL AND RECOMMENDATION OF THE EXCHANGE OFFER

On September 28, 2014, the board of directors of UBS evaluated the terms of the exchange offer and the offer documentation and concluded that the exchange offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. UBS’s board of directors recommended that holders tender their UBS Shares into the exchange offer in exchange for UBS Group Shares and has adopted the report pursuant to Swiss tender offer rules attached as Annex A to this offer to exchange/prospectus. The action of the UBS board of directors was taken by a unanimous vote of those members of the board present and voting.

In making its decision to recommend that holders of UBS Shares accept the exchange offer and tender their UBS Shares, the board of directors of UBS considered, among other things, the following factors:

•

Improved resolvability in response to Swiss “too-big-to-fail” requirements: The establishment of a group holding company is intended—along with other measures the Group has already announced, including the establishment of a new bank subsidiary in Switzerland, the implementation of a revised business and operating model for UBS Limited in the United Kingdom and the implementation of an intermediate holding company in the United States under Dodd-Frank—to substantially improve the

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resolvability of the Group in response to Swiss “too-big-to-fail” requirements and applicable requirements in other countries in which the Group operates.

•	Enhanced flexibility in debt issuances and “bail-in”: In particular, the establishment of a group holding company is expected to facilitate the issue of debt that can be “bailed-in” in a resolution while limiting the consequences of the bail-in on the operating entities of the Group and the creditors of those entities.

•	Discussions with competent regulators: The proposed new holding company structure has been the subject of an extensive review and consideration about how to best address the regulatory requirements applicable to UBS. It has also been the subject of discussions with the FINMA and other regulators overseeing the Group, and has been selected as the preferred resolution strategy, in consideration of the increasing consensus among key regulators that a non-operating holding company structure was the preferred approach to a single point of entry bail-in strategy and of the market focus on resolvability.

•	Potential positive impact on capital requirements: The establishment of a group holding company and the other measures already announced regarding the Group legal structure are expected to allow the Group to qualify for a rebate on the progressive buffer capital requirement applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. If granted by FINMA, this rebate would result in lower overall capital requirements for the Group.

•	Facilitation of timely capital returns to shareholders: As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the exchange offer is successful and the squeeze-out is completed) to the UBS Group shareholders that they approve the distribution of a supplementary capital return of at least CHF 0.25 per UBS Group Share.

•	Continuation of existing strategy and business model: The exchange offer allows the establishment of a new holding company as the best structural alternative to address resolvability while allowing the board of directors and management to continue to execute the implementation of the existing strategy and business model.

•	Terms of the exchange offer: The one-for-one exchange ratio is designed to allow the existing UBS shareholders to maintain their investment in the Group in the same proportions as prior to the exchange offer.

•	Tax treatment: The exchange of UBS Shares in the exchange offer is not expected to be subject to taxation for Swiss and U.S. federal income tax purposes, and the exchange offer is expected to be broadly tax neutral for the Group. See “Material Tax Consequences” for a description of the material tax consequences relating to the exchange offer.

•	Accounting treatment: For accounting purposes, the exchange of UBS Shares with UBS Group Shares will not result in a business combination under IFRS 3 “Business Combinations.” Rather, the exchange offer will result in a reorganisation with no changes in the accounting substance of the Group reporting entity. After consummation of the exchange offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Group. The exchange offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS Shares in the period prior to the squeeze-out) and certain reclassifications within equity related to preferred notes.

In the course of its deliberations, the UBS board of directors also considered certain potentially negative factors relating to the exchange offer, including the risks to holders of UBS Shares described above under

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“Risk Factors.” These factors include, among others, the likelihood that there may be remaining holders of UBS Shares immediately following completion of the exchange offer, which would result in ongoing reporting and administrative costs until and unless such shares are acquired, the fact that the Group may not realize the anticipated benefits of the exchange offer and the risks to non-tendering holders of UBS Shares described therein, including the steps that UBS Group may take in the future to acquire full ownership of UBS, such as squeeze-out procedures, public or private exchanges or tender offers or other purchases.

This discussion of the information and factors considered by the UBS board of directors in making its decision is not intended to be exhaustive but includes the material factors considered by the UBS board of directors. In view of the wide variety of factors considered in connection with its evaluation of the exchange offer, the UBS board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the UBS board of directors may have given different weight to different factors.

RECOMMENDATION OF UBS’S BOARD OF DIRECTORS

The UBS board of directors has unanimously reached the conclusion, on the basis of the considerations stated in this prospectus, that the exchange offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. Accordingly, the UBS board of directors unanimously recommends its acceptance.

FINANCIAL STATEMENTS AND DIVIDEND POLICY

Our consolidated financial statements will continue to be prepared in accordance with IFRS after consummation of the exchange offer. For accounting purposes, the exchange of UBS Shares with UBS Group Shares will not result in a business combination under IFRS 3 “Business Combinations.” Rather, the exchange offer will result in a reorganization with no changes in the accounting substance of the Group reporting entity. After consummation of the exchange offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Group. The exchange offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS Shares in the period prior to the squeeze-out) and certain reclassifications within equity related to preferred notes.

We expect that UBS Group will maintain the current aim of UBS to return to shareholders at least 50% of net profits, subject to maintaining a 13% Basel III fully-applied common equity tier 1 (“CET1”) capital ratio and our objective of maintaining a 10% Basel III fully-applied CET1 ratio on a post-stress basis. See “Capital Management” in the Second Quarter 2014 Report and the UBS 2013 Form 20-F incorporated by reference herein for a discussion of these ratios.

As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the exchange offer is successful and the squeeze-out is completed) to the shareholders of UBS Group that they approve a supplementary capital return of at least CHF 0.25 per UBS Group Shares. Any such proposal will be subject to the approval of UBS Group shareholders at a general meeting.

Purchase of UBS AG shares by UBS Group AG pursuant to the exchange offer is expected to cause a triggering event which results in accruals for future distributions to preferred noteholders. Assuming the

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acceptance date for the exchange offer is in the fourth quarter of 2014, we expect to attribute further net profit to preferred noteholders of up to approximately CHF 80 million in that period.

Since its incorporation, UBS Group has not declared or paid any dividends.

IMPACT OF THE EXCHANGE OFFER AND SQUEEZE-OUT ON U.S. TAX ATTRIBUTES

Our ability to utilize our net operating loss carryovers and other tax attributes that are effectively connected with our United States trade or business to reduce our future United States federal income tax liability will not be adversely affected as a result of the exchange offer or the squeeze-out.

IMPACT OF THE EXCHANGE OFFER ON EMPLOYEE EQUITY PLANS AND OUTSTANDING AWARDS

If the exchange offer is consummated, we expect that for existing employee equity plan entitlements we will provide for rollovers of participants’ existing options or other rights over UBS Shares into equivalent options or rights over UBS Group Shares. The exchanged options or rights over UBS Group Shares will, so far as possible, be on equivalent terms as to rights of exercise and other substantive terms and conditions as the existing options or rights over UBS Shares. It is not intended that the rollovers will lead to any amendments other than of a technical nature to the terms of the existing options or other rights over UBS Shares.

A U.S. participant in the UBS employee equity plans (“EEP”) who beneficially owns restricted UBS Shares that are unvested as of the commencement of the exchange offer and are held in an account maintained by an administrator on behalf of UBS may participate in the exchange offer by instructing the account administrator to tender his or her restricted UBS Shares into the exchange offer. U.S. EEP participants holding unvested restricted UBS Shares will receive instructions from UBS on the process for communicating their election to tender their shares to the EEP account administrator and may also receive tender election instructions by contacting the account administrator at 1-866-861-0055.

The UBS Group Shares received in exchange for such unvested restricted UBS Shares will be credited to the U.S. participant’s EEP account and will be subject to the same terms and conditions, including the applicable vesting, forfeiture and transfer restrictions, as the unvested restricted UBS Shares tendered by the U.S. Participant into the exchange offer. The terms and conditions of the EEP shall also apply to such unvested restricted UBS Group Shares.

Unvested restricted UBS Shares held in an EEP account for a U.S. EEP participant who does not elect to tender the shares into the exchange offer will remain in the participant’s EEP account and will be subject to the squeeze-out, if applicable. Any UBS Group Shares received in the squeeze-out will be subject to the same terms and conditions, including the applicable vesting, forfeiture and transfer restrictions, as the unvested restricted UBS Shares currently held by the U.S. EEP participant. The terms and conditions of the EEP shall also apply to such unvested restricted UBS Group Shares.

With respect to the employee equity plans and other deferred compensation plans under which both currently and previously UBS grants or has granted awards, if the exchange offer is consummated, it is planned for UBS Group to take on UBS’s role in operating these plans. To this end UBS Group and UBS will enter into an agreement to transfer the delivery obligation for these current and historical outstanding deferred compensation plans as well as ownership of any assets held by UBS as an economic

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hedge for the related awards. UBS Group will therefore recognize the obligation to employees on its books and the related assets and UBS will derecognize these amounts. Obligations relating to these deferred compensation plans’ awards that have and are still required to be granted by a separate UBS subsidiary or local employing entity, will continue on this basis. Furthermore, obligations relating to other compensation vehicles, such as the defined benefit pension plans and other local awards will be retained by the employing entities. If the exchange offer is consummated, it is also planned for the Group to grant future awards over UBS Group Shares instead of UBS Shares and otherwise maintain the existing plans on substantially equivalent terms.

The UBS Savings and Investment Plan, the UBS Financial Services Inc. 401(k) Plus Plan and the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan (each, a “401(k) Plan” and, collectively, the “401(k) Plans”) have been amended to provide for an independent fiduciary to elect whether or not to tender the UBS Shares held in the UBS stock fund under each of the 401(k) Plans (each, a “UBS Stock Fund”) into the exchange offer. Each of the UBS Stock Funds is what is known as a “unitized” stock fund. A unitized stock fund consists primarily of UBS Shares plus an amount of cash (or cash equivalents) intended to provide for liquidity within the fund. If the independent fiduciary elects to tender the UBS Shares in the UBS Stock Funds into the exchange offer, the UBS Stock Funds will continue to be unitized funds but will consist primarily of UBS Group Shares plus an amount of cash (or cash equivalents) intended to provide for liquidity within the fund and will be subject to the same terms and conditions as the current UBS Stock Funds and the UBS Shares currently held in those funds.

If the independent fiduciary elects not to tender the UBS Shares in the UBS Stock Funds into the exchange offer, the stock funds will continue to hold UBS Shares and will be subject to the squeeze-out, if applicable. Following the squeeze-out, the UBS Stock Funds will continue to be a unitized fund but will consist primarily of UBS Group Shares plus an amount of cash (or cash equivalents) intended to provide for liquidity within the fund. Thereafter, the UBS Stock Fund and any UBS Group Shares received by the Trustee in the squeeze-out will be subject to the same terms and conditions as the current UBS Stock Funds and the UBS Shares currently held in those funds.

The exchange offer

TERMS OF THE EXCHANGE OFFER

UBS proposes to its shareholders to establish a new holding company, UBS Group. To implement this proposal, UBS Group, a Swiss Aktiengesellschaft, is offering to acquire any and all issued UBS Shares in exchange for UBS Group Shares on a share-for-share basis.

Under the terms of the exchange offer, every UBS Share validly tendered in, and not withdrawn from, the exchange offer will be exchanged for one UBS Group Share. The exchange offer is comprised of separate offers consisting of the U.S. offer and the Swiss offer. The U.S. offer is being made to all holders of UBS Shares located in the United States pursuant to this offer to exchange/prospectus and the related letter of transmittal and acceptance form. The Swiss offer is being made to all holders of UBS Shares, wherever located, in accordance with local laws, regulations and restrictions, pursuant to separate offer documentation, including, for holders of UBS Shares located in one or more EEA member states, a separate prospectus.

The U.S. offer and the Swiss offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions.

Consideration

If the exchange offer is completed, you will receive one UBS Group Share for each UBS Share you validly tender into, and do not withdraw from, the exchange offer.

Initial Offer Period

The initial offer period of the exchange offer will commence on October 14, 2014.

The exchange offer and withdrawal rights for tenders of UBS Shares held in the SIS Settlement System or in certificated form recorded on the Swiss share register will expire at 10:00 a.m. New York City time (4:00 p.m., Swiss time), on November 11, 2014, unless the exchange offer is extended.

The exchange offer and withdrawal rights for tenders of UBS Shares held in DTC or directly with Computershare will expire at 5:00 p.m., New York City time, on November 11, 2014, unless the exchange offer is extended.

If you hold UBS Shares through a broker, you should be aware that you may have to act prior to the applicable deadline in order to enable your broker to validly tender your UBS Shares. You should follow your broker’s instructions in this regard. For more information on the time involved in tendering your UBS Shares in the exchange offer, see “—Procedure for Tendering.”

Subsequent Offer Period

If all the conditions of the exchange offer have been met or have been waived by the end of the initial offer period and UBS Group has not acquired 100% of the total UBS Shares in issue, a subsequent offer period of eleven Swiss business days will be provided. The subsequent offer period is expected to begin upon the announcement of the definitive results of the initial offer period.

The exchange offer

Conditions to the Exchange Offer

The offer will be declared unconditional if the following conditions are fulfilled, or, to the extent permitted by applicable law, waived:

(1)	UBS Shares that have been validly tendered and not withdrawn from the exchange offer, together with any UBS Shares tendered, or contributed, by UBS to UBS Group or already owned by UBS Group, represent at least 90% of all UBS Shares in issue at the expiration of the initial offer period;

(2)	The SIX Swiss Exchange has approved the listing and admission to trading of the UBS Group Shares and the NYSE has approved the listing of the UBS Group Shares, subject to notice of issuance;

(3)	To the extent required, the competent authorities, including, without limitation, FINMA, the Federal Reserve Board, the OCC, the FDIC, the PRA and the FCA, as well as the competent regulatory authorities in the Cayman Islands, Singapore, Hong Kong, Australia, France, Germany, Jersey and Luxembourg, shall have granted all approvals, clearances or declarations of no objection required for the exchange offer and the function of UBS Group as holding company of the Group and all applicable waiting periods shall have expired or been waived;

(4)	No court or governmental authority shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the exchange offer;

(5)	The U.S. registration statement relating to the UBS Group Shares has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of this registration statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC and not concluded or withdrawn.

The conditions specified in clauses (2), (3) (with respect to required approvals, clearances and declaration of no objection from FINMA, the Federal Reserve Board, the OCC, the FDIC, the PRA and the FCA only), (4) and (5) above may not be waived. Subject to the requirements of Swiss tender offer regulations and U.S. federal securities laws, UBS Group reserves the right, at any time, and from time to time, to waive any of the other conditions to the offer in any respect (including to reduce the minimum acceptance condition), by giving oral or written notice of the waiver to the Swiss exchange agent and the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined under “—Extensions, Termination and Amendments.” UBS intends to tender or cause to tender substantially all treasury shares held as of the close of the initial offer period towards satisfaction of the minimum acceptance condition. As of October 8, 2014, UBS had 3,844,376,615 issued UBS Shares, of which 91,115,480 were treasury shares.

Notwithstanding any other provisions of the offer, and in addition to its right to extend and amend the offer at any time, UBS Group will not be required to declare the offer unconditional or accept for exchange, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered UBS Shares, or may terminate the exchange offer unless all the conditions listed above are satisfied or, to the extent permitted by applicable law, waived.

EXTENSIONS, TERMINATION AND AMENDMENTS

Subject to applicable U.S. rules and regulations, UBS Group may voluntarily extend or may be compelled to extend the initial offer period. If UBS Group determines to extend the initial offer period of the U.S. offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day by issuing a press release on the Dow Jones News Service and posting a notice on www.ubs.com/investors. Such announcement will also be filed with the SEC no later than 9:00 a.m.,

The exchange offer

New York City time on that same day. Separately, subject to applicable Swiss rules and regulations, UBS Group will publish an amendment to the Swiss offer documentation in the electronic media and submit such amendment to the Swiss Takeover Board. Swiss rules and regulations require an amendment to be published no later than 7:30 on the last trading day of the initial offer period. Any extension of the initial offer period in excess of 40 Swiss trading days requires the prior clearance of the Swiss Takeover Board. The information on www.ubs.com is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

If one or more of the offer conditions described in this prospectus under “—Conditions to the Exchange Offer” is not fulfilled, UBS Group may, from time to time, extend the initial offer period until all the conditions listed above under “—Conditions to the Exchange Offer” have been satisfied or, to the extent permitted, waived. If UBS Group extends the initial offer period, such period will expire at the latest time and date to which UBS Group extends the offer.

During an extension of the initial offer period, any UBS Shares validly tendered in and not properly withdrawn from the U.S. offer will remain subject to the U.S. offer, subject to the right of each holder who has validly tendered his or her shares into the U.S. offer to withdraw the UBS Shares he or she has already tendered.

UBS Group will extend the exchange offer, to the extent required by applicable Swiss tender offer regulations or U.S. federal securities laws, if we:

•	make a material change to the terms of the exchange offer; or

•	make a material change in the information concerning the exchange offer, or waive a material condition of the exchange offer.

UBS Group reserves the right to reduce the minimum acceptance condition. If UBS Group reduces the minimum acceptance condition, each holder who has validly tendered his or her UBS Shares into the U.S. offer will have the right to withdraw the UBS Shares he or she has already tendered for so long as required by applicable U.S. federal securities laws, including any extension of the initial offer period required by such laws.

Unless otherwise provided by applicable law, the exchange offer will be open for acceptances for at least five U.S. business days after any reduction in the minimum acceptance condition, which period may include the subsequent offer period.

UBS Group does not intend to reduce the minimum acceptance condition below two-thirds of the total UBS Shares in issue. Acquiring at least two-thirds of the UBS Shares in issue would ensure UBS Group’s control over not only the management of UBS but also important corporate actions requiring a vote of two-thirds of the shares represented at a shareholder meeting, the highest majority requirement under both Swiss law and UBS’s articles of association. Under Swiss corporate law, a vote of two-thirds of the shares represented at a shareholders meeting is required, for example, to approve an increase in authorized or contingent capital or the creation of reserve capital in accordance with Swiss banking law, or an increase in share capital against contribution in kind for the purpose of acquisition and the granting of special rights.

Subject to the requirements of Swiss tender offer regulations and the U.S. federal securities laws (including U.S. federal securities laws which require that material changes to the offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and

The exchange offer

without limiting the manner in which UBS Group may choose to make any public announcement, UBS Group will have no obligation to communicate any public announcement in the United States other than as described above.

REVOCATION OF THE EXCHANGE OFFER

According to applicable Swiss rules and regulations, UBS Group may revoke the exchange offer only if one or more conditions to the exchange offer are not met or, as the case may be, not waived at the end of the initial offer period. In case of a revocation, UBS Shares having been tendered by shareholders into the Swiss exchange offer will be released and the contract to exchange the tendered UBS Shares into UBS Group Shares according to the terms of the exchange offer will be rescinded.

PROCEDURE FOR TENDERING

UBS Group has retained Computershare to act as the U.S. exchange agent in connection with the exchange of UBS Shares held in the DTC system through custody accounts with custodian banks or brokers or directly with Computershare in the form of physical share certificates or direct registration statements (“DRS”). UBS Group has retained UBS to act as Swiss exchange agent in connection with the exchange of UBS Shares held in the SIS Settlement System through custody accounts with custodian banks or brokers and in the form of physical share certificates recorded in the Swiss share register.

Holders may elect to tender all or a portion of the UBS Shares that they own into the exchange offer.

If UBS Shares are tendered into the exchange offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will be responsible for any fees or commissions such agents may charge in connection with the tender. Holders will also be responsible for all governmental charges and taxes payable in connection with tendering their UBS Shares.

Holders of UBS Shares in the DTC System or Directly with Computershare

If you hold your UBS Shares in the DTC system through a custody account with a custodian bank or broker, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your shares to arrange for the DTC participant holding your shares in its DTC account to tender your shares in the U.S. offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facility (ATOP) of your shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the offer, prior to the expiration date of the offer. All tenders of UBS Shares through the DTC book-entry confirmation facility must be received by the U.S. exchange agent before the expiration date of the offer.

If you hold UBS Shares in the form of one or more share certificates registered with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution together with the certificate(s) representing your UBS Shares specified on the face of the letter of transmittal, and any other required documents, prior to the expiration date of the offer. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in uncertificated form in direct registration with Computershare.

The exchange offer

If you hold your UBS Shares in uncertificated form in direct registration with Computershare, you may tender your UBS Shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution and any other required documents, prior to the expiration date of the offer. Because certificates are not issued for UBS Shares held in direct registration form, you do not need to deliver any certificates representing those shares to the U.S. exchange agent.

If applicable, you should send your properly completed and duly executed letters of transmittal (together with, in the case UBS Shares held in the form of one or more share certificates, the certificate(s) representing your UBS Shares), only to the U.S. exchange agent and not to UBS Group, UBS or the Swiss exchange agent. To be accepted for exchange, letters of transmittal properly completed and duly executed, together with the corresponding share certificate(s), must be received by the U.S. exchange agent before the expiration date of the offer.

The method of delivery of the letters of transmittal (together with, in the case UBS Shares held in the form of one or more share certificates, the certificate(s) representing your UBS Shares) for UBS Shares held directly with Computershare in certificated form or in direct registration form and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. exchange agent. In all cases, you should allow sufficient time to ensure timely delivery.

Tendered UBS Shares will be held in an account controlled by the U.S. exchange agent, and, consequently, you will not be able to sell, assign, transfer or otherwise dispose of shares you tender, until such time as (i) you properly withdraw your UBS Shares from the exchange offer (to the extent withdrawal rights are available) or (ii) your UBS Shares have been returned to you if the offer is withdrawn or terminated or because they were not accepted for exchange.

Signature Guarantees on the Letter of Transmittal

Except as otherwise provided below, all signatures on the enclosed letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (referred to collectively as “eligible institutions”). Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the UBS Shares to be validly tendered and the holder has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal, or (2) if the UBS Shares to be validly tendered are held for the account of an eligible institution.

If the certificates for UBS Shares are registered in the name of a person other than the signer of the letter of transmittal, or if consideration is to be delivered or certificates for UBS Shares not validly tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the validly tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution as described above. See Instructions 1 and 5 of the letter of transmittal.

No Guaranteed Delivery

UBS Group is not providing for a guaranteed delivery procedure; therefore, you may not accept the U.S. offer by delivery of a notice of guaranteed delivery. The only method for accepting the U.S. offer is

The exchange offer

pursuant to the procedure described above. You are urged to allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to 5:00 p.m., New York City time on November 11, 2014.

Holders of UBS Shares in the SIS Settlement System or in Physical Form Recorded in the Swiss Share Register

If you hold your shares in the SIS Settlement System through brokers or custodian banks who are SIS participants (whether or not you are registered as a shareholder in UBS’s share register), you will be informed of the procedure for accepting the exchange offer by your broker or custodian bank, and have to act in accordance with such instructions. All tenders of UBS Shares through the SIS Settlement System must be received by the Swiss exchange agent before the Swiss tender deadline.

If you hold your shares in the form of physical share certificates (Heimverwahrer) and are recorded in the Swiss share register, you will be informed of the procedures for accepting the exchange offer by UBS Shareholder Services directly, and will have to tender your UBS Shares by delivering to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) a duly completed acceptance form, together with the certificate(s) representing your UBS Shares specified on the acceptance form, and any other required documents, in accordance with such instructions. All tenders of such shares must be received by the Swiss exchange agent prior to the Swiss tender deadline. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, any UBS Group Shares issuable in exchange of UBS Shares tendered in accordance with these procedures will be delivered in book-entry form in the SIS Settlement System to an account with the relevant custodian bank (and SIS participant) or otherwise to an omnibus account maintained by UBS .

Separate Swiss Trading Line Available to Tendered UBS Shares Held in the SIS Settlement System

UBS Shares held in the SIS settlement system that are validly tendered in the exchange offer will be assigned a new Swiss security number and will be tradable on the SIX Swiss Exchange on a separate trading line. This separate trading line will allow a tendering shareholder to sell his or her UBS Shares despite the fact that such UBS Shares have already been tendered in the exchange offer.

The UBS Shares will be traded as follows on the SIX Swiss Exchange starting with the initial offer period, which starts on October 14, 2014, until the settlement date for UBS Shares tendered during initial offer period (expected to be November 19, 2014) for UBS Shares validly tendered during the initial offer period, and until the end of the subsequent offer period for UBS Shares validly tendered during the subsequent offer period: (a) for the ordinary trading line (non-tendered UBS Shares) - Swiss Security Number: 2.489.948, and (b) for the separate trading line (tendered UBS Shares) - Swiss Security Number: 24.770.431.

Purchasers of tendered UBS Shares on the separate trading line may withdraw such shares from the exchange offer by following the procedures laid out in “—Withdrawal Rights—Withdrawal of Tendered UBS Shares Held in the SIS Settlement System or in the Form of Physical Certificates Recorded in the Swiss Share Register” below. It is expected that this separate trading line will be closed upon expiration of the subsequent offer period. Customary stock exchange charges and brokerage fees apply to sales and purchases of UBS Shares on the separate trading line. There can be no assurance as to the level of liquidity on the separate line of trading.

Representations and Warranties of Tendering Holders

By tendering UBS Shares into the exchange offer, holders represent and warrant to UBS Group and the applicable share exchange agent that they have full power and authority to accept the exchange offer and to exchange, contribute, assign and transfer the UBS Shares in respect of which the exchange offer is

The exchange offer

being accepted or deemed to be accepted (and any and all securities or rights issued or issuable in respect thereof) and, when UBS Group accepts such UBS Shares for exchange, UBS Group will acquire good title thereto, free and clear of all liens, charges, encumbrances and other third-party interests, and together with all rights now and hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, if the record date for distributions occurs after the date on which such UBS Shares are transferred to UBS Group pursuant to the exchange offer.

Furthermore, by tendering their UBS shares into the exchange offer, shareholders who are registered on the share register of UBS will be deemed to authorize UBS to transfer all data required for an entry in the share register of UBS Group.

Registration on UBS Group’s Share Register

If you hold UBS Shares which, when tendered, are recorded in the share register of UBS as registered shares (with voting rights or without voting rights, as the case may be) and are accepted for exchange in the exchange offer, you will generally be similarly recorded in the share register of UBS Group (with voting rights, if so registered). Tendering fiduciaries and nominees that currently have a nominee agreement with UBS will generally be registered on UBS Group’s share register in the same extent as they are currently registered on UBS’s share register. You will be deemed to have given the necessary authorizations to this effect. For more information on the share register of the UBS Group and on how registration with voting rights will be effected, see “Description of the UBS Group Shares and Articles of Association – Share Register” beginning on page 105 below.

WITHDRAWAL RIGHTS

UBS Shares tendered into the U.S. offer may be withdrawn at any time prior to the Swiss tender deadline or the expiration date of the initial offer period, as applicable. UBS Shares tendered during the subsequent offer period, if any, may not be withdrawn unless withdrawal rights are mandatorily provided by law or regulation applicable to the exchange offer.

Withdrawal of Tendered UBS Shares Held in the DTC System Directly with Computershare

If you tender your UBS Shares by means of the DTC book-entry confirmation facility (ATOP), you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your UBS Shares were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facility (ATOP), prior to the expiration date of the initial offer period.

If you tender your UBS Shares by means of physical delivery of a letter of transmittal (together with, in the case of UBS Shares held in the form of one or more share certificates, the certificate(s) representing your UBS Shares), you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the expiration date of the initial offer period.

This right of withdrawal does not apply during the subsequent offer period.

Withdrawal of Tendered UBS Shares Held in the SIS Settlement System or in the Form of Physical Certificates Recorded in the Swiss Share Register

If you tender your UBS Shares through a bank, broker or other custodian institution in the SIS Settlement System, you should contact the institution through which you have tendered your UBS Shares to learn

The exchange offer

about its procedures to withdraw UBS Shares validly tendered. You should contact your bank, broker or other custodian institution sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

If you have tendered your UBS Shares in the form of share certificates recorded in the Swiss share register by means of delivery to your custodian bank (if you have one) or to UBS Shareholder Services (if you do not have a custodian bank) of an acceptance form and delivery of your physical certificates, you may withdraw your tender by delivering to UBS Shareholder Services a properly completed and duly executed notice of withdrawal prior to the Swiss tender deadline. If you have tendered your UBS Shares through your custodian bank, you should contact your custodian bank sufficiently in advance of the Swiss tender deadline to allow your previously tendered UBS Shares to be validly withdrawn.

ANNOUNCEMENT OF RESULTS AND ACCEPTANCE FOR EXCHANGE

UBS Group currently expects to announce the provisional interim results of the exchange offer (via electronic media) on 12 November 2014 before 7:30 a.m., Swiss time and to announce the definitive interim results of the exchange offer (via electronic and print media) on 17 November 2014 (but in no event later than the fourth Swiss business day after the expiration date of the initial offer period) before 7:30 a.m., Swiss time. UBS Group expects to announce the provisional final results of the exchange offer (via electronic media) on 2 December 2014 before 7:30 a.m., Swiss time and to announce the definitive final results of the exchange offer (via electronic and print media) on 5 December 2014 before 7:30 a.m., Swiss time. These dates will change if the initial offer period is extended.

All announcements and notices in relation to the exchange offer will be made in accordance with the applicable requirements of the Swiss tender offer regulations, U.S. federal securities laws and the rules and regulation of the SIX Swiss Exchange and the NYSE.

SETTLEMENT AND DELIVERY OF SECURITIES

UBS Shares tendered during the initial offer period are expected to be settled within six Swiss business days after the expiration date of the initial offer period. Settlement of UBS Shares validly tendered during the initial offer period is currently expected to take place on November 19, 2014. Any UBS Shares tendered after the expiration of the initial offer period but before the end of the subsequent offer period are expected to be settled within six Swiss trading days following the end of the subsequent offer period. Settlement of these shares is currently expected to take place on December 9, 2014. These dates will change if the initial offer period is extended. You should note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. See “—Procedure for Tendering.”

Capital Increase and Power of Attorney

The UBS Group Shares will be created by means of capital increases expected to occur on November 17, 2014 and December 5, 2014, executed through the contribution in kind of the tendered UBS Shares to UBS Group. Each holder tendering in the exchange offer will be deemed to have authorized UBS Securities LLC, UBS or another nominee to contribute UBS Shares tendered in the exchange offer acting in its own name but for the account of the tendering shareholder and to take other necessary or advisable actions for their account to effect the exchange. (including without limitation to apply on their behalf for the registration in UBS Group’s share register, as described under “Description of the UBS Group Shares and Articles of Association—Share Register”)

The board of directors of UBS (in its capacity as the governing body of the sole shareholder of UBS Group) has committed itself to ensuring that (i) UBS Group will, after the end of the initial offer period,

The exchange offer

hold an extraordinary meeting of the sole shareholder resolving on the capital increases required for the consummation of the exchange offer (i.e., for the exchange of tendered UBS Shares into UBS Group Shares) and that (ii) the board of directors of UBS Group will take all necessary resolutions to effectuate the capital increases as resolved by the shareholders meeting of UBS Group , both provided that the exchange offer is successful.

CERTAIN CONSEQUENCES OF THE EXCHANGE OFFER

Reduced Liquidity of UBS Shares and Trading in UBS Shares During and After the Exchange Offer Period

The acquisition by UBS Group of UBS Shares in the exchange offer will reduce the number of UBS Shares that might otherwise trade publicly and may reduce the number of holders of UBS Shares, which is expected to adversely affect the liquidity and market value of the UBS Shares not acquired in the exchange offer.

If fewer than 600,000 UBS Shares would remain outstanding in the United States following the close of the initial offer period or the subsequent offer period, the NYSE will discontinue trading in the UBS Shares. Holders of UBS Shares who do not tender their UBS Shares in the exchange offer may therefore be unable to trade their UBS Shares on the NYSE following expiration of the initial offer period or the subsequent offer period.

Status as “Margin Securities”

The UBS Shares are currently “margin securities” as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of these securities. Following completion of the exchange offer, UBS Group expects to cause UBS to delist the UBS Shares from the NYSE. This delisting would cause the UBS Shares to cease being “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which case these securities could no longer be used as collateral for loans made by brokers.

Accounting Treatment

For accounting purposes, the exchange of UBS Shares for UBS Group Shares will not result in a business combination under IFRS 3 “Business Combinations.” Rather, the exchange offer will result in a reorganization with no changes in the accounting substance of the UBS reporting entity. After consummation of the exchange offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Group. The exchange offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS shares in the period prior to the squeeze-out) and certain reclassifications within equity related to preferred notes.

Impact on financial status

As a result of the exchange offer, the direct interest of UBS Group in the net book value and net earnings of UBS will depend on the extent of the number of UBS Shares acquired under the exchange offer. Following consummation of the squeeze-out, UBS Group’s direct interests in these items would increase to 100% and UBS Group would be entitled to all benefits resulting from that interest, including all income generated by UBS’s operations and any future increase in UBS’s value and the right to elect all members of the board of directors of UBS. Similarly, UBS Group would also bear the risk of losses generated by UBS’s operations and any decrease in the value of UBS after such an acquisition.

The exchange offer

Preferred Notes

As of March 31, 2014, UBS had CHF 1.9 billion of outstanding subordinated notes classified as equity instruments under IFRS (which are referred to for purposes of this section as “preferred notes”). These preferred notes were issued by UBS towards structured entities which are not consolidated under IFRS. Because the preferred notes do not include a contractual obligation to deliver cash, they are classified as equity instruments under IFRS and are presented in the consolidated financial statements of the Group under “Equity attributable to preferred noteholders.”

Once UBS Group obtains control over UBS, the preferred notes will no longer represent interests in the ultimate parent entity of the Group, but non-controlling interests in a subsidiary of UBS Group. Therefore, after consummation of the exchange offer, the preferred notes will be reclassified from “Equity attributable to preferred noteholders” to “Equity attributable to non-controlling interests.”

CERTAIN LEGAL AND REGULATORY MATTERS

General

UBS Group’s obligation to declare unconditional and complete the exchange offer and accept for exchange any UBS Shares that have been validly tendered into and not validly withdrawn from the exchange offer is conditioned upon the receipt of certain approvals from governmental authorities, including competition, financial and other regulatory authorities, and the expiration or waiver of any required waiting periods.

Although we believe that UBS Group will receive the requisite regulatory approvals for the exchange offer, there can be no assurances regarding the timing of the approvals or UBS Group’s ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals.

UBS shareholders receiving new UBS Group Shares in exchange for their UBS Shares in the exchange offer should consult with their own advisors to determine if they need to comply with any regulatory scheme prior to receipt of the new UBS Group Shares.

Financial and Other Regulatory Authorities

The completion of the exchange offer is subject to, among other things, the receipt of the following approvals, non-objections and consents on an unconditional basis and in full force and effect (or the expiration or waiver of the applicable waiting periods):

•	the FINMA shall not have raised any objection or shall have confirmed upon request in writing not to have any objection to, and shall not have imposed any materially adverse conditions in connection with, the transaction as such or the changes in the direct or indirect qualified participants in Swiss regulated entities of UBS Group resulting from the exchange offer;

•	UBS Group shall have received approvals or non-objections from U.S. competent authorities, including, to the extent required, the Federal Reserve, the Board, the OCC, the FDIC, certain state financial services regulators, as well as the Financial Industry Regulatory Authority;

•	the PRA and the FCA shall have confirmed their consents to the exchange offer;

•	the competent regulatory authorities in Hong Kong, Australia and Germany shall each have consented to the exchange offer or waived their right to consent;

•	the SIX Swiss Exchange shall have approved the listing and admission to trading of the UBS Group Shares and the NYSE shall have approved the listing of the UBS Group Shares, subject to notice of issuance; and

The exchange offer

•	no court or governmental authority shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the exchange offer and the SEC shall not have issued a stop order with regard to UBS Group’s registration statement on Form F-4, which has become effective in accordance with the provisions of the Securities Act.

Furthermore, we expect that UBS Group will seek certain regulatory approvals or non-objections or will make certain regulatory notifications for the squeeze-out and internal realignment of the Group following the exchange offer (as described in this offer to exchange/prospectus under “The Transaction—Plans for UBS After the Exchange Offer”). However, other than as described above, such approvals or non-objections and notifications are not a condition to the exchange offer. Formal approval or non-objection from, and formal notification to, the competent banking and financial market regulators in connection with the squeeze-out and internal realignment of the Group has not yet been applied for or provided in most jurisdictions where required, although certain of these regulators are aware of the high-level proposals for the subsequent proposed restructuring.

Following completion of the exchange offer, and insofar as required and not already obtained, we expect that additional regulatory approvals or non-objections will be sought and notifications will be made to the relevant regulators once the Group obtains the necessary information to be able to prepare and complete the approval applications or notifications.

Although we will attempt to obtain these regulatory approvals or non-objections as soon as practicable prior to initiating any squeeze-out or internal realignment of the Group, the period from completion of the exchange offer to receipt of such approvals will be largely dependent on the time required to obtain the necessary information to submit the applications, the duration of the relevant regulatory review process and effects of any conditions imposed on the reorganization by any regulator.

While UBS Group has made, and will continue to make, significant efforts to obtain the requisite regulatory approvals or non-objections, there can be no assurances regarding the timing of the approvals or UBS Group’s ability to obtain them on satisfactory terms.

NO APPRAISAL RIGHTS

There are no appraisal or similar rights available to holders of UBS Shares in connection with the exchange offer. However, if we conduct the squeeze-out merger, under Swiss law, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what is “adequate” consideration. We expect such proceeding to be unlikely given the share-for-share nature of the consideration we anticipate offering in a squeeze-out merger.

FEES AND EXPENSES

UBS Securities LLC is acting as dealer-manager for the U.S. offer. UBS Group will indemnify the dealer-manager against certain liabilities and expenses.

UBS Group retained UBS to act as the Swiss share exchange agent and Computershare to act as U.S. share exchange agent. UBS Group will pay the Swiss exchange agent and U.S. share exchange agent reasonable and customary compensation for their services in connection with the exchange offer, will reimburse the U.S. share exchange agent for its out-of-pocket expenses and will indemnify the U.S. share exchange agent against certain liabilities and expenses.

UBS Group retained Georgeson with toll-free help line at +1 (888) 613-9817, as information agent in the United States in connection with the exchange offer. The information agent may contact holders of UBS

The exchange offer

Shares by mail, telephone or other means and may request that brokers, dealers, commercial banks, trust companies and other nominees who hold UBS Shares on behalf of beneficial owners of these UBS Shares forward material relating to the exchange offer to such beneficial owners. UBS Group will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. UBS Group has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

The total expenses incurred by the Group in connection with the exchange offer and the listing of the UBS Group Shares on the SIX Swiss Exchange and the NYSE are estimated to be CHF 20 million.

No charges and fees will apply to the exchange of UBS Shares for UBS Group Shares. If UBS Shares are tendered into the exchange offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will however be responsible for any fees or commissions such agents may charge in connection with the tender.

Material tax considerations

SWITZERLAND

The following is a summary of the material Swiss tax consequences to UBS shareholders linked to the exchange offer, SESTA squeeze-out, squeeze-out merger and ownership and sale of UBS Group Shares. The following summary does not purport to address all of the tax consequences and does not take into account the specific circumstances of any particular UBS shareholder. This summary is based on the tax laws, regulations and regulatory practices of Switzerland as in effect on the date hereof, which are subject to change (or subject to changes in interpretation), possibly with retroactive effect.

UBS shareholders and beneficial owners of UBS Shares are expressly advised to consult their own tax advisors with respect to the tax consequences of their participation in the transactions and their ownership and disposition of UBS Group Shares.

To the extent this section consists of statements as to matters of Swiss tax law, this section is the opinion of Bär & Karrer AG.

In respect of the following summary of Swiss tax considerations, a U.S. holder that is not (i) a resident of Switzerland, or (ii) deemed to be a resident of Switzerland or (iii) a non-Swiss resident holding UBS Group Shares as part of a Swiss permanent establishment or a fixed place of business maintained in Switzerland, will not be subject to Swiss individual income taxes or Swiss corporate income taxes.

Tax Considerations Linked To The Exchange Offer

The exchange offer and the SESTA squeeze-out have been disclosed to the relevant Swiss tax authorities, which agreed that the transaction in the context of the exchange offer and the SESTA squeeze-out qualifies as a tax neutral transaction for Swiss tax purposes.

Within the Context of the Exchange Offer

Individual Income Tax

As confirmed by the Swiss tax authorities, the exchange of UBS Shares for UBS Group Shares within the context of the exchange offer is not subject to federal, cantonal and communal income taxes for Swiss resident shareholders holding their UBS Shares as private assets (Privatvermögen).

The exchange of UBS Shares for UBS Group Shares within the context of the exchange offer is not subject to Swiss federal, cantonal and communal income taxes for Swiss domiciled shareholders holding the UBS Shares as business assets (Geschäftsvermögen) or classifying as a professional securities dealer (gewerbsmässiger Wertschriftenhändler) provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares. In general, the (tax) book value will be carried over. There is no regulatory, accounting or tax law provision that precludes a taxpayer from carrying over the (tax) book value. But each taxpayer has discretion as to increase the (tax) book value of an asset or not (for example to off-set a loss carry forward) to the extent permitted under applicable accounting rules.

Corporate Income Tax

As confirmed by the Swiss tax authorities, the exchange of UBS Shares for UBS Group Shares within the context of the exchange offer is not subject to Swiss federal, cantonal and communal income taxes for Swiss domiciled corporate shareholders provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares.

Material tax considerations

Swiss withholding taxes

As confirmed by the Swiss tax authorities, the exchange of UBS Shares for UBS Group Shares within the context of the exchange offer is not subject to Swiss withholding tax.

Stamp duties

As confirmed by the Swiss tax authorities, the exchange of UBS Shares for UBS Group Shares within the context of the exchange offer is exempt from Swiss one-time capital issuance tax (Emissionsabgabe) and the Swiss securities transfer tax (Umsatzabgabe).

Within the Context of a SESTA Squeeze-Out

Individual Income Tax

As confirmed by the Swiss tax authorities: the compensation for the cancellation of shares pursuant to a SESTA squeeze-out is tax-neutral for shareholders who hold their UBS Shares as part of their private assets (Privatvermögen).

For shareholders holding UBS Shares as business assets (Geschäftsvermögen) or classifying as a professional securities dealer (gewerbsmässiger Wertschriftenhändler), a compensation in cash would generally represent taxable income whereas a compensation in UBS Group Shares would be tax neutral, provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares.

Corporate Income Tax

For Swiss resident corporate shareholders, a compensation in cash would generally represent taxable income whereas a compensation in UBS Group Shares would be tax neutral, provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares.

Swiss Withholding Tax

As confirmed by the Swiss tax authorities, the cancellation of shares pursuant to a SESTA squeeze-out will not result in any Swiss withholding tax.

Stamp Duties

The capital increase in the context of the cancellation of shares pursuant to a SESTA squeeze-out is, according to the confirmation of the Swiss tax authorities, exempt from the Swiss one-time capital issuance tax (Emissionsabgabe). The transfer of UBS Shares and UBS Group Shares in the context of a cancellation of UBS Shares is exempt from the Swiss securities transfer tax (Umsatzabgabe).

Within the Context of a Squeeze-Out Merger

Individual Income Tax

For non-tendering UBS shareholders who are Swiss resident taxpayers, the compensation for the shares cancelled within a merger could, depending on the structuring of such merger, trigger income taxation on the federal, cantonal and communal level.

The exchange of UBS Shares for UBS Group Shares within the context of the squeeze-out merger is not subject to Swiss federal, cantonal and communal income taxes for Swiss domiciled shareholders holding the UBS Shares as business assets (Geschäftsvermögen) or classifying as a professional securities dealer (gewerbsmässiger Wertschriftenhändler) provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares.

Material tax considerations

Corporate Income Tax

The exchange of UBS Shares for UBS Group Shares within the context of the squeeze-out merger is not subject to Swiss federal, cantonal and communal income taxes for Swiss domiciled corporate shareholders provided the UBS Group Shares will carry over the (tax) book value of the UBS Shares.

Swiss Withholding Tax

The compensation for the shares cancelled within a merger could, depending on the structuring of such merger, trigger Swiss withholding tax.

Stamp Duties

The squeeze-out merger will, in general, be exempt from the Swiss one-time capital issuance tax (Emissionsabgabe) and from the Swiss securities transfer tax (Umsatzabgabe).

Tax Considerations Regarding the Holding and dividend distribution of UBS Group Shares by Swiss Residents

Swiss Withholding Tax

For purposes of this discussion, the term “Qualifying Reserves” means the “reserves from capital contributions,” as part of the general (legal) reserves, of the Swiss statutory financial statements of the company which is accumulated by certain qualifying contributions received from shareholders and which is notified to and recognized by the Swiss Federal Tax Administration.

Any dividends and similar cash or in-kind distributions of profit and reserves other than Qualifying Reserves made by UBS Group, including stock dividends and the distribution of any liquidation proceeds in excess of nominal share capital and Qualifying Reserves, will be subject to Swiss withholding tax imposed on the gross amount at the then-prevailing rate (currently 35%).

For distributions subject to Swiss withholding tax, UBS Group may only pay out 65% of the gross amount of any dividend and similar distributions to the holders of UBS Group Shares. A portion equal to 35% of the gross amount of such dividends and similar distributions must be paid to the Swiss Federal Tax Administration. The redemption of UBS Group Shares by UBS Group may under certain circumstances (in particular, if the UBS Group Shares are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss withholding tax purposes, with the effect that Swiss withholding taxes at the then-prevailing rate (currently 35%) is due on the difference between the redemption price and nominal value plus proportionate Qualifying Reserves of the redeemed UBS Group Shares.

Swiss resident beneficiaries of taxable dividends and similar distributions in respect of UBS Group Shares are entitled to full subsequent relief of the Swiss withholding tax, either through a tax refund or tax credit against their income tax liability, if they duly report the underlying income in their tax returns or financial statements used for tax purposes, as the case may be, and if there is no tax avoidance.

Non-Swiss tax resident beneficiaries of taxable dividends and similar distributions in respect of UBS Group Shares may request a full or partial refund of the Swiss withholding tax based on an applicable double tax treaty.

However, dividends and similar distributions out of Qualifying Reserves and repayments of the nominal share capital will not be subject to Swiss withholding tax. Under the applicable capital contribution principle, the repayment of all qualifying capital contributions made by the investors will be Swiss withholding tax-exempt provided that such capital contributions have been made after December 31, 1996 and notified to and approved by the Swiss Federal Tax Administration. In this regard, the Swiss Federal Tax Administration issued a specific circular on how the capital contribution principle should be applied (circular by the Swiss Federal Tax Administration No. 29 of December 9, 2010, capital contribution principle: Kreisschreiben der Eidgenössischen Steuerverwaltung Nr. 29 vom 9, Dezember

Material tax considerations

2010, Kapitaleinlageprinzip). It is at the discretion of the UBS Group’s shareholders to decide (at a shareholders’ meeting) whether to distribute a dividend out of Qualifying Reserves free of Swiss withholding tax and/or out of profit/retained earnings/non-qualifying reserves subject to Swiss withholding tax. Once cumulative distributions exceed the Qualifying Reserves, any distributions paid by UBS Group will be subject to Swiss withholding tax. To the extent that additional shares are issued by UBS Group in the future, the value of the distributions which can be made free of Swiss withholding tax will be increased by an amount corresponding to the total nominal share capital and paid-in capital/share premium of the shares issued.

Swiss federal, cantonal and communal individual and corporate income taxes.

Individual Income Tax

An individual who is resident in Switzerland for tax purposes and holds UBS Group Shares as part of his or her private assets (Privatvermögen) and who receives dividends and similar distributions (including stock dividends and liquidation proceeds in excess of nominal share capital and Qualifying Reserves) from UBS Group must include these distributions in his or her personal tax return and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period. However, dividends and similar distributions out of Qualifying Reserves and repayments of the nominal share capital will not be subject to federal, cantonal and communal income tax.

Swiss resident individuals holding UBS Group Shares as business assets, as well as non-Swiss resident individuals holding the shares as part of a permanent establishment or a fixed place of business are required to include all taxable distributions received on UBS Group Shares in their income statements and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period.

Corporate Income Tax

Non-Swiss resident corporations holding UBS Group Shares as part of a Swiss permanent establishment or legal entities resident in Switzerland are required to include all taxable distributions received on UBS Group Shares in their profit and loss statement relevant for profit tax purposes and will be subject to federal, cantonal and communal corporate income tax on any net taxable earnings for such period. A Swiss corporation or co-operative, or a non-Swiss corporation or co-operative holding UBS Group Shares as part of a Swiss permanent establishment, may, under certain circumstances, benefit from taxation relief with respect to distributions (Beteiligungsabzug), provided such UBS Group Shares represent at the time of the distribution at least 10% of the share capital or 10% of the profit and reserves, respectively, or a fair market value of at least 1 million Swiss francs.

Corporate Income Tax for Non-Swiss Corporations

A holder of UBS Group Shares who is not a resident of Switzerland for tax purposes will not be liable for any Swiss corporate income tax on dividends and similar distributions with respect to UBS Group Shares, unless the UBS Group Shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss resident (as described above).

Net Worth and Capital Taxes

An individual who is a non-Swiss resident holding UBS Group Shares as part of a Swiss permanent establishment or fixed place of business situated in Switzerland, or who is a Swiss resident for tax purposes is required to include his or her UBS Group Shares in his or her assets which are subject to cantonal and communal net worth taxes. No net worth is levied at the federal level.

Material tax considerations

Corporations resident in Switzerland or non-Swiss resident corporations with a Swiss permanent establishment are subject to cantonal and communal capital tax. The cantonal and communal capital tax is levied on the basis of the taxable equity of the legal entities. Usually, the acquisition of UBS Group Shares should not influence the equity of a legal entity and should therefore have no or only limited influence on its capital tax charge. No capital tax is levied at the federal level.

Taxes on capital gains upon disposal of UBS Group Shares

Individuals

Individuals who are resident in Switzerland for tax purposes and hold UBS Group Shares as part of their private assets (Privatvermögen) generally are exempt from Swiss federal, cantonal and communal taxes with respect to capital gains realized upon the sale or other disposal of UBS Group Shares, unless such individuals are qualified as professional securities dealer (Wertschriftenhändler) for income tax purposes. Under certain circumstances, share sale proceeds of a private individual may be recharacterized into taxable investment income. Upon a repurchase of UBS Group Shares by UBS Group, the portion of the repurchase price in excess of the nominal amount and Qualifying Reserves may be classified as taxable investment income if the UBS Group Shares repurchased are not sold within a six-year period or if the UBS Group Shares are repurchased for a capital reduction.

Capital gains realized by an individual on UBS Group Shares that are held as part of his or her business assets are subject to income taxation and social security contributions. Capital gains realized by individuals who, for income tax purposes, are classified as professional securities dealers are subject to income taxation and social security contributions.

Corporations

Capital gains upon the sale or other disposal of UBS Group Shares realized by corporations resident in Switzerland for tax purposes or foreign corporations holding UBS Group Shares as part of a Swiss permanent establishment are generally subject to ordinary profit taxation. A Swiss corporation or co-operative, or non-Swiss corporation or co-operative holding UBS Group Shares as part of a Swiss permanent establishment, may, under certain circumstances, benefit from taxation relief on capital gains realized upon the disposal of UBS Group Shares (Beteiligungsabzug), provided such UBS Group Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the UBS Group Shares held as per the previous financial year end prior to this sale amounts to at least 1 million Swiss francs.

Gift and inheritance taxes

The transfer of UBS Group Shares may be subject to cantonal and/or communal gift, estate or inheritance taxes if the donor is, or the deceased was, resident for tax purposes in a canton levying such taxes.

Stamp tax upon the issuance and transfer of UBS Group Shares

The subsequent transfer of any UBS Group Shares may be subject to Swiss securities transfer tax (Umsatzabgabe) at a current rate of up to 0.15% if such transfer occurs through or with a Swiss or Liechtenstein bank or securities dealer as defined in the Swiss federal stamp tax act.

Material tax considerations

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences (a) arising from the exchange offer and the squeeze-out (the exchange offer and the squeeze-out, taken together, the “exchange transaction”) and the anticipated supplementary capital return of at least CHF 0.25 per share to shareholders of UBS Group (referred to in this section as the “post-closing dividend”) and (b) of the ownership of UBS Group Shares. This discussion represents the opinion of Sullivan & Cromwell LLP.

The discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, as currently in effect, as well as the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income (the “Treaty”) all of which may be subject to change or change in interpretation, possibly with retroactive effect.

This discussion only addresses “U.S. holders” (as defined below) that hold UBS Shares or UBS Group Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax law (including, for example, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or traders in securities that elect mark-to-market treatment, holders who acquired UBS Shares or UBS Group Shares as compensation, holders liable for the alternative minimum tax, holders who hold their UBS Shares or UBS Group Shares, as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar.) Furthermore, this discussion does not address, except to the extent expressly set forth below, any holder who, immediately after the exchange transaction, owns, actually or constructively, at least 5% of either the total voting power or the total value of the stock of UBS Group.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of UBS Shares or UBS Group Shares, that is for United States federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person; or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If a partnership (for United States federal income tax purposes) is a beneficial owner of UBS Shares or UBS Group Shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of UBS Shares or UBS Group Shares that are partnerships or partners in such partnerships should consult their tax advisors regarding the United States federal income tax treatment of the exchange transaction and of an investment in UBS Shares or UBS Group Shares.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of UBS Shares or UBS Group Shares in your particular circumstances.

Material tax considerations

The Exchange Transaction

In the opinion of Sullivan & Cromwell LLP, based on the assumption that the structuring of the squeeze-out will be conducted in the manner described in this offer to exchange/prospectus and UBS’s representations to Sullivan & Cromwell LLP, the exchange transaction will qualify as a tax-free transaction for United States federal income tax purposes.

Subject to the treatment of the post-closing dividend and to the passive foreign investment company rules discussed below, U.S. holders of UBS Shares receiving UBS Group Shares pursuant to the exchange transaction will not recognize gain or loss upon the exchange. The basis of the UBS Group Shares received in exchange for UBS Shares will be equal to the basis of the UBS Shares exchanged. The holding period of the UBS Group Shares received in exchange for UBS Shares will include the holding period of the UBS Shares exchanged. U.S. holders that acquired different blocks of UBS Shares at different times or different prices should consult their tax advisors as to the determination of the bases and holding periods of the UBS Group Shares.

The Post-closing Dividend

In the opinion of Sullivan & Cromwell LLP, based on UBS’s representations to Sullivan & Cromwell LLP, the post-closing dividend should be treated, for United States federal income tax purposes, as a dividend or a distribution with respect to UBS Group Shares, as described below under “—Ownership of UBS Group Shares—Dividends and Distributions.”

It is possible, however, that for United States federal income tax purposes, the post-closing dividend could instead be treated as an integral part of the exchange transaction and thus as additional consideration (i.e., “boot”) received by former shareholders of UBS pursuant to the exchange transaction due to the close proximity in time between the exchange offer and the post-closing dividend. If the post-closing dividend is so treated, U.S. holders of UBS shares receiving UBS Group Shares pursuant to the exchange transaction would generally recognize gain but not loss to the extent of the lesser of (i) the post-closing dividend, and (ii) the amount of gain, if any, realized on the exchange transaction. Holders should consult their tax advisors regarding the United States federal income tax consequences to them of receiving the post-closing dividend.

Ownership of UBS Group Shares

Dividends and Distributions

Subject to the passive foreign investment company rules discussed below, U.S. holders of UBS Group Shares will include in gross income the gross amount of any dividend paid, before reduction for Swiss withholding taxes, by UBS Group out of its current or accumulated earnings and profits, as determined for United States federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a return of capital to the extent of the U.S. holder’s basis in its UBS Group Shares and thereafter as capital gain. UBS expects that distributions by UBS Group in the near term following the exchange transaction will be treated, to a significant extent, as a return of capital based on these rules.

Dividends paid to a noncorporate U.S. holder that constitute qualified dividend income will be taxable to the holder at a maximum rate of 20%, provided that the holder has a holding period in the UBS Group Shares of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. As described above under “—The Exchange Transaction,”

Material tax considerations

the holding period of the UBS Group Shares received in exchange for UBS Shares pursuant to the exchange transaction will include the holding period of the UBS Shares exchanged. Dividends paid by UBS Group with respect to the UBS Group Shares will generally be qualified dividend income.

For United States federal income tax purposes, a dividend will include a distribution characterized under Swiss law as a repayment of capital contributions if the distribution is made out of current or accumulated earnings and profits, as described above.

Dividends will generally be income from sources outside the United States for foreign tax credit limitation purposes, and will, depending on the holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to the holder. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 20% rate. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations.

The amount of the dividend distribution included in income of a U.S. holder will be the U.S. dollar value of the Swiss franc payments made, determined at the spot Swiss franc/U.S. dollar rate on the date such dividend distribution is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to United States foreign tax credit limitations, the nonrefundable Swiss tax withheld and paid over to Switzerland will be creditable or deductible against the U.S. holder’s United States federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Switzerland or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder’s United States federal income tax liability, whether or not the refund is actually obtained.

Transfers of UBS Group Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of UBS Group Shares generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the UBS Group Shares. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates if the UBS Group Shares were held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

Special adverse United States federal income tax rules apply if a U.S. holder holds shares of a company that is treated as a passive foreign investment company, or “PFIC,” for any taxable year during which the U.S. holder held such shares. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income (the “income test”), or (ii) 50% or more of the average fair market value of its assets (determined quarterly) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, subject to the active

Material tax considerations

bank exception discussed below, passive income generally includes dividends, interest, royalties, rents and certain gains from the sale of stock and securities. If a foreign corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation’s assets and receiving its proportionate share of the other corporation’s income. The determination of whether a foreign corporation is a PFIC is made annually.

Proposed Treasury regulations and other administrative pronouncements from the Internal Revenue Service convert what would otherwise be passive income into non-passive income when such income is banking income earned by an active bank. Based upon these proposed Treasury regulations and Internal Revenue Service guidance, and upon certain management estimates and assumptions, UBS does not believe that UBS Shares, or UBS Group Shares following the completion of the exchange transaction, should be treated as a stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. Furthermore, there can be no assurance that the above-described proposed Treasury regulations will be finalized in their current form or that the Internal Revenue Service guidance will continue to apply.

MEDICARE TAX

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the UBS Shares or UBS Group Shares.

FOREIGN ACCOUNT TAX COMPLIANCE WITHHOLDING (FATCA)

The Foreign Account Tax Compliance provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010 (generally referred to as “FATCA”) impose a United States withholding tax on certain payments made to a non-U.S. financial institution that does not comply with the provisions of FATCA. Accordingly, this tax could apply to payments on UBS Group Shares if you or any non-U.S. entity that receives a payment on your behalf (including a bank, broker or other payee, at any point in the series of payments made on UBS Group Shares) do not comply with the information reporting, withholding, identification, certification, and related requirements imposed by FATCA (which requirements could include reporting information in respect of holders of UBS Group Shares to the United States Internal Revenue Service). However, such withholding will not apply to payments made before January 1, 2017. The rules for the implementation of this legislation have not yet been fully finalized, so it is impossible to determine at this time what impact, if any, this legislation will have on holders of the UBS Group Shares.

Material tax considerations

BACKUP WITHHOLDING AND INFORMATION REPORTING

Information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to noncorporate U.S. holders within the United States, and the payment of proceeds to noncorporate U.S. holders from the disposition of UBS Shares or UBS Group Shares effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if the U.S. holder fails to comply with applicable certification requirements or are notified by the Internal Revenue Service that the U.S. holder has failed to report all interest and dividends required to be shown on the U.S. holder’s federal income tax returns.

Board of directors, senior management and corporate governance

The information provided below relates to the board of directors, senior management and corporate governance of UBS Group as in effect on and after the establishment of UBS Group as the holding company of the Group.

BOARD OF DIRECTORS OF UBS GROUP

As of the date of this offer to exchange/prospectus, Axel A. Weber is the sole Director of UBS Group and was appointed at the time of incorporation of UBS Group. We expect that all members of the board of directors of UBS will become members of the board of directors (“BoD”) of UBS Group at or prior to the time of the capital increase preceding the initial settlement date of the exchange offer. The BoD of UBS Group will therefore consist of the following members: Axel A. Weber (Chairman), Michel Demaré (independent Vice Chairman), David Sidwell (Senior Independent Director), Reto Francioni, Ann F. Godbehere, Axel P. Lehmann, Helmut Panke, William G. Parrett, Isabelle Romy, Beatrice Weder di Mauro, and Joseph Yam.

BOARD STRUCTURE OF UBS GROUP

UBS Group is expected to operate under a strict dual board structure as required under Swiss banking law. The board of directors, under the leadership of the Chairman, will be responsible for the strategy of the Group upon recommendation of the Group CEO, will exercise ultimate supervision over senior management, and will appoint the GEB members. Shareholders will elect each member of the board of directors, the Chairman and the members of the Human Resources and Compensation Committee. The board of directors in turn will appoint its Vice Chairmen, Senior Independent Director, members of the other board of directors committees, their respective Chairpersons and the Company Secretary.

The management of the business will be delegated by the board of directors to the GEB. Under the leadership of the Group CEO, the GEB will have executive management responsibility for the Group and its business. It will assume overall responsibility for the development of the Group and business division strategies and the implementation of approved strategies.

Identity and Background

The following biographies provide information on the BoD members and the Company Secretary.

Axel A. Weber	Professional history and education

German, born March 8, 1957

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

Chairman of the Board of Directors / Chairperson of the Corporate Responsibility Committee/Chairperson of the Governance and Nominating Committee

Year of initial appointment: 2012

Axel A. Weber was elected to the BoD at the 2012 annual general meeting (“AGM”) and was thereafter appointed Chairman of the BoD. He has chaired the Governance and Nominating Committee since 2012 and became Chairperson of the Corporate Responsibility Committee in 2013. Mr. Weber was president of the German Bundesbank between 2004 and 2011, during which time he also served as a member of the Governing Council of the European Central Bank, a member of the Board of Directors of the Bank for International Settlements, German governor of the International Monetary Fund, and as a member of the

Board of directors, senior management and corporate governance

G7 and G20 Ministers and Governors. He was a member of the steering committees of the European Systemic Risk Board in 2011 and the Financial Stability Board from 2010 to 2011. On leave from the University of Cologne from 2004 to 2012, he was a visiting professor at the University of Chicago Booth School of Business from 2011 to 2012. From 2002 to 2004, Mr. Weber served as a member of the German Council of Economic Experts. He was a professor of international economics and Director of the Center for Financial Research at the University of Cologne from 2001 to 2004, and a professor of monetary economics and Director of the Center for Financial Studies at the Goethe University in Frankfurt/Main from 1998 to 2001. From 1994 to 1998, he was a professor of economic theory at the University of Bonn. Mr. Weber holds a PhD in economics from the University of Siegen, where he also received his habilitation. He graduated with a master’s degree in economics at the University of Constance and holds honorary doctorates from the universities of Duisburg-Essen and Constance.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise:

Mr. Weber is a board member of the Swiss Finance Council, the Swiss Bankers Association, the Institute of International Finance and the International Monetary Conference. He is a member of the Group of Thirty, Washington, DC and a member of the Foundation Board of Avenir Suisse. He is a member of the IMD Foundation Board in Lausanne as well as of the European Financial Services Roundtable and the European Banking Group. Mr. Weber is a member of the Advisory Board of the Department of Economics at the University of Zurich and the German Market Economy Foundation. He is a senior research fellow at the Center for Financial Studies in Frankfurt/Main and a research fellow at the Center for Economic Policy Research in London. He is a member of the European Money and Finance Forum in Vienna and of the Monetary Economics and International Economics Councils of the leading association of German-speaking economists, the Verein für Socialpolitik.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Weber was a member of the Advisory Council of the Goethe University in Frankfurt/Main.

Board of directors, senior management and corporate governance

Michel Demaré

Belgian, born August 31, 1956

Syngenta International AG, Schwarzwaldallee 215, CH-4058 Basel

Functions in UBS

Independent Vice Chairman/ member of the Audit Committee/member of the Governance and Nominating Committee/member of the Human Resources and Compensation Committee

Year of initial appointment: 2009

Professional history and education

Michel Demaré was elected to the BoD at the 2009 AGM, and in April 2010, was appointed independent Vice Chairman. He has been a member of the Audit Committee since 2009 and the Governance and Nominating Committee since 2010. He became a member of the Human Resources and Compensation Committee in 2013. Mr. Demaré joined ABB in 2005 as Chief Financial Officer (“CFO”) and as a member of the Group Executive Committee. He stepped down from his function in ABB in January 2013. Between February and August 2008, he acted as the interim CEO of ABB. From September 2008 to March 2011, he combined his role as CFO with that of President of Global Markets. Mr. Demaré joined ABB from Baxter International Inc., where he was CFO Europe from 2002 to 2005. Prior to this, he spent 18 years at the Dow Chemical Company, holding various treasury and risk management positions in Belgium, France, the U.S. and Switzerland. Between 1997 and 2002, Mr. Demaré was CFO of the Global Polyolefins and Elastomers division. He began his career as an officer in the multinational banking division of Continental Illinois National Bank of Chicago, and was based in Antwerp. Mr. Demaré graduated with an MBA from the Katholieke Universiteit Leuven, Belgium, and holds a degree in applied economics from the Université Catholique de Louvain, Belgium.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Demaré is Chairman of the Board of Syngenta. He is a member of the board of Louis-Dreyfus Commodities Holdings BV, a member of the IMD Supervisory Board in Lausanne and Chairman of SwissHoldings in Berne. He is Chairman of the Syngenta Foundation for Sustainable Agriculture and a member of the Advisory Board of the Department of Banking and Finance at the University of Zurich.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Demaré was a member of the IMD Foundation Board, Lausanne.

Board of directors, senior management and corporate governance

David Sidwell

American (U.S.) and British, born March 28, 1953

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

Senior Independent Director/Chairperson of the Risk Committee/member of the Governance and Nominating Committee

Year of initial appointment: 2008

Professional history and education

David Sidwell was elected to the BoD at the 2008 AGM. In April 2010, he was appointed Senior Independent Director. He has chaired the Risk Committee since 2008 and has been a member of the Governance and Nominating Committee since 2011. Mr. Sidwell was Executive Vice President and CFO of Morgan Stanley between 2004 and 2007. Before joining Morgan Stanley, he worked for JPMorgan Chase & Co., where, in his 20 years of service, he held a number of different positions, including controller and, from 2000 to 2004, CFO of the Investment Bank. Prior to this, he was with Price Waterhouse in both London and New York. Mr. Sidwell graduated from Cambridge University and qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Sidwell is a director and Chairperson of the Risk Policy and Capital Committee of Fannie Mae, Washington, D.C., and is a senior advisor at Oliver Wyman, New York. He is a board member of Ace Limited and he is Chairman of the Board of Village Care, New York, and is a director of the National Council on Aging, Washington, D.C.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Sidwell was a trustee of the International Accounting Standards Committee Foundation, London.

Reto Francioni

Swiss, born August 18, 1955

Deutsche Börse AG, D-60485 Frankfurt am Main

Functions in UBS

Member of the Corporate Responsibility Committee/ member of the Human Resources and Compensation Committee

Year of initial appointment: 2013

Professional history and education

Reto Francioni was elected to the BoD at the 2013 AGM. He has been a member of the Corporate Responsibility Committee since 2013 and the Human Resources and Compensation Committee since 2014. He has been CEO of Deutsche Börse AG since 2005. Since 2006, he has been a professor of applied capital markets theory at the University of Basel. From 2002 to 2005, he was Chairman of the Supervisory Board and President of the SWX Group, Zurich. Mr. Francioni was co-CEO and Spokesman for the Board of Directors of Consors AG, Nuremberg, from 2000 to 2002. Between 1993 and 2000, he held various management positions at Deutsche Börse AG, including that of Deputy CEO from 1999 to 2000. From 1992 to 1993, he served in the corporate finance division of

Board of directors, senior management and corporate governance

Hoffmann-La Roche, Basel. Prior to this, he worked for several years for Association Tripartite Bourses and, from 1985 to 1988, for the former Credit Suisse, holding positions in the equity sales and legal departments. He started his professional career in 1981 in the commerce division of Union Bank of Switzerland. Mr. Francioni completed his studies in law in 1981 and his PhD in 1987 at the University of Zurich.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Francioni is a member of the Shanghai International Financial Advisory Committee and of the

Advisory Board of Moscow International Financial Centre. He also serves as a member of the International Advisory Board of the Instituto de Empresa. Mr. Francioni is a member of the Steering Committee of the Project “Role of Financial Services in Society,” World Economic Forum, and a member of the Franco-German Roundtable. He is a member of the Strategic Advisory Group of VHV Insurance. Mr. Francioni holds various mandates on the boards of Deutsche Börse Group subsidiaries. He is Chairman of the Supervisory Board of Eurex Zürich AG and Eurex Frankfurt AG.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Francioni was Vice President of Deutsches Aktieninstitut, a member of the Board of Trustees of Goethe Business School and a member of the Board of Trustees of the Centre for Financial Studies. Moreover, he was Chairman of the Supervisory Board of Clearstream Holding AG, of the Board of Directors of Clearstream Banking S.A., of the Board of Directors of Clearstream International S.A. and the Supervisory Board of Deutsche Börse Systems AG. He was also Vice Chairman of the Supervisory Board of Eurex Clearing AG.

Ann F. Godbehere

Canadian and British, born April 14, 1955

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

Chairperson of the Human Resources and Compensation Committee/member of the Audit Committee

Year of initial appointment: 2009

Professional history and education

Ann F. Godbehere was elected to the BoD at the 2009 AGM. She has chaired the Human Resources and Compensation Committee since 2011 and has been a member of the Audit Committee since 2009. Ms. Godbehere was appointed CFO and Executive Director of Northern Rock in February 2008, serving in these roles during the initial phase of the business’s public ownership until the end of January 2009. Prior to this role, she served as CFO of Swiss Re Group from 2003 to 2007. Ms. Godbehere was CFO of its Property & Casualty division in Zurich for two years. Prior to this, she served as CFO of

Board of directors, senior management and corporate governance the Life & Health division in London for three years. From 1997 to 1998, she was CEO of Swiss Re Life & Health in Canada. Between 1996 and 1997, she was CFO of Swiss Re Life & Health North America. Ms. Godbehere is a certified general accountant and was made a fellow of the Chartered Professional Accountant Association in 2014 and a fellow of the Certified General Accountant Association of Canada in 2003.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Ms. Godbehere is a board member and Chairperson of the audit committees of Prudential plc, Rio Tinto plc and Rio Tinto Limited. She is also a member of the boards of Arden Holdings Ltd., Bermuda, and of British American Tobacco plc.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Ms. Godbehere was a board member of Atrium Underwriters Ltd. and Atrium Underwriting Group Ltd., London.

Axel P. Lehmann Swiss, born March 23, 1959 Zurich Insurance Group, Mythenquai 2, CH-8002 Zurich Functions in UBS Member of the Risk Committee Year of initial appointment: 2009

Professional history and education

Axel P. Lehmann was elected to the BoD at the 2009 AGM and has been a member of the Risk Committee since 2009. He is a member of the Group Executive Committee of Zurich Insurance Group (Zurich) and has been Group Chief Risk Officer since January 2008 and Regional Chairman Europe since October 2011. He was responsible for Group IT from 2008 to 2010. In September 2004, Mr. Lehmann was appointed CEO of Zurich American Insurance Company and the North America Commercial business division in Schaumburg, Illinois. He became a member of Zurich’s Group Executive Committee and CEO of its Continental Europe business division in 2002 and, in 2004, was responsible for integrating it with U.K., Ireland and South Africa. In 2001, he took over responsibility for Northern, Central and Eastern Europe and was appointed CEO of Zurich Group Germany. In 2000, Mr. Lehmann became a member of the Group Management Board with responsibility for group-wide business development functions. Mr. Lehmann holds a PhD and a master’s degree in business administration and economics from the University of St. Gallen. He is also a graduate of the Wharton Advanced Management Program and an honorary professor of business administration and service management at the University of St. Gallen.

Board of directors, senior management and corporate governance

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Lehmann is Chairman of the Board of the Institute of Insurance Economics at the University of St. Gallen, and is a former Chairman and member of the Chief Risk Officer Forum and a board member of Economiesuisse. In addition, he holds mandates on the following boards of Zurich Insurance Group subsidiaries. Mr. Lehmann is Chairman of the Board of

Farmers Group, Inc., Los Angeles, and of Zurich Insurance plc, Dublin, as well as a member of the supervisory board of Zurich Beteiligungs-AG, Frankfurt a.M. He is Chairman of the board of trustees of the Pension Plans 1 and 2 of the Zurich Insurance Group.

Helmut Panke

German, born August 31, 1946

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

Member of the Human Resources and Compensation Committee / member of the Risk Committee

Year of initial appointment: 2004

Professional history and education

Helmut Panke was elected to the BoD at the 2004 AGM. He has been a member of the Human Resources and Compensation Committee and the Risk Committee since 2008. Between 2002 and 2006, Mr. Panke was Chairman of the Board of Management of BMW Group after becoming a member of BMW’s Board of Management in 1996. Between 1993 and 1996, he was Chairman and CEO of BMW Holding Corporation in the U.S. Subsequent to joining BMW as Head of Planning and Controlling, Research and Development in 1982, he assumed management functions in corporate planning, organization and corporate strategy. Prior to this, he worked as a consultant at McKinsey & Company in both Düsseldorf and Munich. Mr. Panke graduated from the University of Munich with a PhD in physics, and undertook research work at both the University of Munich and the Swiss Institute for Nuclear Research.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Panke is a member of the boards of Microsoft Corporation (Chairperson of the Regulatory and Public Policy Committee) and Singapore Airlines Ltd. (Chairperson of the Safety & Risk Committee). He is a member of the supervisory board of Bayer AG.

Board of directors, senior management and corporate governance

William G. Parrett

American (U.S.), born June 4, 1945

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

Chairperson of the Audit Committee / member of the Corporate Responsibility Committee

Year of initial appointment: 2008

Professional history and education

William G. Parrett was elected to the BoD at the October 2008 Extraordinary General Meeting. He has chaired the Audit Committee since 2009 and has been a member of the Corporate Responsibility Committee since 2012. Mr. Parrett served his entire career with Deloitte Touche Tohmatsu. He was CEO from 2003 until his retirement in 2007. Between 1999 and 2003, he was a Managing Partner of Deloitte & Touche USA LLP and served on Deloitte’s Global Executive Committee between 1999 and 2007. Mr. Parrett founded Deloitte’s U.S. National Financial Services Industry Group in 1995 and its Global Financial Services Industry Group in 1997, both of which he led as Chairman. In his 40 years of experience in professional services, Mr. Parrett served public, private, governmental, and state-owned clients worldwide. Mr. Parrett has a bachelor’s degree in accounting from St. Francis College, New York, and is a certified public accountant.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Parrett is on the boards of the Eastman Kodak Company, the Blackstone Group LP, and Thermo Fisher Scientific Inc., and chairs each company’s audit committee. He is also on the board of IGATE Corporation. He is Past Chairman of the Board of the United States Council for International Business and United Way Worldwide, and a Carnegie Hall Board of Trustees member. He is a member of the Committee on Capital Markets Regulation.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Parrett was a member of the International Chamber of Commerce Executive Committee.

Board of directors, senior management and corporate governance

Isabelle Romy Swiss, born January 4, 1965	Professional history and education Isabelle Romy was elected to the BoD at the 2012 AGM. She has been a member of the Audit Committee
Froriep, Bellerivestrasse 201, CH-8034 Zurich Functions in UBS Member of the Audit Committee / member of the Governance and Nominating Committee	and the Governance and Nominating Committee since 2012. Ms. Romy is a partner at Froriep, a large Swiss business law firm. From 1995 to 2012, she worked for another major Swiss law firm based in Zurich (Niederer Kraft & Frey AG), where she was a partner from 2003 to 2012. Her legal practice includes litigation and arbitration in cross-border cases. Ms. Romy has been an associate professor at the University of Fribourg and at

Year of initial appointment: 2012	the Federal Institute of Technology in Lausanne since 1996. Between 2003 and 2008, she served as a deputy judge at the Swiss Federal Supreme Court. From 1999 to 2006, she was a member of the Ethics Commission at the Federal Institute of Technology in Lausanne. Ms. Romy completed her PhD (Dr. iur.) at the University of Lausanne in 1990 and has been a qualified attorney-at-law admitted to the bar since 1991. From 1992 to 1994, she was a visiting scholar at Boalt Hall School of Law, University of California, Berkeley, and completed her professorial thesis at the University of Fribourg in 1996.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Ms. Romy has been a member of the sanction commission of SIX Swiss Exchange since 2002, serving as Vice Chairman since 2008.

Beatrice Weder di Mauro

Italian and Swiss, born August 3, 1965 Johannes Gutenberg-University Mainz, Jakob Welder-Weg 4, D-55099 Mainz

Functions in UBS

Member of the Audit Committee/member of the Risk Committee

Year of initial appointment: 2012

Professional history and education

Beatrice Weder di Mauro was elected to the BoD at the 2012 AGM. She has been a member of the Audit Committee since 2012 and became a member of the Risk Committee in 2013. She has been a professor of economics, economic policy and international macroeconomics at the Johannes Gutenberg University of Mainz since 2001. Ms. Weder di Mauro was a member of the German Council of Economic Experts from 2004 to 2012. In 2010, she was a resident scholar at the International Monetary Fund in Washington, D.C., and, in 2006, a visiting scholar at the National Bureau of Economic Research, Cambridge, MA. She was an associate professor of economics at the University of Basel between 1998 and 2001 and a research fellow at the United Nations University in

Board of directors, senior management and corporate governance

Tokyo from 1997 to 1998. Prior to this, she was an economist at the International Monetary Fund in Washington, D.C. Ms. Weder di Mauro completed her PhD in economics at the University of Basel in 1993 and received her habilitation there in 1999.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Ms. Weder di Mauro is on the boards of Roche Holding Ltd., Basel, and Robert Bosch GmbH, Stuttgart. She is a member of the Corporate Governance Commission of the German Government. She is also a member of the senate of Max Planck Gesellschaft.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Ms. Weder di Mauro was a supervisory board member of ThyssenKrupp AG, Essen, of the Deutsche Investitions-und Entwicklungsgesellschaft, Cologne and Ergo AG, Düsseldorf.

Joseph Yam

Chinese and Hong Kong citizen, born September 9, 1948

UBS, Bahnhofstrasse 45, CH-8098 Zurich

Functions in UBS

Member of the Corporate Responsibility Committee / member of the Risk Committee

Year of initial appointment: 2011

Professional history and education

Joseph Yam was elected to the BoD at the 2011 AGM. He has been a member of the Corporate Responsibility Committee and the Risk Committee since 2011. He is Executive Vice President of the China Society for Finance and Banking and in that capacity has served as an advisor to the People’s Bank of China since 2009. Mr. Yam was instrumental in the establishment of the Hong Kong Monetary Authority and served as Chief Executive from 1993 until his retirement in 2009. He began his career in Hong Kong as a statistician in 1971 and served the public for over 38 years. During his service, he occupied several positions such as Director of the Office of the Exchange Fund from 1991, Deputy Secretary for Monetary Affairs from 1985 and Principal Assistant Secretary for Monetary Affairs from 1982. Mr. Yam graduated from the University of Hong Kong in 1970 with first class honors in social sciences. He holds honorary doctorate degrees and professorships from a number of universities in Hong Kong and overseas. Mr. Yam is a Distinguished Research Fellow of the Institute of Global Economics and Finance at the Chinese University of Hong Kong.

Board of directors, senior management and corporate governance

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Yam is on the boards of Johnson Electric Holdings Limited and UnionPay International Co., Ltd. He is a member of the board of The Community Chest of Hong Kong as well as a member of the International Advisory Council of China Investment Corporation.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Yam was a board member of the China Construction Bank and Chairman of the Board of Macroprudential Consultancy Limited.

Company Secretary Luzius Cameron Australian and Swiss, born September 11, 1955 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS Company Secretary since 2005

Professional history and education

Luzius Cameron was appointed Company Secretary by the BoD for the first time in 2005. He is a Group Managing Director and was appointed to the former Group Managing Board in 2002. From 2002 to 2005, Mr. Cameron was the Director of Strategic Planning and New Business Development, Wealth Management USA. Prior to this role, he was Head of Group Strategic Analysis, and before that, Head of Corporate Business Analysis. Mr. Cameron joined Swiss Bank Corporation in 1989, where he started out in Corporate Controlling before assuming a number of senior roles at Warburg Dillon Read, including Chief of Staff to the Chief Operating Officer in London and Business Manager of the Global Rates Business in Zurich. From 1984 to 1989, he was a lecturer in astrophysics at the University of Basel. Between 1980 and 1989, he was a research analyst at the Institute of Astronomy at the University of Basel and European Southern Observatory. Mr. Cameron holds a PhD in astrophysics from the University of Basel.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups held in the last five years comprise: Mr. Cameron was Chairman of the Zurich Symphony Orchestra.

Board of directors, senior management and corporate governance

Elections and terms of office

All BoD members will be elected on an individual basis for a one-year term of office. As a result, shareholders will have to confirm the entire membership of the BoD on a yearly basis at the annual general meeting. At the annual general meeting, the shareholders will also elect the Chairman and the members of the Human Resources and Compensation Committee.

BoD members will normally be expected to serve for a minimum of three years. No BoD member will be eligible to serve for more than ten consecutive terms of office or continue to serve beyond the annual general meeting held in the calendar year following his or her 70th birthday; in exceptional circumstances, the BoD will be able to extend both these limits.

Organizational principles and structure

Following each AGM, the BoD will meet to appoint its Vice Chairmen, Senior Independent Director, BoD committee members (other than the members of the Human Resources and Compensation Committee) and their respective Chairpersons. At the same meeting, the BoD will appoint a Company Secretary, who will act as secretary to the BoD and its committees.

According to the Articles of Association, the BoD will meet as often as business requires, but must meet at least six times a year. At every BoD meeting, each committee chairperson will provide the BoD with updates on current activities of his or her committee as well as important committee issues.

At least once per year, the BoD will review its own performance as well as the performance of each of its committees. This review will be based on an assessment of the BoD under the auspices of the Governance and Nominating Committee, as well as a self-assessment of the BoD committees, and will seek to determine whether the BoD and its committees are functioning effectively and efficiently. The first assessment will be conducted as a self-assessment and will be completed in spring 2015.

Consistent with UBS’s past practice, UBS Group will establish an Audit Committee, Corporate Responsibility Committee, Governance and Nominating Committee, Human Resources and Compensation Committee, Risk Committee and Ad-hoc Strategy Committee. These committees, described below, will assist the BoD in the performance of its responsibilities.

COMMITTEES OF THE BOARD OF DIRECTORS OF UBS GROUP

Audit Committee

The Audit Committee is expected to consist of five BoD members, with all members having been determined by the BoD to be fully independent and financially literate. William G. Parrett is expected to chair the Audit Committee with Michel Demaré, Ann F. Godbehere, Isabelle Romy and Beatrice Weder di Mauro as additional members. All members will have accounting or related financial management expertise and the majority will qualify as a “financial expert” under the rules established pursuant to the U.S. Sarbanes-Oxley Act of 2002.

The Audit Committee itself will not perform audits, but will monitor the work of the external auditors, Ernst & Young Ltd (“EY”), who in turn will be responsible for auditing UBS Group’s and the Group’s annual financial statements and for reviewing the quarterly financial statements.

The Audit Committee is expected to serve as an independent and objective body with oversight of the following: (i) UBS Group’s and the Group’s accounting policies, financial reporting and disclosure

Board of directors, senior management and corporate governance controls and procedures, (ii) the quality, adequacy and scope of external audit, (iii) UBS Group’s and the Group’s compliance with financial reporting requirements, (iv) the senior management’s approach to internal controls with respect to the production and integrity of the financial statements and disclosure of the financial performance and (v) the performance of Group Internal Audit in conjunction with the Chairman. For these purposes, the Audit Committee will have the authority to meet with regulators and external bodies in consultation with the Group CEO. Senior management will be responsible for the preparation, presentation and integrity of the financial statements.

The Audit Committee will review the annual and quarterly financial statements of UBS Group and the Group, as proposed by senior management, with the external auditors and Group Internal Audit in order to recommend their approval (including any adjustments the Audit Committee considers appropriate) to the BoD.

Periodically, and at least annually, the Audit Committee will assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner, in order to support the BoD in reaching a decision in relation to the appointment or dismissal of the external auditors and the rotation of the lead audit partner. The BoD will then submit these proposals for approval at the AGM.

The Audit Committee will report to the BoD about its discussions with our external auditors. Once per year, the lead representatives of our external auditors will present their long-form report to the BoD, as required by FINMA.

The NYSE listing standards on corporate governance set more stringent independence requirements for members of the Audit Committee than for the other members of the BoD. Each of the five members of our Audit Committee will be an external BoD member who, in addition to satisfying our independence criteria, will not receive, directly or indirectly, any consulting, advisory or other compensatory fees from UBS Group other than in his or her capacity as a BoD member, will not hold, directly or indirectly, UBS Group Shares in excess of 5% of the outstanding capital and (except as noted below) will not serve on the audit committees of more than two other public companies. The NYSE listing standards on corporate governance allow for an exemption for audit committee members to serve on more than three audit committees of public companies, provided that all BoD members determine that the candidate has the time and the availability to fulfill his or her obligations. Considering the credentials of William G. Parrett and Ann F. Godbehere, the BoD is expected to grant this exemption in their cases.

Corporate Responsibility Committee

The Corporate Responsibility Committee is expected to be chaired by Axel A. Weber, with independent BoD members Reto Francioni, William G. Parrett and Joseph Yam as additional members. The Corporate Responsibility Committee is expected to support the BoD in fulfilling its duty to safeguard and advance the Group’s reputation for responsible corporate conduct. It is expected to review and assess stakeholder concerns and expectations for responsible corporate conduct and their potential relevance for the Group, and to monitor the current state and implementation of the corporate responsibility programs and initiatives within the Group. The majority of the Corporate Responsibility Committee’s members will be required to be independent. The Corporate Responsibility Committee will be advised and supported by a number of senior business representatives.

Governance and Nominating Committee

The Governance and Nominating Committee is expected to comprise three independent BoD members and to be chaired by Axel A. Weber, with Michel Demaré, Isabelle Romy and David Sidwell as additional

Board of directors, senior management and corporate governance members. The Governance and Nominating Committee is expected to support the BoD in fulfilling its duty to establish best practices in corporate governance across the Group, to conduct a BoD annual self-assessment, to establish and maintain a process for appointing new BoD and GEB members (in the latter case, upon proposal by the Group CEO), and to manage the succession planning of all GEB members.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee is expected to comprise four independent BoD members and to be chaired by Ann F. Godbehere, with Michel Demaré, Reto Francioni and Helmut Panke as additional members. The Human Resources and Compensation Committee is expected to be responsible for the following functions: (i) supporting the BoD in establishing and reviewing UBS Group’s compensation strategy and guidelines and in articulating the performance objectives relevant for determining individual total compensation for each member of the GEB and evaluating the performance in meeting agreed targets, (ii) preparing the proposals to the general meeting of shareholders regarding the compensation of the BoD and of the GEB. The Human Resources and Compensation Committee may submit proposals to the BoD on certain compensation-related issues and is expected to review and approve certain other compensation-related issues.

Risk Committee

The Risk Committee is expected to consist of five independent BoD members. David Sidwell is expected to chair the Risk Committee, with Axel P. Lehmann, Helmut Panke, Beatrice Weder di Mauro and Joseph Yam as additional members. The Risk Committee is expected to be responsible for overseeing and supporting the BoD in fulfilling its duty to supervise and set an appropriate risk management and control framework in the following areas: (i) risk management and control, including credit, market, country, legal, compliance, operational and conduct risks, (ii) treasury and capital management, including funding, liquidity and equity attribution and (iii) balance sheet management. The Risk Committee will consider the potential effects of the aforementioned risks on the Group’s reputation. For these purposes, the Risk Committee will receive all relevant information from the GEB and will have the authority to meet with regulators and external bodies in consultation with the Group CEO. Annually, one session is expected to be held with the Governing Board of the Swiss National Bank and one with FINMA. In addition, the Risk Committee Chairperson is expected to meet at least once a year with the UK PRA and FCA.

Ad-hoc Strategy Committee

The ad-hoc committee on strategy (the Strategy Committee) is expected to be comprised of four BoD members. Axel A. Weber is expected to chair the Strategy Committee with Michel Demaré, Reto Francioni, and David Sidwell as additional members. The Strategy Committee is expected to focus on the agreed upon UBS strategy and the ongoing resolution and recovery program.

Roles and responsibilities of the Chairman of the Board of Directors

Axel A. Weber is anticipated to be the Chairman of the BoD. The Chairman leads the BoD and coordinates tasks within the BoD, calls BoD meetings and sets their agendas. Under the leadership of the Chairman, the BoD will decide on the strategy of the Group upon the recommendation of the Group CEO, exercise ultimate supervision over management and appoint all GEB members.

The Chairman will preside over all general meetings of shareholders, and work with the committee chairpersons to coordinate the work of all BoD committees. Together with the Group CEO, the Chairman will be responsible for ensuring effective communication with shareholders and other stakeholders, including government officials, regulators and public organizations. This will be in addition

Board of directors, senior management and corporate governance to establishing and maintaining a close working relationship with the Group CEO and other GEB members, and providing advice and support when appropriate.

Roles and responsibilities of the Vice Chairmen and the Senior Independent Director

The BoD will appoint one or more Vice Chairmen and a Senior Independent Director. If the BoD appoints more than one Vice Chairman, one of them must be independent. Michel Demaré is expected to be appointed as Vice Chairman and David Sidwell is expected to be appointed as Senior Independent Director. A Vice Chairman is required to lead the BoD in the absence of the Chairman and to provide support and advice to the Chairman. At least twice a year, the Senior Independent Director will organize and lead a meeting of the independent BoD members in the absence of the Chairman. The Senior Independent Director will relay any issues or concerns of independent BoD members to the Chairman and act as a contact point for shareholders and stakeholders wishing to engage in discussions with an independent BoD member.

Important business connections of independent members of the Board of Directors with the Group

As a global financial services provider and a major bank in Switzerland, the Group has business relationships with many large companies, including those in which the expected BoD members assume management or independent board responsibilities. The Governance and Nominating Committee will determine whether the nature of the relationships between the Group and the companies whose chair, chief executive or other officer is a member of the Group’s BoD compromises or not his or her capacity for independent judgment.

Our Organization Regulations are expected to require three-quarters of the BoD members to be independent. As a general rule, for a BoD member to be considered independent, he or she may not have a material relationship with UBS Group or one of its subsidiaries, either directly or as a partner, controlling shareholder or executive officer of a company that has a relationship with the Group. In addition, in order to be considered independent, BoD members are expected to be required to fulfill the additional criteria that the BoD is expected to establish based on the requirements set forth in the NYSE listing standards on corporate governance, the FINMA Circular 08/24 on the supervision and internal controls at banks, and the standards established in the Swiss Code of Best Practice for Corporate Governance. These criteria, together with a definition of what constitutes a material relationship, will be published on UBS’s website at www.ubs.com/governance.

The BoD is expected to meet the standards of the Organization Regulations for the percentage of directors that are considered independent under the criteria described above. The Chairman is not expected to be considered independent.

All relationships and transactions with UBS Group’s anticipated independent BoD members are expected to be conducted in the ordinary course of business, and on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. All relationships and transactions with BoD members’ associated companies are expected to be conducted at arm’s length.

SENIOR MANAGEMENT AND OPERATING COMMITTEE OF UBS GROUP

As of the date of this offer to exchange/prospectus, the executive management of UBS Group comprises Sergio P. Ermotti (Chief Executive Officer) and Tom Naratil (Chief Financial Officer), who were appointed on June 10, 2014. Following the settlement of the exchange offer, the executive management of UBS Group is expected to be identical to the current executive management of UBS and will consist of:

Board of directors, senior management and corporate governance

Sergio P. Ermotti (Group Chief Executive Officer), Markus U. Diethelm (Group General Counsel), Lukas Gähwiler (CEO of UBS Switzerland and CEO of Retail & Corporate), Ulrich Körner (CEO of Global Asset Management and CEO of UBS Group Europe, Middle East and Africa), Philip J. Lofts (Group Chief Risk Officer), Robert J. McCann (CEO of Wealth Management Americas and CEO of UBS Group Americas), Tom Naratil (Group Chief Financial Officer and Group Chief Operating Officer), Andrea Orcel (CEO of the Investment Bank), Chi-Won Yoon (CEO of UBS Group Asia Pacific) and Jürg Zeltner (CEO of UBS Wealth Management).

Group Executive Board

UBS Group is expected to operate under a strict dual board structure, as required by Swiss banking law. The management of the business will be delegated by the BoD to the Group Executive Board.

Members of the Group Executive Board

The following biographies provide information on the GEB members.

Sergio P. Ermotti Swiss, born May 11, 1960 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS Group CEO Year of initial appointment: 2011

Professional history and education

Sergio P. Ermotti was appointed Group Chief Executive Officer in November 2011, having held the position of Group Chief Executive Officer on an interim basis since September 2011. Mr. Ermotti became a member of the GEB in April 2011 and was Chairman and CEO of UBS Group Europe, Middle East and Africa from April to November 2011. From 2007 to 2010, he was Group Deputy Chief Executive Officer at UniCredit, Milan, and was responsible for the strategic business areas of Corporate and Investment Banking, and Private Banking. He joined UniCredit in 2005 as Head of Markets & Investment Banking Division. Between 2001 and 2003, he worked at Merrill Lynch, serving as co-Head of Global Equity Markets and as a member of the Executive Management Committee for Global Markets & Investment Banking. He began his career with Merrill Lynch in 1987, and held various positions within equity derivatives and capital markets. Mr. Ermotti is a Swiss-certified banking expert and is a graduate of the Advanced Management Program at Oxford University.

Other activities and functions

Mandates on boards of corporations, organisations and foundations or interest groups currently held comprise: Mr. Ermotti is Chairman of the Fondazione Ermotti and board member of the Fondazione Lugano per il Polo Culturale, both in Lugano.

Board of directors, senior management and corporate governance

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Ermotti was a non-executive director of the London Stock Exchange and President of Darwin Airlines. He was non-executive director of Fidinam, Investment Enterra S.A., Esplanade Hotel Resort & Spa S.A. and Tessal S.A. He was Chairman of the Board of Directors of Immo Heudorf AG, Silvaplana, and Chairman of the Holding Residence Promotion SA, of the Hotel Principe Leopoldo, of the Hotel Principe Leopoldo SA, Panama, Succursale di Lugano, of the Hotel Residence Principe Leopoldo SA, of the Leopoldo Hotels & Restaurants SA, of the Residence Montalbano 1 and 2 SA, as well as of Residence Montalbano I and II SA, Panama, Succursale di Lugano. He was Chairman of Residenza il Poggio SA and of Residenza il Poggio SA, Panama, Succursale di Lugano, all in Lugano.

Markus U. Diethelm Swiss, born October 22, 1957 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS Group General Counsel Year of initial appointment: 2008

Professional history and education

Markus U. Diethelm was appointed Group General Counsel of UBS and became a member of the GEB in September 2008. From 1998 to 2008, he served as Group Chief Legal Officer at Swiss Re, and was appointed to its Group Executive Board in 2007. Prior to this, he was at the Los Angeles-based law firm Gibson, Dunn & Crutcher, and focused on corporate matters, securities transactions, litigation and regulatory investigations while working out of the firm’s Brussels and Paris offices. From 1989 to 1992, he practiced at Shearman & Sterling in New York, specializing in mergers and acquisitions. In 1988, he worked at Paul, Weiss, Rifkind, Wharton & Garrison in New York, after starting his career in 1983 with Bär & Karrer. Mr. Diethelm holds a law degree from the University of Zurich and a master’s degree and PhD from Stanford Law School. Mr. Diethelm is a qualified attorney-at-law admitted to the bar in Zurich and in New York State.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Diethelm is Chairman of the Swiss-American Chamber of Commerce’s legal committee. He is a member of the Committee on Capital Markets Regulation, a committee member of the Swiss Advisory Council of the American Swiss Foundation, a committee member of the UBS Foundation of Economics in Society and the Conseil de Fondation du Musée International de la Croix-Rouge et du Croissant-Rouge. He is a member of the Professional Ethics Commission of the Association of Swiss Corporate Lawyers.

Board of directors, senior management and corporate governance

Lukas Gähwiler Swiss, born May 4, 1965 UBS, Bahnhofstrasse 45, CH-8001 Zurich Functions in UBS CEO UBS Switzerland and CEO Retail & Corporate Year of initial appointment: 2010

Professional history and education

Lukas Gähwiler became a member of the GEB and was appointed CEO of UBS Switzerland in April 2010. In his role as CEO of UBS Switzerland, he is responsible for all businesses—retail, wealth management, corporate and institutional, investment banking and asset management—in UBS’s home market. Since January 2012, he has also been CEO of Retail & Corporate. Between April 2010 and January 2012, he combined the position of CEO of UBS Switzerland with the role of co-CEO of UBS Wealth Management & Swiss Bank. From 2003 to 2010, he was Chief Credit

Officer at Credit Suisse and was accountable for the worldwide credit business of Private Banking, including Commercial Banking in Switzerland. In 1998, Mr. Gähwiler was appointed Chief of Staff to the CEO of Credit Suisse’s Private and Corporate business unit and, prior to this, held various front-office positions in Switzerland and North America. He earned a bachelor’s degree in business administration from the University of Applied Sciences in St. Gallen. Mr. Gähwiler completed an MBA program in corporate finance at the International Bankers School in New York, as well as the Advanced Management Program at Harvard Business School.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Gähwiler is a member of the boards of the Zürcher Volkswirtschaftliche Gesellschaft, Opernhaus Zürich AG and Economiesuisse. He is Vice Chairman of the Zurich Chamber of Commerce and of the Swiss Finance Institute, as well as a member of the Foundation Board of the UBS pension fund and of the UBS Foundation of Economics in Society.

Ulrich Körner

German and Swiss, born October 25, 1962

UBS, Bahnhofstrasse 45, CH-8001 Zurich

Functions in UBS

CEO Global Asset Management and CEO

UBS Group Europe, Middle East and Africa

Year of initial appointment: 2009

Professional history and education

Ulrich Körner became CEO Global Asset Management in January 2014. Additionally, he has been CEO of UBS Group Europe, Middle East and Africa since December 2011. He became a member of the GEB in April 2009 and was Group Chief Operating Officer from 2009 to 2013. In 1998, Mr. Körner joined Credit Suisse. He served as a member of the Credit Suisse Group Executive Board from 2003 to 2008, holding various management positions, including CFO and Chief Operating Officer. From 2006 to 2008, he was

Board of directors, senior management and corporate governance responsible for the entire Swiss client business as CEO Credit Suisse Switzerland. Mr. Körner received a PhD in business administration from the University of St. Gallen, and for several years was an auditor at Price Waterhouse and a management consultant at McKinsey & Company.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Körner is Chairman of the Widder Hotel in Zurich and Vice President of the Board of Lyceum Alpinum Zuoz. He is Deputy Chairman of the Supervisory Board

of UBS Deutschland AG, Chairman of the Foundation Board of the UBS pension fund, a member of the Financial Service Chapter Board of the Swiss-American Chamber of Commerce, a member of the Advisory Board of the Department of Banking and Finance at the University of Zurich and a member of the business advisory council of the Laureus Foundation Switzerland.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Körner was Vice Chairman of the Committee of the Governing Board of the Swiss Bankers Association.

Philip J. Lofts British, born April 9, 1962 UBS, 677 Washington Boulevard, Stamford CT 06901 USA Function in UBS Group Chief Risk Officer Year of initial appointment: 2008

Professional history and education

Philip J. Lofts became a GEB member in 2008, and was re -appointed as Group Chief Risk Officer in December 2011 after serving in the same role from 2008 to 2010. He was CEO of UBS Group Americas from January to November 2011. Mr. Lofts, who began his career with UBS over 25 years ago, became Group Risk Chief Operating Officer in 2008 after three years serving as Group Chief Credit Officer. Prior to this, Mr. Lofts worked for the Investment Bank in a number of business and risk control positions in Europe, Asia Pacific and the US. Mr. Lofts joined Union Bank of Switzerland in 1984 as a credit analyst and was appointed Head of Structured Finance in Japan in 1996. Mr. Lofts successfully completed his A-levels at Cranbrook School. From 1981 to 1984, he was a trainee at Charterhouse Japhet plc, a merchant bank, which was acquired by the Royal Bank of Scotland in 1985.

Board of directors, senior management and corporate governance

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. Lofts was a board member of the University of Connecticut Foundation.

Robert J. McCann

American (U.S.) and Irish, born March 15, 1958

UBS, 1200 Harbor Boulevard, Weehawken, NJ 07086 USA

Functions in UBS

CEO Wealth Management Americas

CEO UBS Group Americas

Year of initial appointment: 2009

Professional history and education

Robert J. McCann was appointed CEO of Wealth Management Americas and became a member of the GEB in October 2009. In addition, he has been CEO of UBS Group Americas since December 2011. From 2003 to 2009, he worked for Merrill Lynch as Vice Chairman and President of the Global Wealth Management Group. In 2003, he served as Vice Chairman of Distribution and Marketing for AXA Financial. He began his career with Merrill Lynch in 1982, working in various positions in capital markets and research. From 2001 to 2003, he was Head of Global Securities Research and Economics. In 2000, he was appointed Chief Operating Officer of Global Markets and Investment Banking. From 1998 to 2000, he was Global Head of Global Institutional Debt and Equity Sales. Mr. McCann graduated with a bachelor’s degree in economics from Bethany College, West Virginia, and holds an MBA from Texas Christian University.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. McCann is a board member of the American Ireland Fund, and is Vice Chairman of the Bethany College Board of Trustees. He is a member of the Clearing House Supervisory Board, a member of the Presidents Circle of No Greater Sacrifice in Washington, D.C., a member of the Committee Encouraging Corporate Philanthropy and a member of the board of the Catholic Charities of the Archdiocese of New York. Mr. McCann also serves on the board of the Partnership for New York City.

Mandates on boards of corporations, organisations and foundations or interest groups held in the last five years comprise: Mr. McCann was Chairman of the Executive Advisory Board of Sponsors for Educational Opportunity.

Board of directors, senior management and corporate governance

Tom Naratil American (U.S.), born December 1, 1961 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS Group CFO Group Chief Operating Officer Year of initial appointment: 2011

Professional history and education

Tom Naratil was appointed Group CFO and became a member of the GEB in June 2011. In addition to this role, he was appointed Group Chief Operating Officer in January 2014. He served as CFO and Chief Risk Officer of Wealth Management Americas from 2009 until his appointment as Group CFO. Before 2009, he held various senior management positions within UBS, including heading the Auction Rate Securities Solutions Group during the financial crisis in 2008. He was named Global Head of Marketing, Segment & Client Development in 2007, Global Head of Market Strategy & Development in 2005, and Director of Banking and Transactional Solutions, Wealth Management USA, in 2002. During this time, he was a member of the Group Managing Board. He joined Paine Webber Incorporated in 1983, and after the merger with UBS became Director of the Investment Products Group. Mr. Naratil holds an MBA in economics from New York University and a bachelor of arts degree in history from Yale University.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Naratil is a board member of the American Swiss Foundation.

Andrea Orcel Italian, born May 14, 1963 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS CEO Investment Bank Year of initial appointment: 2012

Professional history and education

Andrea Orcel was appointed CEO of the Investment Bank in November 2012. He had been appointed co-CEO of the Investment Bank and a member of the GEB in July 2012. He joined UBS from Bank of America Merrill Lynch, where he had been Executive Chairman since 2009, President of Emerging Markets (ex Asia) since 2010 and CEO of European Card Services since 2011. Prior to Merrill Lynch’s acquisition by Bank of America, Mr. Orcel was a member of Merrill Lynch’s global management committee and Head of Global Origination, which combined Investment Banking and Capital Markets. He held a number of other leadership positions, including President of Global Markets & Investment Banking for Europe, Middle East and Africa (“EMEA”) and Head of EMEA Origination beginning in 2004. Between 2003 and 2007, he led the Global Financial Institutions Group, of which he had been part since joining Merrill Lynch in 1992. Prior to this, he

Board of directors, senior management and corporate governance worked at Goldman Sachs and the Boston Consulting Group. Mr. Orcel holds an MBA from INSEAD and a degree in economics and commerce, summa cum laude, from the University of Rome.

Chi-Won Yoon Korean, born June 2, 1959 UBS, 2 International Finance Centre 52/F, 8 Finance Street, Central, Hong Kong Function in UBS CEO UBS Group Asia Pacific Year of initial appointment: 2009

Professional history and education

Chi-Won Yoon was appointed CEO of UBS Group Asia Pacific in April 2012 and has been a member of the GEB since June 2009. He held the position of co-Chairman and co-CEO of UBS Group Asia Pacific from November 2010 to March 2012. From June 2009 to November 2010, he served as sole Chairman and CEO of UBS AG, Asia Pacific. Prior to his current role, Mr. Yoon served as Head of UBS’s securities business in Asia Pacific: Asia Equities, which he oversaw from 2004, and Asia Pacific Fixed Income, Currencies and Commodities, which he led from 2009. When he first joined the firm in 1997, he served as Head of Equity Derivatives. Mr. Yoon began his career in financial services in 1986, working first at Merrill Lynch in New York and then at Lehman Brothers in New York and Hong Kong. Before embarking on a Wall Street career, he worked as an electrical engineer in satellite communications. In 1982, Mr. Yoon earned a bachelor’s degree in electrical engineering from MIT, and in 1986, a master’s degree in management from MIT’s Sloan School of Management.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Yoon is on the board of UBS Securities Co. Ltd. and a member of the Asian Executive Board of MIT’s Sloan School of Management.

Jürg Zeltner Swiss, born May 4, 1967 UBS, Bahnhofstrasse 45, CH-8001 Zurich Function in UBS CEO UBS Wealth Management Year of initial appointment: 2009

Professional history and education

Jürg Zeltner became a member of the GEB in February 2009 and is CEO of UBS Wealth Management. Between February 2009 and January 2012, he served as co-CEO of UBS Wealth Management & Swiss Bank. In November 2007, he was appointed as Head of Wealth Management North, East & Central Europe. From 2005 to 2007, he was CEO of UBS Deutschland, Frankfurt, and, prior to this, he held various management positions in the former Wealth Management division of UBS. Between 1987 and 1998, he was with Swiss Bank Corporation in various roles within the Private and Corporate Client division in

Board of directors, senior management and corporate governance

Berne, New York and Zurich. Mr. Zeltner holds a diploma in business administration from the College of Higher Vocational Education in Berne and is a graduate of the Advanced Management Program at Harvard Business School.

Other activities and functions

Mandates on boards of corporations, organizations and foundations or interest groups currently held comprise: Mr. Zeltner is a board member of the German-Swiss Chamber of Commerce and Chairman of the UBS Optimus Foundation Board.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF UBS GROUP

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving for the corporation. Certain limits exist, e.g., if such losses and expenses result from a grossly negligent breach of such director’s or officer’s fiduciary or other duties under Swiss law. A Swiss corporation may also purchase customary directors and officers liability insurance protection, with a view to protect its directors and officers in cases where it cannot or does not indemnify them.

The respective internal Director, Officer and Employee Indemnification Policy of UBS Group is expected to contain provisions regarding the indemnification of directors and officers, according to which—similar to the coverage UBS currently provides—UBS Group will generally indemnify, to the extent permitted by law and subject to certain exceptions, existing and former directors and officers from and against monetary judgments, fines, penalties or amounts paid in settlement in respect of any civil, administrative, or criminal actions, governmental or regulatory investigations, or other proceedings or claims which have already commenced, are pending or are imminent and against reasonable costs, charges, fees and expenses incurred in defending, responding to or investigating such proceedings or claims.

The indemnity will be limited in certain respects including that it will not extend to any matter in which a director or officer is found not to have acted at all times in good faith and with a reasonable belief that he/she was acting in the best interests of UBS Group or had reasonable cause to believe that his/her conduct was unlawful. It is further expected that UBS Group will purchase directors and officers liability coverage similar to the level UBS currently has.

Moreover, according to general principles of Swiss employment law, which apply to officers employed by Swiss law employment agreements, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, subject to certain exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling UBS Group pursuant to the foregoing provisions, UBS Group has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Interests of certain persons in the exchange offer

UBS

Directors and Senior Management

All members of the board of directors of UBS are expected to become members of the board of directors of UBS Group at or prior to the time of the capital increase preceding the initial settlement date of the exchange offer. Certain members of the board of directors and management of UBS participated in determining the terms of the exchange offer. These individuals may have certain interests in the proposed exchange offer that are different from, or additional to, the interests of holders of UBS Shares generally and that may have caused them to view the proposed transaction more favorably or differently from the way other holders of UBS Shares would view it.

The members of the Board of UBS will be granted no benefits whatsoever in connection with the exchange offer. None of the members will receive compensation due to the exchange offer. Neither the employment agreement of the Chairman, nor the employment agreements of the members of the executive management stipulate any termination pay that would be prompted by the completion of the exchange offer.

Furthermore, no changes to the remuneration package for the executive management are intended to be made in connection with the exchange offer.

Security Ownership

As of October 8, 2014, the members of the Board and the members of executive management held the following number of UBS Shares.

Members of the Board[1]	UBS Shares
Axel A. Weber, Chairman	333,333
Michel Demaré, Vice Chairman	181,246
David Sidwell, Senior Independent Director	185,181
Reto Francioni, Member	11,859
Ann F. Godbehere, Member	139,653
Axel P. Lehmann, Member	217,373
Helmut Panke, Member	182,009
William G. Parrett, Member	100,019
Isabelle Romy, Member	44,217
Beatrice Weder di Mauro, Member	45,424
Joseph Yam, Member	66,863
Total	1,507,177

1	This table includes blocked and unblocked shares held by members of the board of directors, including related parties. As of October 8, 2014, 0 shares were held by related parties.

Interests of certain persons in the exchange offer

Members of the executive management[1]	UBS Shares	Options
Sergio P. Ermotti, Group Chief Executive Officer	768,524	0
Markus U. Diethelm, Group General Counsel	528,973	0
Lukas Gähwiler, CEO of UBS Switzerland and CEO of Retail & Corporate	523,821	0
Ulrich Körner, CEO Global Asset Management and CEO of UBS Group Europe, Middle East and Africa	1,005,570	0
Philip J. Lofts, Group Chief Risk Officer	815,825	394,172
Robert J. McCann, CEO of Wealth Management Americas and CEO of UBS Group Americas	1,061,929	0
Tom Naratil, Group Chief Financial Officer and Group Chief Operating Officer	811,902	721,125
Andrea Orcel, CEO of the Investment Bank	1,323,699	0
Chi-Won Yoon, CEO of UBS Group Asia Pacific	999,695	515,180
Jürg Zeltner, CEO of UBS Wealth Management	675,211	198,121
Total	8,515,149	1,828,598

1	This table includes all vested and unvested shares and options of the members of executive management, including related parties. As of October 8, 2014, 95,597 shares were held by related parties.

During the past five years, except as described in UBS’s Report on Form 6-K, filed on September 29, 2014 in the section entitled “XII. Additional Information—Litigation, Regulatory and Similar Matters”, neither UBS, nor UBS Group, nor, to the knowledge of UBS and UBS Group, any of the persons set forth above (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

In connection with the exchange offer, UBS will amend its employee option plans to provide the option holders with the right to receive UBS Group Shares instead of UBS Shares from the first trading day of the UBS Group Shares. See “The Transaction—Impact of the Exchange Offer on Employee Equity Plans and Outstanding Awards” for more information.

Intent to Tender

Each director and each member of senior management of UBS who owns UBS shares has confirmed that he or she currently intends to validly tender in the exchange offer all UBS Shares that such person holds as of the date of this offer to exchange/prospectus.

UBS GROUP

Directors and Senior Management

Board of Directors

The board of directors of UBS Group is expected, after the first capital increase in connection with the initial settlement of the exchange offer, to be the same as the board of directors of UBS.

Senior Management

The senior management of UBS Group is expected, after the first capital increase in connection with the initial settlement of the exchange offer, to be the same as the senior management of UBS.

Interests of certain persons in the exchange offer

Security Ownership

As of the date of this offer to exchange/prospectus, UBS is the sole shareholder of UBS Group.

Securities Transactions

As of the date of this offer to exchange/prospectus, to the knowledge of UBS Group, neither UBS Group nor any of its directors owns any UBS Shares except as otherwise set forth in this offer to exchange/prospectus.

In the 60 days prior to the date of this offer to exchange/prospectus, to the knowledge of UBS Group, neither UBS Group nor any of its executive officers, directors or affiliates have effected any transactions in UBS Shares except as otherwise set forth in this offer to exchange/prospectus including as described below.

Pursuant to exemptive relief granted by the SEC from Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, and subject to certain enumerated conditions set forth in the exemptive relief letter, UBS, UBS’s subsidiaries and their respective affiliates and separately identifiable departments may conduct certain trading activities involving UBS Shares or derivatives related to such shares (including, without limitation, futures, forwards, options, swaps or similar instruments), both inside and outside the United States prior to and during the period in which the offer remains open for acceptance in the ordinary course of business. Additionally, these persons may engage in similar trading activities in UBS Group Shares once they are issued. No such purchases or arrangements to purchase will be undertaken for the purpose of promoting or otherwise facilitating the exchange offer. See “Regulatory Statement” elsewhere in this offer to exchange/prospectus.

Significant Shareholders

As of September 26, 2014, UBS is aware of the following persons or groups of persons holding more than 3% of the total share capital of UBS. If such persons participate in the exchange offer and assuming that 100% of the total UBS Shares in issue are tendered into the exchange offer, such persons would hold the same proportion of UBS Group Shares as they do of UBS Shares as of such date:

•	On December 17, 2009, BlackRock Inc., New York, notified to UBS and the SIX Swiss Exchange a holding of 3.45% of the total share capital of UBS.

•	On September 30, 2011, Norges Bank (the Central Bank of Norway), Oslo, notified to UBS and the SIX Swiss Exchange a holding of 3.04% of the total share capital of UBS.

•	On October 8, 2014, Chase Nominees Ltd. London holds, according to the UBS share register, 11.52% of the total share capital of UBS.

•	On October 8, 2014, GIC Private Limited, Singapore holds, according to the UBS share register, 6.39% of the total share capital of UBS.

•	On October 8, 2014, DTC (CEDE & Co.), New York holds, according to the UBS share register, 6.70% of the total share capital of UBS.

•	On October 8, 2014, Nortrust Nominees Ltd, London holds, according to the UBS share register, 3.58% of the total share capital of UBS.

Description of the UBS Group Shares and articles of association

SHARE CAPITAL OF UBS GROUP

The share capital of UBS Group is CHF 100,000 consisting of 1,000,000 fully paid-up registered shares with a par value of CHF 0.10 each.

After the consummation of the capital increases that will occur in connection with the exchange offer, the share capital of UBS Group will, assuming that 100% of the total UBS Shares in issue as of the second settlement date are tendered, amount to:

•	CHF 384,437,661.50, divided into 3,844,376,615 fully paid-in UBS Group Shares with a nominal value of CHF 0.10 each (which is the amount of UBS Shares in issue as of October 8, 2014, the most recent practicable date prior to the date of this offer to exchange/prospectus);

•	a number of shares equal to such number of UBS Shares that will have been issued between October 9, 2014 and the second settlement under UBS’s existing conditional capital, out of which shares are issued if employee options and similar instruments are exercised (for information, through October 8, 2014, 2,374,546 such UBS Shares have been created since January 1, 2014, resulting in an average number of 256,484 shares per month);

•	a number of shares that will have been issued between the first and the second settlement under UBS Group’s conditional capital if employee options and similar instruments are exercised, to the extent such employee options and similar instruments are served out of UBS Group’s conditional capital instead of UBS’s existing conditional capital; plus

•	the 1,000,000 UBS Group Shares issued when UBS Group was incorporated as described above unless these shares will be cancelled in connection with the capital increase made immediately prior to the first settlement.

The share capital of UBS Group will therefore be substantially identical to UBS’s share capital, except that—to the extent that less than 100% of the total UBS Shares are tendered in the exchange offer—(i) the Articles of UBS Group will provide for authorized capital in the amount of the outstanding UBS Shares still held by remaining UBS shareholders, which may be used in a possible squeeze-out of such shareholders, and (ii) the share capital will be lower accordingly.

As a consequence, the capital structure of UBS Group will be as follows upon settlement of the exchange offer:

•	A number of UBS Group Shares that is equal to the number of UBS Shares validly tendered into and not withdrawn from the exchange offer (and lower than the number of UBS Shares currently issued by an amount equivalent to the UBS Shares not tendered) plus, unless cancelled, the 1,000,000 shares issued upon the incorporation of UBS Group, and shares issued between the first and the second settlement under UBS Group’s conditional capital if employee options and similar instruments are exercised and served out of UBS Group’s conditional capital;

•	An authorized (and not yet issued) share capital sufficient to allow the BoD of UBS Group to issue the number of UBS Group Shares needed for delivery in exchange for each UBS Share in issue that is not validly tendered into, or is withdrawn from, the exchange offer; and

•	Conditional (and not yet issued) share capital of 136,384,610 (which is the amount of UBS’s conditional capital outstanding as of October 8, 2014) less the nominal amount of (i) such number

Description of the UBS group shares and articles of association of UBS Shares that have been issued out of UBS’s conditional capital between September 27, 2014 and the second settlement date, and (ii) such number of UBS Group Shares that have been issued out of UBS Group’s conditional capital between first and second settlement date.

The UBS Group Shares will rank pari passu in all respects with each other, including voting rights, entitlement to dividends, liquidation proceeds in case of liquidation of UBS Group, subscription or preemptive rights in the event of share issue (Bezugsrechte) and preemptive rights in the event of the issuance of equity-linked securities (Vorwwegzeichnungsrechte).

SHARE REGISTER

UBS Group’s share register is kept by “UBS Group”, Shareholder Services, P.O. Box, 8098 Zurich, Switzerland. Shareholder Services is responsible for the registration of the global shares. It is split into two parts: a Swiss register, which is maintained by UBS Group, acting as Swiss share registrar, and a U.S. register, which is maintained by Computershare, as U.S. transfer agent.

Swiss law and the articles of association of UBS Group require UBS Group to keep a share register in which the names, addresses and nationality (for legal persons, the registered office) of the owners (and usufructuaries) of registered UBS Group Shares are recorded. The main function of the share register is to record shareholders entitled to vote and participate in general meetings, or to assert or exercise other rights related to voting rights.

In order to register UBS Group Shares in UBS Group’s share register, a purchaser must file a share registration form with UBS Group’s share register. Failing such registration, the purchaser may not vote at or participate in shareholders’ meetings.

An acquirer of shares will be recorded in UBS Group’s share register with voting rights upon disclosure of its name, address and nationality (for legal persons, the registered office). However, UBS Group may decline a registration with voting rights if the shareholder does not declare that it has acquired the shares in its own name and for its own account. If the shareholder refuses to make such declaration, it will be registered as a shareholder without voting rights, subject to the exemptions discussed below.

Shareholders holding shares through custody accounts with custodian banks or brokers should contact their custodian banks or brokers with respect to any matters concerning registration.

A holder of record of shares must notify the share register of any change of address. For shares held in the DTC system, such notification must be made to DTC or Cede & Co as its nominee. For holders of shares held directly with Computershare, such notification must be made to Computershare. Until notice of a change in address has been given, all written communication to UBS Group’s shareholders of record shall be deemed to have been validly made if sent to the address recorded in the share register.

Swiss law distinguishes between registration with and without voting rights. Shareholders must be registered in the share register as shareholders with voting rights in order to vote and participate in general meetings or to assert or exercise other rights related to voting rights. According to the articles of association of UBS Group, registration in the share register as a shareholder with voting rights is subject to certain restrictions. See the section heading “—Summary of the Articles of Association of UBS Group” of this offer to exchange/prospectus. If these restrictions apply, a person acquiring UBS Group Shares will only be recorded as shareholder without voting rights.

Description of the UBS group shares and articles of association

The Articles provide that registered shares of UBS Group will be in the form of uncertificated securities (Wertrechte, within the meaning of the Swiss Code of Obligations) and intermediary-held securities (Bucheffekten, within the meaning of the Intermediary-Held Securities Act).

Following registration in the share register, a shareholder may request UBS Group to issue a written statement in respect of its registered shares at any time; however, the shareholder has no entitlement to the printing and delivery of share certificates. In contrast, UBS Group may print and deliver share certificates for registered shares (single certificates, certificates representing multiples of shares or global certificates) at any time. It may withdraw registered shares issued as intermediary-held securities from the respective custody system. With the consent of the shareholder, UBS Group may cancel issued certificates which are returned to it without replacement.

UBS shareholders who tender their UBS Shares to UBS Group and who, at the time of the consummation of the exchange offer, are listed in the share register of UBS (with voting rights or without voting rights, as the case may be) will generally be entered as shareholders into the share register of UBS Group (with voting rights, if so currently registered). For this purpose, tendering UBS shareholders will be deemed to have authorized the Swiss exchange agent (or, in respect to the U.S. offer, the U.S. exchange agent and UBS Securities LLC) to apply on their behalf for the registration in UBS Group’s share register, and they will be deemed to have allowed UBS Group to rely on declarations previously made to UBS in connection with their registration with the UBS share register.

In accordance with UBS’s special provisions for the registration of fiduciaries and nominees (collectively “nominees”), the board of directors of UBS has historically recorded nominees who hold UBS Shares in their own name, but for the account of third parties, as shareholders with voting rights in the share register of UBS, provided that the relevant nominee signed an agreement with UBS confirming its willingness to disclose to UBS any individual beneficial owners holding more than 0.3% of all issued UBS Shares upon request (a “nominee agreement”). Such nominees, who normally represent a great number of individual shareholders, may hold an unlimited number of UBS Shares, but voting rights are limited to a maximum of 5% of the outstanding UBS Shares. It is expected that the board of directors will make this registration arrangement available to nominees also in respect to UBS Group. It will thus register nominees holding UBS Group Shares in their own name, but for the account of third parties, with voting rights for up to 5% of the outstanding UBS Group Shares provided that they enter into a corresponding nominee agreement with UBS Group. In order to enable nominees to be registered on UBS Group’s share register to the same extent as they are currently registered on UBS’s share register, tendering nominees that currently have a nominee agreement with UBS will be deemed to have authorized the Swiss exchange agent (or, in respect to the U.S. offer, the U.S. exchange agent and UBS Securities LLC) to apply on their behalf for the registration in UBS Group’s share register and, for this purpose, to enter on their behalf into a nominee agreement with UBS Group on the same terms.

UBS shareholders who at the time of the consummation of the exchange offer are not recorded, or only recorded without voting rights in the share register of UBS will be entered as shareholders with voting rights into the share register of UBS Group pursuant to article 5 para. 3 of the articles of association of UBS Group only upon filing of a complete application form, in which they expressly declare that they hold their UBS Group Shares in their own name and for their own account, or in accordance with the nominee arrangements described above. Article 5 para. 3 of the articles of association provides that the board of directors may refuse to allow the shares to be entered with voting rights if the party acquiring the shares is not prepared to provide such a declaration. Article 5 para. 5 of the articles of association of UBS Group provides that the BoD is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from the share register retroactively with effect to the date of the entry, if it was obtained under false pretenses. The party affected must be informed of the action immediately.

Description of the UBS group shares and articles of association

Each UBS Group Share entitles its registered holder to one vote in UBS Group’s general meeting of shareholders. The holders of UBS Group Shares are entitled to the dividends or other distributions approved by UBS Group’s general meeting in proportion to their shareholdings, and in the event of liquidation of UBS Group’s assets, they are entitled to a proportional share after all debts have been paid. UBS Group shareholders who are registered in the share register without voting rights cannot participate or vote in a general meeting, but are nevertheless entitled to receive dividends and/or exercise other property rights.

The general rules for entry with voting rights into UBS Group’s Swiss share register also apply before shareholders’ meetings. The same rules apply for UBS Group’s U.S. transfer agent that operates the U.S. share register for all UBS Group Shares in a custodian account in the United States There is no closing of the share register in the days before the shareholder meeting. Registrations, including the transfer of voting rights, are processed for as long as technically possible, normally until two days before the shareholders’ meeting.

The thresholds for the disclosure of shareholdings in UBS Group are based on art. 20 of the Swiss Federal Act on Stock Exchanges and Securities Trading (the “Swiss Stock Exchange Act”) and art. 663c of the Swiss Code of Obligations. The threshold that triggers an obligation to make an offer is based on art. 32 of the Swiss Stock Exchange Act.

Form and Transfer of Registered Shares

In connection with the exchange offer, UBS Group currently intends to issue shares in the following forms:

•	Shares issued as intermediary-held securities within the SIS Settlement System: UBS Group intends to issue a part of the UBS Group Shares in uncertificated form and register such shares on a main register with SIS, which provides services for the clearing, settlement and custody of Swiss and international securities, in order to issue them in book-entry form. SIS will credit these shares to SIS participants, which in turn may credit them further to other custodians or clients. Under Swiss law, investors may hold shares in a custody account with a custodian to which such shares have been credited. It is generally not possible for shareholders (except for certain financial institutions) to hold direct accounts or otherwise to be directly registered with SIS. Also, the SIS main register and the accounts of SIS participants are different and separate from the share register of UBS Group. However, investors holding shares in this form may be registered as shareholders in UBS Group’s share register if they so wish. See “—Share Register”.

To the extent governed by Swiss law, intermediary-held securities are generally transferred by an instruction of the account holder to transfer the securities and a credit of the securities to the account of the acquirer.

•	Shares held via DTC: Holders may hold the UBS Group Shares in book-entry form via the DTC system through custody accounts with custodian banks or brokers that are direct participants in the DTC system. Such shares will be held in the name of DTC’s nominee, Cede & Co. Such holders’ ownership interests in the UBS Group Shares will be recorded in their custodian banks’ or brokers’ records. Such holders may effect transfers of UBS Group Shares through their custodian banks or brokers and will receive written confirmations of any purchases or sales of UBS Group Shares and any periodic account statements from such custodian banks and brokers.

•	Shares held through Computershare: Holders’ ownership interests in UBS Group Shares will be registered in the names of such holders directly on the books of Computershare, which will hold the

Description of the UBS group shares and articles of association

UBS Group Shares on behalf of such holders. Holders will receive periodic account statements from Computershare evidencing their holdings of UBS Group Shares. Through Computershare, holders may effect transfers of UBS Group Shares with other holders holding through Computershare, or with holders holding via DTC through custodian banks or brokers by means of DTC’s Direct Registration System.

•	In addition, art. 685f of the Swiss Code of Obligations requires that off-exchange acquisitions are only effective if the acquirer applies for registration in the share register. In any case, in relation to UBS Group, only persons entered in the share register are recognized as shareholders.

SUMMARY OF THE ARTICLES OF ASSOCIATION OF UBS GROUP

Set forth below is a summary of the material provisions of UBS Group’s Articles of Association (the “Articles”), Organization Regulations (as in effect on and after the establishment of UBS Group as the holding company of the Group), and selected provisions of the Swiss Code of Obligations and other relevant provisions of Swiss law relating to UBS Group’s shares. This description is complemented by the sections entitled “—Share Register” and “—Form and Transfer of Registered Shares” above. It does not purport to be complete and is qualified in its entirety by reference to Swiss law, including Swiss company law, and to the Articles and Organization Regulations.

The shares are registered shares with a par value of CHF 0.10 per share. The shares are fully paid-up.

Each share carries one vote at shareholders’ meetings. Voting rights may be exercised only after a shareholder has been recorded in the share register as a shareholder with voting rights. Registration with voting rights is subject to certain restrictions. See “—Share Register” and “—Form and Transfer of Registered Shares” above and “—Shareholders’ Meeting” below.

The Articles provide that UBS Group may print and deliver certificates in respect of registered shares. Shareholders may following registration in the share register, request at any time that UBS Group issues a written statement in respect of its shares.

Board of Directors and Group Executive Board

In accordance with article 20 para. 1 of the Articles, all BoD members are to be elected on an individual basis for a one-year term of office. As a result, shareholders must confirm the entire membership of the BoD on a yearly basis at the next annual general meeting (“AGM”). BoD members are normally expected to serve for a minimum of three years. No BoD member can serve for more than ten (10) consecutive terms of office or continue to serve beyond the AGM held in the calendar year following his 70th birthday; in exceptional circumstances the BoD can extend both these limits.

Except for the election of the Chairman and the members of the Human Resources and Compensation Committee by the AGM, the BoD shall constitute itself. UBS Group will operate under a strict dual board structure, as required by Swiss banking law. Therefore, the management of the business will be delegated by the BoD to the GEB.

The Articles set out the primary duties and responsibilities of the Human Resources and Compensation Committee.

Based on the Swiss Ordinance Against Excessive Compensation in Listed Companies (“Minder Amendments”), the Articles restrict the number of external offices the BoD and GEB members may hold.

Description of the UBS group shares and articles of association

Furthermore, the employment contracts with the GEB members can not have a notice period longer than twelve months and may not be fixed for a longer term than of one year. The duration and termination of an agreement with UBS Group and the members of the BoD must comply with the term of office and the law. The Articles contain restrictions on loans to members of the BoD and GEB. Based on the Minder Amendments, the Articles contain principles on the compensation of the BoD and the GEB, including on variable compensation elements and share-based compensation. The Minder Amendments also prohibit or restrict certain forms of payments, including contractual severance payments, advance payments and premiums for the acquisition or disposal of firms.

Particular Limitations in Relation to Non-Swiss Persons

There is no particular limitation under Swiss law or the Articles on the right of non-Swiss residents or nationals to own or vote UBS Group’s shares.

Shareholders’ Meeting

Under Swiss law, annual ordinary shareholders’ meetings must be held within six months after the end of UBS Group’s financial year, which is December 31. Shareholders’ meetings may be convened by the BoD or, if necessary, by the statutory auditors, with twenty (20) days’ advance notice. The BoD is further required to convene an extraordinary shareholders’ meeting if so resolved by a shareholders’ meeting or if so requested by shareholders holding in aggregate at least 10% of UBS Group’s nominal share capital. Shareholders holding shares with an aggregate par value of at least CHF 62,500 have the right to request that a specific proposal be put on the agenda and voted upon at the next shareholders’ meeting. A shareholders’ meeting is convened by publishing a notice in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) at least twenty (20) days prior to such meeting.

The Articles do not require a minimum number of shareholders to be present in order to hold a shareholders’ meeting. Resolutions generally require the approval of an “absolute majority” of the votes cast at a shareholders’ meeting. Shareholders’ resolutions requiring a vote by absolute majority include:

•	Amendments to the Articles;

•	Elections of directors, Chairman of the BoD, members of the compensation committee and statutory auditors;

•	Election of the independent proxy;

•	Approval of the management report and the consolidated financial statements;

•	Approval of the annual financial statements and the resolution on the use of the balance sheet profit (declaration of dividend);

•	Approval of the compensation for the BoD and the GEB, including the approval of the maximum aggregate amount of compensation of the members of the BoD for the period until the next AGM, the maximum aggregate amount of fixed compensation of the GEB members for the following financial year and the aggregate amount of variable compensation of the GEB members for the preceding financial year, with the exception of a supplementary amount of up to 40% for persons joining or promoted within the GEB;

•	Decisions to discharge directors and management from liability for matters disclosed to the shareholders’ meeting; and

•	Passing resolutions on matters which are by law or by the Articles reserved to the shareholders’ meeting (e.g., the ordering of an independent investigation into the specific matters proposed to the shareholders’ meeting).

Description of the UBS group shares and articles of association

Under the Articles, a resolution passed at a shareholders’ meeting with a supermajority of at least two-thirds of the Shares represented at such meeting is required to:

•	Change the limits on BoD size in the Articles;

•	Remove one-fourth or more of the members of the BoD; or

•	Delete or modify the above supermajority requirements.

Under Swiss corporate law, a resolution passed by at least two-thirds of votes represented and an absolute majority of the par value of the shares represented must approve:

•	A change in UBS Group’s stated purpose in the Articles;

•	The creation of shares with privileged voting rights;

•	A restriction on transferability or registration of shares;

•	An increase in authorized or contingent capital or the creation of reserve capital in accordance with Swiss banking law;

•	An increase in share capital against contribution in kind, for the purpose of acquisition and granting of special rights;

•	Changes to pre-emptive rights;

•	A change of domicile of the corporation; or

•	Dissolution of the corporation.

At shareholders’ meetings, a shareholder can be represented by his or her legal representative or under a written power of attorney by another shareholder eligible to vote or, under a written or electronic power of attorney, by the independent proxy. Votes are taken electronically, by written ballot or by a show of hands. If a written ballot is requested by at least 3% of the votes present at the shareholders’ meeting or such ballot is ordered by the Chairman of the meeting, a written ballot will be conducted.

Net Profits and Dividends

Swiss law requires that at least 5% of the annual net profits of a corporation must be retained as general reserves for so long as these reserves amount to less than 20% of the corporation’s nominal share capital. Any net profits remaining are at the disposal of the shareholders’ meeting, except that, if an annual dividend exceeds 5% of the nominal share capital, then 10% of such excess must be retained as general reserves.

Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous business years or if the reserves of the corporation are sufficient to allow distribution of a dividend. In either event, dividends may be paid out only after approval by the shareholders’ meeting. The BoD may propose to the shareholders that a dividend be paid out. The auditors must confirm that the dividend proposal of the BoD conforms with statutory law. In practice, the shareholders’ meeting usually approves the dividend proposal of the BoD.

Dividends are usually due and payable after the shareholders’ resolution relating to the allocation of profits has been passed. Under Swiss law, the statute of limitations in respect of dividend payments is five years.

Description of the UBS group shares and articles of association

U.S. holders of shares will receive dividend payments in U.S. dollars, unless they provide notice to UBS Group’s U.S. transfer agent, Computershare, that they wish to receive dividend payments in Swiss francs. The U.S. transfer agent will be responsible for paying the U.S. dollars or Swiss francs to registered holders, and for withholding any required amounts for taxes or other governmental charges. If the U.S. transfer agent determines, after consultation with UBS Group, that in its judgment any foreign currency received by it cannot be converted into U.S. dollars or transferred to U.S. holders, it may distribute the foreign currency received by it, or an appropriate document evidencing the right to receive such currency, or in its discretion hold such foreign currency for the accounts of U.S. holders.

Preemptive Rights

Under Swiss law, any share issue, whether for cash or non-cash consideration or for no consideration, is subject to the prior approval of the shareholders’ meeting. Shareholders of a Swiss corporation have certain preemptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares held. The Articles or a resolution adopted at a shareholders’ meeting with a supermajority may, however, limit or suspend preemptive rights in certain limited circumstances.

Borrowing Power

Neither Swiss law nor the Articles restrict in any way UBS Group’s power to borrow and raise funds. No shareholders’ resolution is required.

Conflicts of Interests

Swiss law does not have a general provision on conflicts of interests. However, the Swiss Code of Obligations requires directors and officers to safeguard the interests of the corporation and, as such, imposes a duty of care and a duty of loyalty on directors and officers. This rule is generally understood as disqualifying directors and officers from participating in decisions that directly affect them. Directors and officers are personally liable to the corporation for any breach of these provisions. In addition, Swiss law contains a provision under which payments made to a shareholder or a director or any person associated therewith, other than at arm’s length, must be repaid to UBS Group if the shareholder or director was acting in bad faith.

In addition, UBS Group’s Organization Regulations prohibit any member of the BoD and senior management from participating in discussions and decision-making regarding a matter as to which he or she has a conflict of interest, subject to exceptional circumstances in which the best interest of UBS Group dictates otherwise.

Repurchase of Shares

Swiss law limits a corporation’s ability to hold or repurchase its own shares. UBS Group and its subsidiaries may only repurchase shares if UBS Group has sufficient free reserves to pay the purchase price and if the aggregate nominal value of the shares does not exceed 10% of UBS Group’s nominal share capital. Furthermore, UBS Group must create a special reserve on its balance sheet in the amount of the purchase price of the acquired shares. Such shares held by UBS Group or its subsidiaries do not carry any rights to vote at shareholders’ meetings.

Notices

Notices to shareholders are made by publication in the Swiss Official Gazette of Commerce. The BoD may designate further means of communication for publishing notices to shareholders.

Description of the UBS group shares and articles of association

Registration and Business Purpose

UBS Group was incorporated and registered in Switzerland on June 10, 2014 with corporate identification number CHE-395.345.924, as a stock corporation (Aktiengesellschaft) under the laws of Switzerland. UBS Group was entered into the Commercial Register of Canton Zurich on June 10, 2014. It has its registered domicile in Zurich.

Pursuant to article 2 of its Articles, the main business purpose of UBS Group is the acquisition, holding, administration and sale of direct and indirect participations in enterprises of any kind, in particular in the areas of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS Group may establish enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS Group is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad. UBS Group may provide loans, guarantees and other types of financing and securities for group companies and borrow and invest capital on the money and capital markets.

Duration and Liquidation

UBS Group’s duration is unlimited.

Under Swiss law, UBS Group may be dissolved at any time by a shareholders’ resolution which must be passed by a supermajority of at least two-thirds of the votes represented and an absolute majority of the nominal value of the shares represented at the meeting. Dissolution by law or court order is possible, e.g., if UBS Group becomes bankrupt.

Under Swiss law, any surplus arising out of a liquidation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid-up nominal value of shares held.

Disclosure of Principal Shareholders

Under the applicable provisions of the Swiss Stock Exchange Act, shareholders and shareholders acting in concert with third parties who reach, exceed or fall below the thresholds of 3%, 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50% or 66 2/3% of the voting rights of a Swiss-listed corporation must notify the corporation and the SIX Swiss Exchange on which such shares are listed of such holdings, whether or not the voting rights can be exercised. Following receipt of such notification, the corporation has the obligation to inform the public. The corporation must disclose in an attachment to the balance sheet the identity of any shareholders who own in excess of 5% of its shares.

Mandatory Tender Offer

Under the Swiss Stock Exchange Act, shareholders and groups of shareholders acting in concert who acquire more than 33 1/3% of the voting rights of a Swiss-listed company will have to submit a takeover bid to all remaining shareholders. A waiver from the mandatory bid rule may be granted by UBS Group’s supervisory authority. If no waiver is granted, the mandatory takeover bid must be made pursuant to the procedural rules set forth in the Swiss Stock Exchange Act and implementing ordinances.

Other

Ernst & Young Ltd, Aeschengraben 9, CH-4051 Basel, Switzerland, have been appointed as statutory auditors and as auditors of the consolidated accounts of UBS Group. The auditors are subject to confirmation by the shareholders at the ordinary general meeting on an annual basis.

Comparison of rights of holders of UBS group securities and UBS securities

Upon completion of the exchange offer, holders of UBS Shares that are validly tendered and accepted for exchange in the exchange offer will receive in exchange UBS Group Shares. The summary in this section is qualified in its entirety by reference to, and is subject to, the detailed provisions of applicable Swiss law, the full Articles of UBS Group and the full articles of association of UBS both in German and English, translations of which have been filed as exhibits to the registration statement on Form F-4 of which this offer to exchange/prospectus is a part. This is a summary only and therefore does not contain all of the information that may be important to you. For more complete information, you should read UBS Group’s Articles, UBS’s articles of association and the applicable provisions of Swiss law. You should also read the summary description of the UBS Group Shares under the “Description of the UBS Group Shares and Articles of Association,” as it includes additional information about the rights of holders of UBS Group Shares. To learn where you may obtain these documents, see the “Where You Can Find More Information” section of this offer to exchange/prospectus.

Upon completion of the exchange offer, the articles of association of UBS Group will in all material respects be identical to the articles of association of UBS, subject to the following four differences:

i.	the company name changes to UBS Group from UBS;

ii.	the domicile of the company changes to Zurich from Zurich and Basel;

iii.	the purpose of the company changes to the acquisition, holding, administration and sale of direct and indirect participations in enterprises of all kind, in particular in the areas of banking, financial, advisory, trading and service activities in Switzerland and abroad from the operation of a bank; and

iv.	to the extent that less than 100% of the UBS Shares are tendered in the exchange offer, UBS Group’s Articles would provide for authorized capital in connection with the issuance of UBS Group Shares in a possible squeeze-out of the remaining UBS shareholders pursuant to the SESTA squeeze-out or otherwise.

The Companies

UBS GROUP

UBS Group was incorporated and registered in Switzerland on June 10, 2014 with corporate identification number CHE-395.345.924 as a stock corporation (Aktiengesellschaft) under the laws of Switzerland. UBS Group was entered into the Commercial Register of Canton Zurich on June 10, 2014 and has its registered domicile in Zurich.

Pursuant to article 2 of its articles of association, the main business purpose of UBS Group is the acquisition, holding, administration and sale of direct and indirect participations in enterprises of all kind, in particular in the areas of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS Group may establish enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS Group is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad. UBS Group may provide loans, guarantees and other kinds of financing and securities for group companies and borrow and invest money on the money and capital markets.

As of the date of this offer to exchange/prospectus, UBS Group is a wholly owned subsidiary of UBS. UBS Group, which currently has a fully paid-up share capital of CHF 100,000 divided into 1,000,000 registered shares with a par value of CHF 0.10 each, has no operations other than in connection with the exchange offer and no material assets or liabilities. We expect to take steps (by way of cancellation or otherwise) to avoid any dilution that may otherwise arise from the initial 1,000,000 UBS Group Shares issued upon incorporation unless we determine that these initial shares do not materially affect holders of UBS Group Shares.

UBS Group’s principal executive office is located at Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, and the telephone number is +41 44 234 11 11.

Application has been be made for admission of the UBS Group Shares to the SIX Swiss Exchange and application is expected to be made to the NYSE for the admission of the UBS Group Shares.

Taxation of UBS Group

Under Swiss tax law, a Swiss resident company is generally subject to income tax at federal, cantonal and communal levels on its worldwide income and to net capital tax at the cantonal and communal levels. However, a holding company (meeting the requirements of the applicable cantonal tax law), such as UBS Group, is exempt from cantonal and communal income tax and is therefore only subject to Swiss federal income tax and the net capital tax at cantonal and communal level.

Dividends and other Distribution by UBS to UBS Group

At the Swiss federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries is effectively exempt from Swiss federal income tax (based on the participation relief regime). Consequently, UBS Group expects dividends from UBS and capital gains from sales of UBS to be effectively exempt from Swiss federal income tax. Apart from the participation relief, UBS Group‘s residual income will be subject to ordinary income taxation at a statutory tax rate of 8.5% (corresponding to an effective tax rate of approximately 7.83%).

Any dividends and similar cash or in-kind distributions of profit and reserves other than Qualifying Reserves made by UBS to UBS Group, including stock dividends and the distribution of any liquidation

The companies

proceeds in excess of nominal share capital and Qualifying Reserves, will be subject to Swiss withholding tax imposed on the gross amount at the then-prevailing rate (currently 35%). However, UBS Group as Swiss resident beneficiary of dividends in respect of UBS Shares holding at least 20% of the share capital of UBS is, according to Article 20 of the Swiss withholding tax act and Article 26a of the Ordinance to the Swiss withholding tax act, entitled to the notification procedure. Therefore, UBS should be able to pay dividends to UBS Group without Swiss withholding tax.

UBS

UBS is a stock corporation (Aktiengesellschaft) founded in accordance with Swiss law in 1978 for an indefinite period, and is entered in the Commercial Registers of the Cantons of Basel and Zurich under the name UBS AG. UBS has its registered domicile in Basel and Zurich.

Pursuant to article 2 of its articles of association, the purpose of UBS is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

The operational structure of the Group comprises the Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Retail & Corporate, Global Asset Management and the Investment Bank.

Wealth Management.    Wealth Management provides comprehensive financial services to wealthy private clients around the world—except those served by Wealth Management Americas. Its clients benefit from the entire spectrum of Group resources, ranging from investment management to estate planning and corporate finance advice, in addition to specific wealth management products and services.

Wealth Management Americas.    Wealth Management Americas provides advice-based solutions and banking services through financial advisors who deliver a fully integrated set of products and services specifically designed to address the needs of ultra high net worth and high net worth individuals and families. It includes the domestic U.S. business, the domestic Canadian business and international business booked in the United States.

Retail & Corporate.    Retail & Corporate maintains a leading position across retail, corporate and institutional client segments in Switzerland and constitutes a central building block of UBS Switzerland’s pre-eminent universal bank model. It provides comprehensive financial products and services embedded in a true multichannel experience, offering clients convenient access. It continues to enhance the range of life-cycle products and services offered to clients, while pursuing additional growth in advisory and execution services.

Global Asset Management.    Global Asset Management is a large-scale asset manager with diversified businesses across investment capabilities, regions and distribution channels. It offers investment capabilities and styles across all major traditional and alternative asset classes including equities, fixed income, currencies, hedge funds, real estate, infrastructure and private equity that can also be combined into multi-asset strategies. The fund services unit provides professional services including fund set-up, accounting and reporting for both traditional investment funds and alternative funds.

The companies

Investment Bank.    The Investment Bank provides corporate, institutional and wealth management clients with expert advice, innovative financial solutions, outstanding execution and comprehensive access to the world’s capital markets. It offers financial advisory and capital markets, research, equities, foreign exchange, precious metals and tailored fixed income services in rates and credit through its two business units, Corporate Client Solutions and Investor Client Services. The Investment Bank is an active participant in capital markets flow activities, including sales, trading and market-making across a range of securities.

Corporate Center.    The Corporate Center comprises Corporate Center—Core Functions and Corporate Center—Non-core and Legacy Portfolio. Corporate Center—Core Functions provides Group-wide control functions including finance, risk control (including compliance) and legal. In addition, it provides all logistics and support functions, including operations, information technology, human resources, regulatory relations and strategic initiatives, communications and branding, corporate real estate and administrative services, physical security, information security, offshoring and treasury services such as funding, balance sheet and capital management. Corporate Center—Core Functions allocates most of its treasury income, operating expenses and personnel associated with the above-mentioned activities to the businesses. Corporate Center—Non-core and Legacy Portfolio comprises the non-core businesses and legacy positions previously part of the Investment Bank.

UBS’s principal executive office is located at Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, and the telephone number is +41 44 234 11 11.

According to excerpts from the Commercial Register of the Canton of Zurich and the Commercial Register of the Canton of Basel, the share capital of UBS of CHF 384,200,206.90 is fully paid-up and divided into 3,842,002,069 ordinary shares with a par value of CHF 0.10 each. The UBS Shares are listed on the SIX Swiss Exchange and are included in the Swiss Market Index and the Swiss Performance Index (for information on the performance of the price of the UBS Shares on the SIX Swiss Exchange and the NYSE, see below). The UBS Shares are traded on the SIX Swiss Exchange under the symbol “UBSN” and on the NYSE under the symbol “UBS.” As of October 8, 2014, UBS had 3,844,376,615 issued UBS Shares, of which 91,115,480 were treasury shares.

On May 5, 2014, which was the last Swiss trading day preceding the date on which we announced our intention to establish a group holding company through a share exchange offer subject to regulatory approvals, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF18.27 and the last reported sales price of a UBS Share on the NYSE was $20.84. On October 8, 2014, the last practicable date prior to publication of this offer to exchange/prospectus, the last reported sales price of a UBS Share on the SIX Swiss Exchange was CHF15.89 and the last reported sales price of a UBS Share on the NYSE was $16.84. Please obtain a recent quotation for your securities prior to deciding whether or not to tender.

The companies

The following table sets forth, for the periods indicated, the reported high and low sales prices for UBS Shares on the SIX Swiss Exchange and the reported high and low sales prices for UBS Shares on the NYSE.

	SIX Swiss Exchange				NYSE
	High		Low		High	Low
	(CHF per UBS Share)				(U.S. dollars per UBS Share)
Annual highs and lows
2009	CHF	19.54	CHF	8.57	$18.98	$7.24
2010		18.48		13.40	18.33	12.39
2011		18.93		9.66	20.00	10.56
2012		15.25		9.79	16.76	9.90
2013		19.50		14.12	21.57	15.19
2014 (through October 8, 2014)		19.10		15.37	21.40	16.51

Quarterly highs and lows
2011:
First quarter	CHF	18.93	CHF	15.58	$19.94	$16.32
Second quarter		17.35		14.43	20.00	17.31
Third quarter		15.69		9.66	18.60	10.63
Fourth quarter		11.97		9.80	14.04	10.56

2012:
First quarter	CHF	13.45	CHF	10.70	$14.67	$11.28
Second quarter		12.71		10.69	14.07	11.12
Third quarter		12.52		9.79	13.48	9.90
Fourth quarter		15.25		11.68	16.76	12.37

2013:
First quarter	CHF	16.31	CHF	14.37	$17.58	$15.31
Second quarter		18.00		14.12	18.58	15.19
Third quarter		19.50		16.04	21.45	16.92
Fourth quarter		19.23		16.17	21.57	18.03

2014:
First quarter	CHF	19.10	CHF	17.05	$21.40	$18.62
Second quarter		18.68		16.27	21.15	18.32
Third quarter		16.87		15.37	18.83	16.83
Fourth quarter (through October 8, 2014)		16.67		15.89	17.33	16.51

2014:
April		18.68		17.38	21.15	19.86
May		18.37		17.61	21.02	19.72
June		18.28		16.27	20.39	18.32
July		16.87		15.67	18.83	17.17
August		16.49		15.37	18.11	16.83
September		16.73		16.29	18.13	17.30
October (through October 8, 2014)		16.67		15.89	17.33	16.51

Additional information about UBS and its subsidiaries is included in the documents incorporated by reference into this offer to exchange/prospectus. For more information about how to obtain copies of this information, see the “Where You Can Find More Information” section of this offer to exchange/prospectus.

The companies

ORGANIZATIONAL STRUCTURE

If the exchange offer is successful, it is intended that UBS Group will become the parent company of UBS and the holding company of the Group. Below is the simplified organizational structure of the Group immediately following successful completion of the exchange offer:

Where you can find more information

UBS files annual reports and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of these reports and other information by mail from the SEC at the above address at prescribed rates or at the Internet website maintained by the SEC, which contains reports, proxy and information statements regarding issuers that file electronically with the SEC, at www.sec.gov. You may also inspect certain reports and other information concerning UBS at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

UBS Group has filed with the SEC a registration statement on Form F-4 to register under the Securities Act the UBS Group Shares to be issued pursuant to the exchange offer described herein. This offer to exchange/prospectus forms a part of that registration statement. UBS Group will also file with the SEC a statement on a Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the exchange offer. The registration statement on Form F-4, the tender offer statement on Schedule TO and any amendments thereto will be available for inspection and copying as set forth above.

As allowed by the SEC, this offer to exchange/prospectus does not contain all of the information that is deemed to be included in this offer to exchange/prospectus. This is because the SEC allows UBS Group to “incorporate by reference” into this offer to exchange/prospectus certain reports and other documents that UBS files with, or furnishes to, the SEC both before and after the date of this offer to exchange/prospectus. The reports and other documents incorporated by reference into this offer to exchange/prospectus contain important information concerning UBS and the information contained in those reports and other documents incorporated by reference herein (except to the extent superseded by information expressly contained herein) is deemed to form part of this offer to exchange/prospectus even though such information is not physically included herein.

This offer to exchange/prospectus incorporates by reference the following documents filed with, or furnished to, the SEC by UBS prior to the date of this offer to exchange/prospectus:

•	UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on March 14, 2014;

•	UBS’s Report on Form 6-K, filed on May 6, 2014, relating to its first quarter results;

•	UBS’s Report on Form 6-K, filed on July 29, 2014, relating to its second quarter results; and

•	UBS’s Report on Form 6-K, filed on September 29, 2014, relating to certain updated information regarding the Group.

In addition, all annual reports on Form 20-F that UBS or UBS Group files with the SEC and all reports on Form 6-K that UBS or UBS Group furnishes to the SEC indicating that they are so incorporated by reference into this offer to exchange/prospectus, in each case on or after the date of this offer to exchange/prospectus and prior to the completion or termination of the exchange offer and the squeeze-out will also be incorporated by reference into this offer to exchange/prospectus. Any information contained in, or incorporated by reference into, this offer to exchange/prospectus prior to the filing with, or furnishing to, the SEC of any such report shall be deemed to be modified or superseded to the extent that the disclosure in such report modifies or supersedes such information.

Where you can find more information

Upon your request, UBS Group’s information agent will provide to you without charge copies of any or all reports and documents described above (other than exhibits to documents incorporated by reference into this offer to purchase/prospectus, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to UBS Group’s information agent, Georgeson, toll-free at +1 (888) 613-9817 or by email at UBSinfoagent@georgeson.com. To obtain timely delivery of any of these documents, you must request them no later than five business days before the then-scheduled expiration date of the exchange offer. This deadline is currently 5:00 p.m., New York City time on November 4, 2014 because the expiration date of the exchange offer is currently 5:00 p.m., New York City time on November 11, 2014, but these dates will be different if the exchange offer is extended.

UBS Group has provided only the information contained in, or incorporated by reference into, this offer to exchange/prospectus to assist you in deciding whether or not to accept the exchange offer. UBS Group has not authorized anyone to provide you with any information that is different from what is contained in, or incorporated by reference into, this offer to exchange/prospectus. The information contained in, or incorporated by reference into, this offer to exchange/prospectus is accurate only as of its date. You should not assume that such information is accurate as of any other date and neither the mailing of this offer to exchange/prospectus to you nor the issuance of UBS Group in connection with the exchange offer shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this offer to exchange/prospectus are unlawful, or if you are a person to whom it is unlawful to discuss these types of activities, then the exchange offer presented in this offer to exchange/prospectus does not extend to you.

This offer to exchange/prospectus does not constitute an issuance prospectus within the meaning of article 652a of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. The information required under article 652a of the Swiss Code of Obligations is contained in the Swiss offer prospectus.

Validity of UBS Group Shares

Bär & Karrer AG will provide an opinion regarding the validity of the UBS Group Shares under Swiss law.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of UBS (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the Registration Statement of which this prospectus is a part by reference to the UBS 2013 Form 20-F have been so incorporated in reliance on the reports by Ernst & Young Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal opinions

Sullivan & Cromwell LLP has provided an opinion to UBS regarding certain U.S. federal income tax matters set forth in the offer to exchange/prospectus which forms part of this document. Bär & Karrer AG, Swiss counsel to UBS, has provided an opinion to UBS regarding certain Swiss income tax matters set forth in the offer to exchange/prospectus which forms part of this document.

Annex A

Board Report of UBS

The board of directors of UBS (the “Board”) has reviewed the terms of the Exchange Offer made by UBS Group, as well as its conditions and modalities of execution.

1	Recommendation and Reasons

Pursuant to art. 29 para. 1 SESTA and articles 30 to 32 TOO, on 28 September 2014, the Board evaluated the terms of the Exchange Offer and other documentation and reached the conclusion that the Exchange Offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. The Board recommends that holders tender their UBS Shares into the Exchange Offer in exchange for UBS Group Shares and has adopted this Board Report. This Board Report together with the recommendation outlined above and below were adopted by the Board by a unanimous vote of those Board members present and voting on 28 September 2014.

1.1	Exchange ratio of 1:1

In accordance with the Exchange Offer, UBS Shares will be exchanged for UBS Group Shares on the basis of an exchange ratio of 1:1 and as a result the structure of the Group will be transformed from an operating parent company structure (“Stammhaus”) to a holding structure with UBS Group as the listed parent holding company.

1.2	Factors considered by the Board

In making its decision to recommend that holders of UBS Shares accept the Exchange Offer and tender their UBS Shares, the Board considered, among other things, the following factors:

•	Improved resolvability in response to Swiss “too-big-to-fail” requirements: The establishment of a group holding company is intended – along with other measures the Group has already announced, including the establishment of a new bank subsidiary in Switzerland, the implementation of a revised business and operating model for UBS Limited and the implementation of an intermediate holding company in the United States under the Dodd-Frank Wall Street Reform and Consumer Protection Act – to substantially improve the resolvability of the Group in response to Swiss “too-big-to-fail” requirements and applicable requirements in other countries in which the Group operates.

•	Enhanced flexibility in debt issuances and “bail-in”: In particular, the establishment of a group holding company is expected to facilitate the issue of debt that can be “bailed-in” in a resolution while limiting the consequences of the bail-in on the operating entities of the Group and the creditors of those entities.

•	Discussions with competent regulators: The proposed new holding company structure has been the subject of an extensive review and consideration about how to best address the regulatory requirements applicable to UBS. It has also been the subject of discussions with the FINMA and other regulators overseeing the Group, and has been selected as the preferred resolution strategy, in consideration of the increasing consensus among key regulators that a non-operating holding company structure was the preferred approach to a single point of entry bail-in strategy and of the market focus on resolvability.

Annex A

•	Potential positive impact on capital requirements: The establishment of a group holding company and the other measures already announced regarding the Group legal structure are expected to allow the Group to qualify for a rebate on the progressive buffer capital requirement applicable to the Group as a systemically relevant Swiss bank under applicable Swiss “too-big-to-fail” requirements. If granted by FINMA, this rebate would result in lower overall capital requirements for the Group.

•	Facilitation of timely capital returns to shareholders: As a result of the improvement of the resolvability of UBS and its subsidiaries, and the resulting eligibility for a capital rebate under the Swiss “too-big-to-fail” law, UBS Group expects to propose (if the Exchange Offer is successful and the squeeze-out is completed) to the UBS Group Shareholders that they approve the distribution of a supplementary capital return of at least CHF 0.25 per UBS Group Share.

•	Continuation of existing strategy and business model: The Exchange Offer allows the establishment of a new holding company as the best structural alternative to address resolvability while allowing the board of directors and management to continue to execute the implementation of the existing strategy and business model.

•	Terms of the Exchange Offer: The one-for-one exchange ratio is designed to allow the existing UBS Shareholders to maintain their investment in the Group in the same proportions as prior to the Exchange Offer.

•	Tax treatment: The exchange of UBS Shares in the Exchange Offer is not expected to be subject to taxation for Swiss and U.S. federal income tax purposes, and the Exchange Offer is expected to be broadly tax neutral for the Group.

•	Accounting treatment: For accounting purposes, the exchange of UBS Shares with UBS Group Shares will not result in a business combination under IFRS 3 “Business Combinations.” Rather, the Exchange Offer will result in a reorganisation with no changes in the accounting substance of the Group reporting entity. After consummation of the Exchange Offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Group. The Exchange Offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS Shares in the period prior to the squeeze-out) and certain reclassifications within equity related to preferred notes.

In the course of its deliberations, the Board also considered certain potentially negative factors relating to the Exchange Offer, including the risks to holders of UBS Shares described under “Risks”. These factors include, among others, the likelihood that there may be remaining holders of UBS Shares immediately following completion of the Exchange Offer, which would result in ongoing reporting and administrative costs until and unless such shares are acquired, the fact that the Group may not realize the anticipated benefits of the Exchange Offer; and the risks to non-tendering holders of UBS Shares described therein, including the steps that UBS Group may take in the future to acquire full ownership of UBS, such as squeeze-out procedures, public or private exchanges or tender offers or other purchases.

This discussion of the information and factors considered by the Board in making its decision is not intended to be exhaustive but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Exchange Offer, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Board may have given different weight to different factors.

Annex A

1.3	Effects on UBS’s financial condition

If the Exchange Offer is successful, UBS Group will become the new listed parent company of UBS, which is currently both the ultimate parent company and the primary operating entity of the Group. As set out above, the Exchange Offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered UBS Shares in the period prior to the squeeze-out) and certain reclassifications within equity related to preferred notes. Assuming that 100% of the UBS Shares are tendered in the Exchange Offer, completion of the Exchange Offer will, on a consolidated basis, have no material effect on the financial condition of the Group.

1.4	Recommendation

The Board has unanimously reached the conclusion, on the basis of the considerations stated in this report, that the Exchange Offer is in the best interests of UBS and all holders of UBS Shares, in their capacity as such. Accordingly, the Board unanimously recommends its acceptance.

2	Additional Information required by Swiss Takeover Law

2.1	Board of Directors and executive management of UBS

Members of the Board are: Axel A. Weber (Chairman), Michel Demaré (independent Vice Chairman), David Sidwell (Senior Independent Director), Reto Francioni, Ann F. Godbehere, Axel P. Lehmann, Helmut Panke, William G. Parrett, Isabelle Romy, Beatrice Weder di Mauro and Joseph Yam. It is expected that, at the time of the First Settlement of the Exchange Offer, the board of directors of UBS Group will be identical to the Board.

The executive management of UBS consists of: Sergio P. Ermotti (Group Chief Executive Officer), Markus U. Diethelm (Group General Counsel), Lukas Gähwiler (CEO of UBS Switzerland and CEO of Retail & Corporate), Ulrich Körner (CEO of Global Asset Management and CEO of UBS Group Europe, Middle East and Africa), Philip J. Lofts (Group Chief Risk Officer), Robert J. McCann (CEO of Wealth Management Americas and CEO of UBS Group Americas), Tom Naratil (Group Chief Financial Officer and Group COO), Andrea Orcel (CEO of the Investment Bank), Chi-Won Yoon (CEO of UBS Group Asia Pacific), Jürg Zeltner (CEO of UBS Wealth Management). It is expected that, at the time of the first settlement of the Exchange Offer, the executive management of UBS Group will be identical to the executive management of UBS.

2.2	Possible conflicts of interest

As of the date of this Board Report, the Board has no knowledge of existing or potential conflicts of interest of its members or of members of the executive management of UBS with UBS Group. The current members of the Board at the time of the consummation of the Exchange Offer are expected to be members of the board of directors of UBS Group.

2.3	Possible financial consequences of the Exchange Offer

a)	Remuneration of the Board and the executive management

With the introduction of the holding company structure resulting from the Exchange Offer, no changes of the compensation for the activities of the Board members are intended, i.e., the Board members, immediately following completion of the Exchange Offer, shall receive the same current remuneration for their services even though they will serve on two boards.

Annex A

No changes to the remuneration package for the executive management are intended to be made in connection with the Exchange Offer.

b)	UBS Shares held by members of the Board and the executive management

As of 23 September 2014, the members of the Board and the members of executive management held the following number of UBS Shares:

Members of the Board	UBS Shares[1]
Axel A. Weber, Chairman	333,333
Michel Demaré, Vice Chairman	181,246
David Sidwell, Senior Independent Director	185,181
Reto Francioni, Member	11,859
Ann F. Godbehere, Member	139,653
Axel P. Lehmann, Member	217,373
Helmut Panke, Member	182,009
William G. Parrett, Member	100,019
Isabelle Romy, Member	44,217
Beatrice Weder di Mauro, Member	45,424
Joseph Yam, Member	66,863
Total	1,507,177

[1]	This table includes blocked and unblocked shares held by members of the Board, including related parties. As of 23 September 2014, 0 UBS shares were held by related parties.

Members of the executive management	UBS Shares[2]	Options
Sergio P. Ermotti, Group Chief Executive Officer	768,524	0
Markus U. Diethelm, Group General Counsel	528,973	0
Lukas Gähwiler, CEO of UBS Switzerland and CEO of Retail & Corporate	523,821	0
Ulrich Körner, CEO of Global Asset Management and CEO of UBS Group Europe, Middle East and Africa	1,005,570	0
Philip J. Lofts, Group Chief Risk Officer	815,825	394,172
Robert J. McCann, CEO of Wealth Management Americas and CEO of UBS Group Americas	1,061,929	0
Tom Naratil, Group Chief Financial Officer and Group COO	811,902	721,125
Andrea Orcel, CEO of the Investment Bank	1,323,699	0
Chi-Won Yoon, CEO of UBS Group Asia Pacific	999,695	515,180
Jürg Zeltner, CEO of UBS Wealth Management	675,211	198,121
Total	8,515,149	1,828,598

[2]	This table includes all vested and unvested UBS shares and options of the members of executive management, including related parties. As of 23 September 2014, 95,597 UBS shares were held by related parties.

If the Exchange Offer is consummated, the Group expects that for existing employee equity plan entitlements the Group will provide for rollovers of participants’ existing options or other rights over UBS Shares into equivalent options or rights over UBS Group Shares. The exchanged options or rights over UBS Group Shares will, as far as possible, be on equivalent terms as to rights of exercise and other substantive terms and conditions as the existing options or rights over UBS Shares. It is not intended that the rollovers will lead to any amendments other than of a technical nature to the terms of the existing options or other rights over UBS Shares.

All the Board members and members of executive management intend to tender their UBS Shares to UBS Group in the Exchange Offer.

Annex A

c)	Payments caused by the Exchange Offer

The Board members will be granted no benefits whatsoever in connection with the Exchange Offer. None of the Board members will receive a compensation due to the Exchange Offer. Neither the employment agreement of the Chairman, nor the employment agreements of the members of the executive management stipulate any termination payment that would be prompted by the completion of the Exchange Offer.

2.4	Contractual agreements or other connections with UBS Group

As part of, or following consummation of, the Exchange Offer, UBS Group may enter into arrangements with UBS or its subsidiaries, or with third parties in respect of UBS or its other subsidiaries, consistent with its function as a holding company. However, UBS and UBS Group have not entered and during the Exchange Offer will not enter into agreements with third parties, including the governing bodies or UBS Shareholders, which could significantly influence the UBS Shareholders in their decision to participate in the Exchange Offer.

3	Intentions of the Shareholders who own more than 3% of the Voting Rights

Based on the Board’s knowledge as of the date of this Board Report, the following UBS Shareholders hold more than 3% of the voting rights of UBS:

-     On 17 December 2009, BlackRock Inc., New York, notified to UBS and the SIX Swiss Exchange a holding of 3.45% of the total share capital of UBS.

-     On 30 September 2011, Norges Bank (the Central Bank of Norway), Oslo, notified to UBS and the SIX Swiss Exchange a holding of 3.04% of the total share capital of UBS.

-     On 23 September 2014, Chase Nominees Ltd. London holds, according to the UBS share register, 11.65% of the total share capital of UBS.

-     On 23 September 2014, GIC Private Limited, Singapore holds, according to the UBS share register, 6.39% of the total share capital of UBS.

-     On 23 September 2014, DTC (CEDE & Co.), New York holds, according to the UBS share register, 6.74% of the total share capital of UBS.

-     On 23 September 2014, Nortrust Nominees Ltd, London holds, according to the UBS share register, 3.50% of the total share capital of UBS.

The Board has no knowledge of the intentions of these UBS Shareholders with regards to tendering their UBS Shares in the Exchange Offer.

As of 23 September 2014, UBS hold 90,414,792 UBS Shares (i.e. own shares), representing 2.35% of its share capital.

The Board does not know of any other UBS Shareholders who hold more than 3% of the voting rights of UBS.

It is expected that UBS will, concurrently with the completion of the capital increase for the First Settlement of the Exchange Offer to exchange UBS Shares tendered during the Initial Acceptance Period, tender or contribute substantially all of the UBS Shares it still owns at that time (expected to be approximately 90.5 million UBS Shares) to UBS Group in exchange for UBS Group Shares (at the exchange ratio of 1:1). Adding the UBS Group Shares issued to UBS upon incorporation of UBS Group, immediately after completion of the Exchange Offer and assuming 100% participation in the Exchange Offer, UBS will therefore own approximately 2.4% of UBS Group’s share capital.

Annex A

4	Defensive Measures

The Board has not taken any defensive measures against UBS Group’s Exchange Offer and does not intend to do so.

5	Information on Material Changes to the Financial Situation and the Business Prospects

To the knowledge of the Board, except as disclosed in (i) the audited full-year results 2013 of UBS (published on 14 March 2014), (ii) the non-audited half-year results as of 30 June 2014 of UBS (published on 29 July 2014) or (iii) publicly communicated by UBS by means of press releases or otherwise, there have been no material changes to the financial situation and the business prospects of UBS since the non-audited half-year results as of 30 June 2014 of UBS (published on 29 July 2014). Both reports are available on the UBS website at: http://www.ubs.com/global/en/about_ubs/investor_relations/annualreporting/2013.html; and at:www.ubs.com/investors and can be obtained free of charge from UBS Investors Relations (phone: +41 44 234 41 00; e-mail: investorrelations@ubs.com; contact form available on the UBS website at: https://www.ubs.com/global/de/about_ubs/investor_relations/investor_relations_team/contact_investor_relations.html).

Zurich, 28 September 2014            Board of Directors of UBS AG

                                                                         Axel A. Weber, Chairman

The U.S. Share Exchange Agent is:

Computershare

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:	By facsimile Transmission:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. Facsimile: (617) 360-6810 Confirm By Telephone: (781) 575-2332

The Swiss Share Exchange Agent is:

UBS AG

OP8E – C/A Processing Switzerland

PO Box

CH 8098 Switzerland

Fax: +41 44 235 23 44

Any questions or requests for assistance, and any requests for additional copies of the offer to exchange/prospectus, the letter of transmittal, the acceptance form and related offer materials may be directed to the U.S. information agent for the U.S. offer or the dealer-manager for the U.S. offer at its telephone number and location listed below. Holders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the exchange offer.

The U.S. Information Agent for the U.S. Offer is:

Georgeson

+1 (888) 613-9817

The Dealer-Manager for the U.S. Offer is:

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Attention: Liability Management Group

Collect: +1 (203) 719-4210

Toll free: +1 (888) 719-4210